UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Delaware	2860	26-0879421
State or jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

1907 Thurmond Mall, Post Office Box 1058, Columbia, South Carolina 29202
(803) 799-0033

Copies of Communications to:

Valerie D. Bandstra, Esq.
BrownWinick, PLC
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum number of units to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Membership Units	39,455	$15,000	$591,825,000	$23,258.72	(1)

(1)	Determined pursuant to Section 6(b) of the Securities Act of 1933 and SEC Release Nos. 33-8794 and 34-55682, and Rule 457(o) of Regulation C.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus, Dated January 28, 2008

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

a Delaware Limited Liability Company
[Effective Date]

The Securities being offered by East Coast Ethanol, LLC are Limited Liability Company Membership Units

Minimum Offering Amount	$338,175,000	Minimum Number of Units	22,545
Maximum Offering Amount	$591,825,000	Maximum Number of Units	39,455

Offering Price: $15,000 per Unit
Minimum Purchase Requirement: One Unit ($15,000)
Additional Purchases in Increments of one-third of one Unit ($5,000)

We are offering limited liability company membership units in East Coast Ethanol, LLC, a development stage Delaware limited liability company. We intend to use the offering proceeds to develop, construct and operate four 110 million gallon per year dry mill corn-processing ethanol manufacturing plants expected to be located in the Southeast United States. We estimate the total project, including operating capital, will cost approximately $845,430,000. We expect to use debt financing to complete project capitalization. The offering will end no later than ________________. If we sell the maximum number of units prior to ________________, the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to ________________. In addition, if we abandon the project for any reason prior to ________________, we will terminate the offering and promptly return offering proceeds to investors. Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative securities and involve a significant degree of risk. You should read this prospectus including the “RISK FACTORS” beginning on page 3. You should consider these risk factors before investing in us:

—	You are investing in illiquid securities and will not be able to readily sell your units;

—	We will need to obtain significant debt financing to fund construction of our proposed ethanol plants;

—	Overcapacity within the ethanol industry could reduce the value of your investment;

—	Declining ethanol and distillers grains prices will negatively affect your investment;

—	Potential cost increases for critical inputs such as corn and natural gas could reduce the value of your investment;

—
Changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices such as national, state or local energy policy; federal ethanol tax incentives; or environmental laws and regulations that apply to our plant operations and their enforcement could reduce the value of your investment; and

—	Other factors described elsewhere in this registration statement.

EXHIBITS
Certificate of Formation	Appendix A
Operating Agreement	Appendix B
Form of Subscription Agreement	Appendix C

ii

PROSPECTUS SUMMARY

This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus, the financial statements, and attached exhibits before you decide whether to invest.

OUR COMPANY

East Coast Ethanol, LLC (“East Coast Ethanol”) was formed as a Delaware limited liability company on July 27, 2007 and was created to facilitate the merger of four entities - Mid Atlantic Ethanol, LLC, Palmetto Agri-Fuels, LLC, Atlantic Ethanol, LLC, and Florida Ethanol, LLC. Each of the four entities was in the process of developing a 110 million gallon ethanol plant in the states of North Carolina, South Carolina, Georgia and Florida, respectively. These four companies merged in order to maximize efficiencies and take advantage of economies of scale.

We are a development stage company with no prior operating history. We do not expect to generate any revenue until our plants become operational, which we currently expect will be in winter 2010. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 1907 Thurmond Mall, Post Office Box 1058, Columbia, South Carolina 29202. Our telephone number is (803) 799-0033 and our website is www.eastcoastethanol.com.

OUR PROJECT

East Coast Ethanol was formed for the purpose of developing and financing a project to build and operate four 110 million gallon dry mill corn-processing ethanol plants expected to be located in the Southeastern region of the United States, namely Wayne County, Georgia, Jackson County, Florida, Chester County, South Carolina and a yet-to-be-determined location in North Carolina.

Although the anticipated plants each have a nameplate production capacity of 110 million gallons per year, historical operating performances of similar plants constructed by our anticipated design-builder, Fagen, Inc., indicate that the plants are each likely to produce approximately 120 million gallons of ethanol annually. Therefore, our discussion throughout this prospectus assumes aggregate annual production from all four plants of 480 million gallons of ethanol and our input requirements and co-product production levels are based on ethanol production of 120 million gallons per year per plant. For reference purposes, we refer to our plants by their nameplate production capacities rather than anticipated production levels. Additionally, while we plan on financing and constructing the four ethanol plants concurrently, at our sole discretion, we may choose to finance and develop each plant individually. According to the engineering specifications from our anticipated design-builder, Fagen, Inc., on an annual basis the plants will be able to produce in the aggregate approximately 480 million gallons of ethanol, 1,540,000 tons of dried distiller’s grains with solubles, and 1,058,400 tons of carbon dioxide.

Construction of our plants is expected to take approximately 24 to 28 months. Our anticipated completion date is currently scheduled for winter 2010. This anticipated completion date assumes that we are able to complete our financing arrangements, including this offering and debt financing in a timely fashion. Fagen, Inc.’s commitments to build other plants may potentially delay construction of our plants and postpone our start-up date. As of the date of this prospectus, we have signed letters of intent with Fagen, Inc., for the design and construction of three of our facilities; however, since we have not determined a location for our fourth plant, we have not yet signed a letter of intent for it. We have no any binding or non-binding agreements with any other contractor or supplier for labor or materials necessary to construct our plants.

Our anticipated construction schedule is as follows:

—	January 2008 - August 2008: Conduct equity drive and negotiate and close debt financing

—	August 2008: Commence plant construction

—	August 2008 - Winter 2010: Manage plant construction

—	Winter 2010: Plant completion and commencement of operations

OUR COMPETITIVE STRENGTHS

Our competitive strengths include:

—
Location. Southeast United States does not produce nearly enough ethanol to meet its needs and imports most of its ethanol, primarily from the Midwest and the Eastern corn-belt. According to our the Renewable Fuels Association (“RFA”) and our consultants C. Thompson & Associates, as of the current time, there is no ethanol production occurring in South Carolina and Florida; there is a 60 million gallon ethanol plant under construction in North Carolina, and there is one ethanol plant producing 0.4 million gallons per year in Georgia and two plants with a combined nameplate capacity of 120 million gallon currently under construction. Please see “GENERAL ETHANOL DEMAND AND SUPPLY.” According to the latest figures released by the Energy Information Administration, the Southeast ethanol market is estimated at 2.3 billion gallon per year. Our four facilities (if and when they become operational) can supply ethanol to the Southeast United States at a much cheaper rate than imported ethanol because of reduced transportation costs given our geographical location. We estimate that our transportation costs will be a third of that of the Midwestern ethanol plants supplying ethanol to the Southeast, and half of the ethanol plants located in the Eastern corn-belt supplying ethanol to the area. Moreover, since most of the ethanol produced in the Eastern corn-belt is delivered to population centers in the East and Northeast, we are mainly competing in the Southeast against ethanol produced in the Midwest, over which we expect to have a decided transportation cost advantage. Thus, our strategy is to become one of the foremost suppliers of ethanol to the Southeast U.S. market.

—
Reduced transportation costs. Since our proposed ethanol plants are expected to be located close to each other, we intend to consolidate and manage a deck of trains for four facilities rather than a set of trains for each facility. Additionally, we have selected plant sites that are conveniently located with easy access to major highways, fuel terminals and ports, which we expect will generally reduce our transportation costs and allow us to sell our ethanol at competitive prices to a greater number of terminals. Please see “PLANT SITE INFORMATION.”

—
Economies of Scale. Our proposed size is advantageous in several respects. First, we expect to streamline senior management by eliminating the standard positions of General Manager, Commodity Manager and Controller at each of our plants (replacing these positions with a Chief Executive Officer, Chief Financial officer, Chief Operating Officer and two administrative support personnel) for all four plants. Second, we anticipate that the size of our proposed operations will allow us to increase our borrowing capacity. Finally, if and when our plants commence production, we intend to become one of the largest producers of ethanol in the Southeast United States (as of the present time, including production from competitors’ plants under construction, our total capacity of 480 million gallons would make us the sixth largest ethanol producer in the U.S.) and our size should generally assist our operations.

OUR CHALLENGES

Our notable challenges to implementing our business strategy include:

—
Raising Sufficient Capital. We will need to raise a substantial amount of capital - approximately $845,430,000 in equity and debt financing to equip us with the necessary capital to proceed as planned. During 2007, investment activity in the domestic ethanol industry considerably diminished due to a number of factors including unfavorable market conditions and concerns regarding potential oversupply. In addition, the overall credit environment tightened considerably as a result of the subprime mortgage crises. Given the uncertain credit environment and the recent decreased investment interest in our industry, we may find it difficult to obtain the requisite financing.

—
Ethanol Prices. Our performance will be heavily dependent on ethanol prices. Ethanol prices declined in the first half of 2007, likely owing to an increase in supply and infrastructure difficulties, but rebounded in the latter half of 2007. While the newly enacted Energy Independence and Security Act of 2007 is likely to increase demand for ethanol, we believe an increase in voluntary consumption of ethanol is required for prices to reach levels at which we may operate profitably.

—
Corn Prices. Corn is a key input for our plants. We expect to require approximately 176 million bushels of corn in aggregate each year for our plants. We will be especially sensitive to corn prices (which have increased substantially in recent times) since our plants will not be located near an abundant supply of corn. We expect to import corn for our plants from the Midwestern United States, which will require us to incur additional transportation costs thereby increasing our overall corn costs.

ETHANOL INDUSTRY

Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide vehicle emissions; and (iii) a non-petroleum-based gasoline substitute. Approximately 95 percent of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions in large metropolitan areas. The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. Oxygenated gasoline is commonly referred to as reformulated gasoline.

Over the past twenty years the U.S. fuel ethanol industry has grown tremendously from almost nothing to over 7 billion gallons of ethanol production per year. According to the RFA, as of January 4, 2008, there are 136 ethanol production facilities producing ethanol throughout the United States with 71 new ethanol plants in various stages of completion. Most of these facilities are based in the Midwest because of the nearby access to the corn and grain feedstocks necessary to produce ethanol.

RISK FACTORS

Our business involves various risks, including: our ability to obtain significant debt financing to fund construction of our proposed ethanol plants; the volatility and uncertainty of commodity prices; changes in current legislation or regulations that affect ethanol supply and demand; changes in ethanol supply and demand; our ability to compete effectively in the ethanol industry; our lack of any operating history and history of operating losses; development of infrastructure related to the sale and distribution of ethanol; difficulties in constructing and operating our ethanol plants; the adverse effect of environmental, health and safety laws, regulations and liabilities; disruptions to infrastructure or in the supply of raw materials; the division of our management’s time and energy among our different ethanol plants; competition for qualified employees in the ethanol industry; our ability to keep pace with technological advances; lack of experience of our directors and officers in the ethanol business; increase in construction and equipment costs; and competition from alternative fuels and alternative fuel additives. Please carefully study “RISK FACTORS” to gain an appreciation of the risks involved in investing in East Coast Ethanol.

THE OFFERING

Minimum number of units offered	22,545 units

Maximum number of units offered	39,455 units

Purchase price per unit	$15,000

Minimum purchase amount	One ($15,000)

Additional purchases	One-third of one unit increments ($5,000)

Offering start date	As soon as practicable following declaration of effectiveness of our registration statement on Form SB-2.

Offering end date	12 months from the date of effectiveness of this registration statement on Form SB-2.

Subscription procedures
Before purchasing units, you must read and complete the subscription agreement, draft a check payable to “____________, Escrow Agent for East Coast Ethanol, LLC” in the amount of not less than 10% of the amount due for units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our operating agreement. The promissory note will become due within 20 days of your receipt of written notice from East Coast Ethanol.

Escrow procedures
Proceeds from the subscriptions for the units will be deposited in an interest bearing account that we intend to establish with ___________, as escrow agent under a written escrow agreement. We do not expect to release funds from the escrow account until the following conditions are satisfied: (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds the minimum offering amount of $338,175,000, exclusive of interest; (2) we obtain a written debt financing commitment for debt financing ranging from approximately $243,805,000 to $497,455,000, less any grants and/or tax increment financing we are awarded; (3) we elect, in writing, to terminate the escrow agreement; 4) an affidavit prepared by our escrow agent has been sent to the states in which we have registered units stating that the conditions set out in (1), (2) and (3) have been met; and (5) in each state in which consent is required, the state securities commissioner has consented to release of the funds on deposit. Upon satisfaction of these conditions, we expect that the escrow agreement will terminate, and the escrow agent will disburse the funds on deposit, including interest, to us to be used in accordance with the provisions set out in this prospectus. We expect that the escrow account may continue for up to one year after the effective date of this registration statement to allow us to collect the 90% balance due under the promissory notes.

States in which we plan to register	Florida, Maryland, New York, South Carolina, North Carolina, Georgia and Tennessee.

Method of sales
We expect that the directors and officers identified on Page 55 of this prospectus will be involved in offering securities directly to investors on behalf of the Company as an issuer. We have not yet contracted with any underwriter or placement agent to sell our securities; however, we intend to do so for sales of securities in North Carolina, and may do so for other states as well.

IMPORTANT NOTICE TO INVESTORS

This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. Investing in our units involves significant risk. Please see “RISK FACTORS” to read about important risks you should consider before purchasing units in East Coast Ethanol.

In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our operating agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain additional information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (803) 799-0033, or at our business address: East Coast Ethanol, LLC, 1907 Thurmond Mall, Post Office Box 1058, Columbia, South Carolina 29202. Also, you may contact any of the following directors or officers directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
Randall Dean Hudson	Chairman/CEO & Director	229-425-2044
Dennie K. Parrish	Vice Chairman/Vice President & Director	918-820-5058
John F. Long	Treasurer/Chief Financial Officer & Director	803-924-4446
Julius P. Thompson	Secretary/Director	803-682-4902
Leon Dupree Hatch, Jr.	Director	386-362-9785
Brian Howell	Director	912-682-9709
Roy Lawrence Smith III	Director	912-682-4940
Kenneth Dasher	Director	386-364-8806
Carlie McLamb, Jr.	Director	910-286-4398

RISK FACTORS

The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.

Risks Related to Our Financing Plan

Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plants, which would result in the failure of the project and East Coast Ethanol.

Our financing plan requires a significant amount of debt financing. While we are actively investigating various lenders in this regard, we have not yet entered into any commitment with any bank, lender, governmental entity, underwriter or financial institution for debt financing. We will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the ethanol plants. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less deduction for escrow agency fees.

Depending on the level of equity raised in this offering, we expect to require debt financing ranging from approximately $243,805,000 to $497,455,000 (less any grants we are awarded and any tax increment financing we can procure) in senior long term debt from one or more commercial banks or other lenders. Because the amounts of equity, tax increment financing and grant funding are not yet known, the exact amount and nature of total debt is also unknown. If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.

Given the unfavorable credit environment, we can provide no assurances or guarantees that we will be able to obtain the requisite debt financing or that the debt financing will be on favorable terms.

The subprime mortgage lending crisis has contributed to a generally unfavorable credit environment. We can offer no assurances or guarantees that we will be able to obtain debt financing to fully capitalize this project. If we are unable to obtain debt financing, or if the debt financing is at unfavorable terms, we may be unable to begin construction of the proposed plants or they may not be as profitable as currently expected and your investment could lose value.

If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.

If we sell the aggregate minimum number of units prior to ___________ and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.

If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.

We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing and might decline in value while we search for the debt financing necessary to complete our project.

Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.

Our debt load necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:

—	Incur additional indebtedness;

—	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

—	Make distributions to unit holders, or redeem or repurchase units;

—	Make certain types of investments;

—	Create liens on our assets;

—	Utilize the proceeds of asset sales; and

—	Merge or consolidate or dispose of all, or substantially all, of our assets.

In the event that we are unable to pay our debt service obligations, our creditors could force us to either reduce or eliminate distributions to unit holders (even for tax purposes), or reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plants would be greatly affected and we may be forced to liquidate.

Risks Related to the Offering

If we are unable to sell the minimum number of units, the offering will fail and your investment may be returned to you with nominal or no interest.

We may not be able to sell the minimum amount of units required to close on this offering. We must sell at least $338,175,000 worth of units by ___________ to close the offering. If we are unable to close the offering, your money will be returned with the nominal interest earned during the time it was in escrow. We do not expect the termination date to be later than ___________

We are not experienced in selling securities and as of the current time no one has agreed to purchase any units that we cannot sell ourselves, which may result in the failure of this offering.

We anticipate making this offering as a direct primary offering and if we are unsuccessful in selling the minimum aggregate offering amount by ___________, we will be required to return your investment. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors by registering our securities in the states of Georgia, Florida, North Carolina, South Carolina, New York, Tennessee and Maryland. We expect to hold investor meetings in each of these states. While we will use an underwriter or placement agent in North Carolina, we may contract with an underwriter to assist us in selling securities in other states as well. If we do not hire underwriters to sell all of our securities, our directors and officers will offer securities directly on our behalf as an issuer. Most of our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. All of our directors have full-time outside employment. See “BUSINESS EXPERIENCE OF OUR DIRECTORS AND OFFICERS.”

Each of our directors involved in the sale of our units believes that he/she will be able to devote a significant portion (10-20 hours per week) of his or her time to the offering. Nonetheless, the time that our directors spend on our activities may prove insufficient to result in a successful equity offering. These individuals have no broker-dealer experience or any experience with public offerings of securities. There can be no assurance that our directors will be successful in securing investors for the offering.

Proceeds of this offering are subject to promissory notes due after the offering is closed and investors unable to pay the 90% balance on their investment may have to forfeit their 10% cash deposit.

As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we sell the minimum number of units by ___________, we will be able to break escrow without closing the offering. The promissory note will become due within 20 days after the subscriber’s receipt of written notice from East Coast Ethanol.

The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. If we wait to call the balance on the notes for a significant period of time after we sell the minimum, the risk of nonpayment on the notes may increase. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. This means that if you are unable to pay the 90% balance of your investment within 20 days of our notice, you may have to forfeit your 10% cash deposit. Accordingly, the success of the offering depends on the payment of these amounts by the obligors.

Investors will not be allowed to withdraw their investment, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.

Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by East Coast Ethanol. We do not anticipate making a rescission offer. You should only invest in us if you are willing to have your investment be unavailable until we break escrow, which could be up to ___________ after the effective date of our registration statement. If we are able to close the offering, we will convert your cash investment into units of East Coast Ethanol. There are significant transfer restrictions on our units. You will not have a right to withdraw from East Coast Ethanol and demand a cash payment from us. Therefore, your investment may be unavailable to you for an indefinite period of time.

Risks Related to the Units

There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.

The per unit purchase price has been determined by us without independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.

There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We do not intend to apply for listing of the units on any national securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.

We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.

The units are subject to substantial transfer restrictions pursuant to our operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, you may not be able to liquidate your investment in the units and, therefore, may be required to assume the risks of investment in us for an indefinite period of time. See “SUMMARY OF OUR OPERATING AGREEMENT.” To help ensure that a secondary market does not develop, our operating agreement prohibits transfers without the approval of our board of directors. The board of directors will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:

—	transfers by gift to the member’s spouse or descendants;

—	transfer upon the death of a member;

—	transfers between family members; and

—	transfers that comply with the “qualifying matching services” requirements.

Please see “PUBLICLY TRADED PARTNERSHIP RULES.”

Public investors will experience immediate and substantial dilution as a result of this offering.

Our seed capital investors paid an purchase price of $5,000 per unit, which is substantially less per unit for our membership units than the current public offering price of $15,000 per unit. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the maximum number of units (39,455) at the public offering price of $15,000 per unit, you will incur immediate dilution of $689.94 in the net tangible book value per unit if you purchase units in this offering.

There is no assurance that an investor will receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors, subject to the provisions of the Delaware Limited Liability Company Act, our operating agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plants, debt retirement and possible plant expansion or the construction of additional plants. This means that you may receive little or no return on your investment and you will be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.

These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.

The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units. As of December 31, 2006, our most recent audited financial statements, East Coast Ethanol did not have any debt. We do not anticipate having any debt until we execute a debt financing loan in an amount ranging from $245,805,000 to $497,455,000. Once we have executed a debt financing loan, our membership units will be subordinated in right of payment to all of East Coast Ethanol’s debt.

The presence of members holding 25% or more of the outstanding units is required to take action at a meeting of our members, which could result in members not being able to take actions which are in the best interest of the Company.

In order to take action at a meeting, a quorum of members holding at least 25% of the outstanding units must be represented in person, by proxy or by mail ballot. See “SUMMARY OF OUR OPERATING AGREEMENT.” Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting and entitled to vote on the matter. The requirement of a 25% quorum protects the company from actions being taken when less than 25% of the members have not considered the matter being voted upon. The requirement of a 25% quorum also means that members will not be able to take actions which may be in the best interests of the Company if we cannot secure the presence in person, by proxy, or by mail ballot of members holding 25% or more of the outstanding units.

After the plants are substantially operational, our operating agreement provides for staggered terms for our elected directors, meaning the replacement of certain directors will be difficult.

The terms of our initial directors expire at the first annual meeting following substantial completion of the ethanol plants which is not expected until winter 2010. At that time, our members will elect at least four directors for staggered three-year terms. Because these directors will serve on the board for staggered terms, it will be difficult for our members to replace such directors. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement, which could be difficult to accomplish.

Risks Related to East Coast Ethanol as a Development Stage Company

East Coast Ethanol has no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.

We were recently formed and have no history of operations. We may not be able to manage our start-up effectively or properly staff our operations, and any failure to manage our start-up effectively could delay the commencement of operations at our plants. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the plants. This period of growth and the start-up of the plants are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.

We have little to no experience in the ethanol industry, which increases the risk of our inability to build and operate the ethanol plants.

We are presently, and are likely for some time to continue to be, dependent upon our board of directors. Most of these individuals are experienced in business generally but have very little or no experience in raising capital from the public, organizing and building ethanol plants, and governing and operating a public company. Please see “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.” In addition, certain directors on our board are presently engaged in business and other activities which impose substantial demands on the time and attention of such directors. You should not purchase units unless you are willing to entrust all aspects of our management to our board of directors.

We expect to enter into a design-build agreement with Fagen, Inc. for each of our proposed ethanol facilities. If we are unable to enter into such agreements, or if this relationship is subsequently terminated, we could be placed at a decided competitive disadvantage.

      We plan on entering into design-build agreements with Fagen, Inc. for all of our plants; however, we have yet to do so. We will be highly dependent on Fagen, Inc. and its employees; any loss of this relationship, particularly during the construction and start-up period for the plants, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.

If we fail to finalize critical agreements, such as the co-product marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.

You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.

Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.

We expect our business to solely consist of ethanol and distillers grains and any other co-product we are able to market. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plants. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sale of ethanol, distillers grains and other co-products since we do not expect to have any other lines of business or alternative revenue sources.

We have a history of losses and may never operate profitably.

From our inception through September 30, 2007, we have incurred an accumulated net loss of $620,902. We will continue to incur significant losses until we successfully complete construction and commence operations of the plants. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate the ethanol plants. Even if we successfully meet all of these objectives and begin operations at the ethanol plants, there is no assurance that we will be able to operate profitably.

Your investment may decline in value due to decisions made by our initial board of directors and until the plants are built, your only recourse to replace these directors will be through amendment to our operating agreement.

Our operating agreement provides that the initial board of directors will serve until the first annual or special meeting of the members following commencement of substantial operations of the ethanol plants, expected in winter 2010. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish.

We may not be able to hire or retain employees capable of effectively operating the ethanol plants, which may hinder our ability to operate profitably.

We are a development stage company and we currently do not have any full-time employees. All services are being provided to us by independent contractors. If we are not able to hire or retain employees who can effectively operate the plants, our ability to generate revenue will be significantly reduced or prevented altogether such that you could lose all or a substantial portion of your investment.

Since we intend to operate and manage four ethanol plants concurrently in the Southeast United States, our management team may find it difficult to effectively control all the plants which could hurt our business.

While we plan on having offices near all our ethanol plants and assigning specific personnel to manage each plant, it is possible that senior management may find it difficult to manage, oversee and supervise all four of our plants simultaneously, which could adversely affect our performance and consequently the value of your investment. Moreover, while we anticipate being able to effectively supervise all of our ethanol plants without hiring a General Manger, Commodity Manger and a Controller for each plant, if we are mistaken in such a belief, our performance could be compromised which could reduce the value of your investment.

Risks Related to Construction of the Ethanol Plants

We will depend on Fagen, Inc. and ICM, Inc. to design and build our ethanol plants and their failure to perform could force us to abandon our business, hinder our ability to operate profitably or decrease the value of your investment.

We expect to be heavily dependent upon Fagen, Inc. and ICM, Inc. to design and build the plants. We have entered into letters of intent with Fagen for three of our proposed plants. We anticipate that Fagen, Inc. will serve as our general contractor and that we will engage ICM, Inc. to provide design and engineering services. If Fagen, Inc. terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business.

We expect to solely rely on Fagen, Inc. and ICM, Inc. to supply all of the technology necessary for the construction of our plants and the production of fuel-grade ethanol and distillers grains and we expect they will either own this technology or obtain a license to utilize it.

We expect to be dependent upon Fagen, Inc. and/or ICM, Inc. for all of the technology used in our plants that relates to construction of the plants and the plants’ production of fuel-grade ethanol and distillers grains. We expect that Fagen, Inc. or ICM, Inc. will either own the technology or obtain a license necessary for its use. If either Fagen, Inc. or ICM, Inc. fails to provide the necessary technology, we may not be able to build our plants or successfully operate them.

Construction delays could result in devaluation of our units if our production and sale of ethanol and its co-products are delayed.

We currently expect our plants to be complete and operational by winter 2010; however, construction projects often involve delays in obtaining permits, delays due to weather conditions and other unforeseen events. Further, Fagen, Inc.’s involvement in the construction of a number of other plants while constructing our plants could cause delays in our construction schedule. Also, any changes in interest rates or the credit environment or any changes in political administrations at the federal, state or local level that result in policy changes toward ethanol or this project, could also cause construction and operation delays. If it takes longer to construct the plants than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations which could reduce the value of your units.

Fagen, Inc. and ICM, Inc. may have current or future commitments to design and build other ethanol manufacturing facilities ahead of our plants and those commitments could delay construction of our plants and our ability to generate revenues.

We do not know how many ethanol plants Fagen, Inc. and ICM, Inc. have currently contracted to design and build. It is possible that Fagen, Inc. and ICM, Inc. have outstanding commitments to other facilities that may cause the construction of our plants to be delayed. We expect that Fagen, Inc. and ICM, Inc. will continue to contract with new facilities for plant construction and with currently operating facilities for expanding them. These current and future building commitments may reduce the available resources of Fagen, Inc. and ICM, Inc. to such an extent that construction of our plants is significantly delayed. If this occurs, our ability to generate revenue will also be delayed and the value of your investment will be reduced.

Defects in plant construction could result in devaluation of our units if our plants do not produce ethanol and its co-products as anticipated, or could put our plants at an increased risk for fire or an explosion.

There is no assurance that defects in materials and/or workmanship in the plants will not occur. Such defects could delay the commencement of operations of the plants, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plants’ operations. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value or your units. In addition, defects in materials or workmanship could put us at an increased risk of loss due to fire or an explosion. A loss due to fire or an explosion could cause us to slow or halt production which could reduce the value of your investment.

The plant sites may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.

While we will examine each proposed plant site in great detail, we cannot guarantee that the plant sites will be free of any environmental problems. If there are any environmental problems related to any of our properties where our plants will be constructed, our operations could be adversely affected which could lead to a loss of your investment.

We will need to obtain numerous permits before beginning operations and failure to obtain these permits would prevent operation of the plants.

We will require numerous permits before we can commence operations of our ethanol plants. If we are unable to obtain their permits in a timely fashion or are unable to obtain them altogether, it is likely to lead to a loss of your investment. There can be no assurances that these permits will be granted to us. If these permits are not granted, then our plants may not be allowed to operate.

We will heavily rely on our project management consultant, C. Thompson & Associates (“Thompson”), to assist us in the development and management of our projects and the implementation of our business strategy and any loss of this relationship could harm our performance.

We have a project management and consulting agreement with Thompson and anticipate that it will play a very important role in the success of our projects. Thompson will be assisting us with all aspects of our project from helping us obtain the requisite permits and recruiting personnel for our plants to identifying potential lenders. Please see “PLANT SITE INFORMATION - Management Consultants - C. Thompson & Associates.” Any loss of relationship with Thompson could adversely affect our performance and could lead to a loss of your investment.

Risks Related to the Production of Ethanol

Our financial performance will critically depend on corn and natural gas prices and market prices for ethanol and distillers dried grains, and the value of your investment in us will be directly affected by changes in these market prices.

Our results of operations and financial condition will be significantly affected by the cost and supply of corn and natural gas. Changes in the price and supply of corn and natural gas are subject to and determined by market forces over which we have no control. Corn supplies, as with most other crops, can be subject to interruption or shortages caused by weather, transportation difficulties, disease and other various planting, growing or harvesting problems. A significant reduction in the quantity of corn harvested due to these factors could result in increased corn costs, which will reduce our profitability and the value of your units. Competition for corn origination may increase our costs of corn and harm our financial performance and the value of your investment. Additionally, any hedging strategies which we employ may not effectively protect us against price volatility.

We will rely on third parties for our supply of natural gas, which is consumed in the production of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions, overall economic conditions and foreign and domestic governmental regulations. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial condition. Please see “DESCRIPTION OF BUSINESS” for a discussion on natural gas prices.

Finally, our revenues will be greatly affected by the price at which we can sell our ethanol and distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment. Similarly, a decrease in the price of distillers grains could negative impact our operations. Please see “DESCRIPTION OF BUSINESS” for charts of prices of corn, ethanol and distillers grains.

We will be especially sensitive to corn prices since we will have to import corn from the Midwest and incur transportation expenses in this regard.

Since our ethanol plants are not likely to be located near an abundant supply of corn, we will have to import corn from the Midwest. Thus, our costs for procuring corn will be higher because of costs involved in transporting corn from the Midwest to our ethanol plants rendering us especially sensitive to any increase in corn prices.

 Growth in the sale and distribution of ethanol is dependent on the changes in and expansion of related infrastructure which may not occur on a timely basis, if at all, and our ability to operate profitably could be adversely affected by infrastructure disruptions and your investment could lose value as a result.

Substantial development of infrastructure by persons and entities outside our control will be required for our operations and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

—	Expansion of refining and blending facilities to handle ethanol;

—	Growth in service stations equipped to handle ethanol fuels;

—	Growth in the fleet of flexible fuel vehicles capable of using E85 fuel;

—	Additional storage facilities for ethanol;

—	Additional rail capacity; and

—	Increase in truck fleets capable of transporting ethanol within localized markets.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes in or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of our products, impose additional costs on us or otherwise harm our financial performance and reduce the value of your investment. Our business will depend on the continuing availability of infrastructure and any infrastructure disruptions could significantly harm our ability to generate revenues and operate profitably thereby causing your investment to lose value.

We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.

We expect to hire a third-party marketing firm to market all of the ethanol and most of the distillers grains we plan to produce. As a result, we expect to be dependent on the ethanol broker and distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.

Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plants or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.

Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plants less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plants to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, both of which could reduce the value of your investment.

Risks Related to the Ethanol Industry

New ethanol plants under construction or decreases in the demand for ethanol may result in excess U.S. production capacity, causing ethanol prices to decline and the value of your investment to be reduced.

The supply of domestically produced ethanol is at an all-time high. As of January 4, 2008, there were 136 ethanol production facilities operating in the United States with a combined annual production capacity of approximately 7.53 billion gallons, with an additional 71 new plants being constructed or under expansion which are expected to add an additional estimated 5.79 billion gallons of annual production capacity. Excess capacity in the ethanol industry would have an adverse effect on our contemplated results of operations, cash flows and financial position. While prices of ethanol declined substantially in the first half of 2007, they have increased in recent times.

Excess capacity may also result from decreases in the demand for ethanol, which could result from a number of factors, including regulatory developments and reduced U.S. gasoline consumption. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage. There is some evidence that this has occurred in the recent past as U.S. gasoline prices have increased.

The Renewable Fuels Standard (RFS) which is driving ethanol demand has already been met until 2012.

The RFS is a key driver of ethanol demand; however, there is already enough ethanol being produced to meet the 2012 RFS of 7.5 billion gallons. While the newly enacted Energy Independence and Security Act of 2007 has increased the RFS to 20.5 billion gallons in 2015 and 36 billion gallons in 2022, starting 2009, a substantial part of the increase in the RFS must come from advanced biofuels such as cellulosic ethanol and ethanol derived from waste materials such as crop residue and animal waste. Since we expect to produce our ethanol from corn, we anticipate that the increase in the RFS will not significantly increase the demand for our ethanol. Thus, we believe that an increase in voluntary private usage will be essential for our long-term sustainability. It is our position that unless ethanol demand from other sources increases appreciably in the upcoming years, we might be unable to sell our ethanol which would substantially reduce the value of your investment.

The ethanol industry is a feedstock limited industry. An inadequate supply of corn, our primary feedstock, could cause the price of corn to increase and threaten the viability of our plants and cause you to lose some or all of your investment.

The number of ethanol manufacturing plants either in production or in the planning or construction phases continues to increase at a rapid pace. This increase in the number of ethanol plants will affect both the supply and the demand for corn. As more plants develop and go into production there may not be an adequate supply of feedstock to satisfy the demand of the ethanol industry and the livestock industry, which uses corn in animal rations. Consequently, the price of corn may rise to the point where it threatens the viability of our project, or significantly decreases the value of your investment or threatens your investment altogether. In recent times, the price of corn has increased substantially. Please see “PLAN OF OPERATIONS UNTIL START-UP OF ETHANOL PLANTS.”

Consumer resistance to the use of ethanol based on the belief that ethanol is expensive, adds to air pollution, harms engines, reduces fuel efficiency and takes more energy to produce than it contributes may affect the demand for ethanol which could affect our ability to market our product and reduce the value of your investment.

Media reports in the popular press indicate that some consumers believe that use of ethanol will have a negative impact on gasoline prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. It is also widely reported that ethanol products such as E-85 significantly reduce fuel economy and cause overall fuel costs to substantially increase. Researchers have published studies reporting that the production of ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be widespread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could lower demand for our product and negatively affect our profitability.

 Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.

Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like ethanol, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.

Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum - especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a recent report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. The Energy Independence and Security Act of 2007 is likely to provide a substantial stimulus to the development of cellulosic ethanol. Please see “ETHANOL INDUSTRY OVERVIEW - General Ethanol Demand And Supply.” If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. We do not believe it will be cost-effective to convert the ethanol plants we are proposing into plants which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.

Competition from ethanol imported from Caribbean Basin countries and Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.

Ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.

Brazil is currently the world’s second largest producer and the largest exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting U.S. ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.

We may not be able to compete effectively in the U.S. ethanol industry, which would cause us to lose market share and reduce the value of your investment.

In the U.S., our contemplated business would compete with other corn processors, ethanol producers and refiners. A number of competitors are divisions of substantially larger enterprises and have substantially greater financial resources than we plan to have. Smaller competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry. These smaller competitors operate smaller facilities which do not affect the local price of corn grown in the proximity to the facility as much as larger facilities. Additionally, many of these smaller competitors are farmer-owned and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. A significant portion of production capacity in the ethanol industry consists of smaller-sized facilities. Most new ethanol plants under development across the country are individually owned. Finally, institutional investors and high net worth individuals could heavily invest in ethanol production facilities and cause an oversupply of ethanol, resulting in lower ethanol price levels that might adversely affect the results of our contemplated operations and financial position.

Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on the results of our contemplated operations.

Under the 2007 Energy Independence and Security Act, the President, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency ("EPA"), determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any waiver of the RFS with respect to one or more states would adversely offset demand for ethanol and could have a material adverse effect on the results of our contemplated operations and financial condition.

There may be transportation bottlenecks in delivering the ethanol produced in our plants to the market, which could adversely affect your investment.

Because ethanol is corrosive and soaks up water and impurities, it must be transported by train, truck or barge, which is a more expensive form of transportation than the country’s fuel pipeline network. However, the transportation industry has been unable to keep pace with the surge in ethanol production and as of the present time, there is a long backlog in orders for specialized ethanol rail cars. If the costs of transportation increase substantially or if we are unable to find adequate means of transporting our ethanol, your investment likely will lose value.

Risks Related to Conflicts of Interest

We do not have a formal policy for handling conflicts of interest that may arise as a result of our directors’ relationships with other ethanol plants and entities with which we may do business, which may negatively impact your investment.

While we expect to fully disclose all conflicts of interest that may arise in our business transactions as a result of our directors’ existing relationships with other ethanol plants and entities with which we may do business, we do not have a formal policy in place for handling such conflicts of interest should they arise in any business transaction. Thus, our directors will not be bound by any formal procedures for handling such conflicts of interest and as a result, you should not purchase units unless you are willing to entrust all aspects of management of our project throughout this development phase to our board of directors.

Our directors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.

Since our project is currently managed by the board of directors rather than a professional management group, the devotion of the directors’ time to the project is critical. However, all of our directors and officers have other management responsibilities and business interests apart from our project. As a result, all of our directors and officers will experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.

We may have conflicting financial interests with Fagen, Inc., and ICM, Inc., which could cause Fagen, Inc. and ICM, Inc. to put their financial interests ahead of ours.

Fagen, Inc. and ICM, Inc. and their affiliates may have conflicts of interest because Fagen, Inc., ICM, Inc. and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen, Inc. or ICM, Inc. to devote their full time or attention to our activities. As a result, Fagen, Inc. and ICM, Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to the construction of our plants.

Affiliated investors may purchase additional units and influence decisions in their favor.

We may sell units to affiliated or institutional investors and they may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to themselves than to our other investors. This may reduce the value of your units, impair the liquidity of your units and/or reduce our profitability.

Risks Related to Regulation and Governmental Action

The use and demand for ethanol and its supply are highly dependent on various federal and state legislation and regulation, and any changes in legislation or regulation could cause the demand for ethanol to decline or its supply to increase, which could harm our future operations by threatening our ability to operate profitably, which would reduce the value of your investment.

Various federal and state laws, regulations and programs impact the demand for ethanol as a fuel or fuel additive. For example, certain laws, regulations and programs provide economic incentives to ethanol producers and users. Further, tariffs generally apply to the import of ethanol from other countries. These laws, regulations and programs are constantly changing. Federal and state legislators and environmental regulators could adopt or modify laws, regulations or programs that could adversely affect the use of ethanol. The elimination or reduction of tax incentives to the ethanol industry, and the elimination or reduction of tariffs that apply to imported ethanol, could reduce the market for ethanol generally or for domestically produced ethanol. Such changes could reduce ethanol prices and negatively impact our ability to generate revenues by making it more costly or difficult to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could harm our ability to operate profitably and cause your investment to lose value.

The effect of the Renewable Fuels Standard, or RFS, on the ethanol industry is uncertain.

The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from Methyl Tertiary Butyl Ether (“MTBE”) to ethanol. The Energy Policy Act of 2005 eliminated the mandated use of oxygenates and instead established minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline. Because biodiesel and other renewable fuels in addition to ethanol are counted toward the minimum usage requirements of the RFS and the 2007 Energy Independence and Security Act requires that biodiesel and cellulosic sources comprise 3 billion gallons in 2016, increasing to 21 billion gallons in 2022, the elimination of the oxygenate requirement for reformulated gasoline may result in a decline in ethanol consumption, which in turn could make it difficult for us to generate revenues and operate profitably which would cause your investment to lose value. The RFS program and the 2007 Energy Independence and Security Act also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator. The rules for implementation of the RFS are still under development.

The elimination or significant reduction in the federal ethanol tax incentive or the elimination or expiration of other federal or state incentive programs could make it difficult to generate revenues from ethanol sales which would harm the value of your investment.

The cost of producing ethanol has historically been significantly higher than the market price of gasoline. The production of ethanol is made significantly more competitive with regular gasoline because of federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors who blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid $0.052 per gallon less tax, which equated to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and is scheduled to expire (unless extended) in 2010. The federal ethanol tax incentives may not be renewed in 2010 or they may be renewed on different terms. In addition, the federal ethanol tax incentives, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges there-under, in whole or in part. The elimination or significant reduction in the federal ethanol tax incentive or other programs benefiting ethanol could harm our ability to generate revenues thereby harming the value of your investment.

Current tariffs effectively limit imported ethanol into the U.S., and their reduction or elimination could undermine the ethanol industry in the U.S.

Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. There is, however, a special exemption from this tariff for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. ethanol production per year. Imports from the exempted countries may increase as a result of new plants in development. Since production costs for ethanol in these countries are significantly less than they are in the U.S., the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which we sell our ethanol.

We do not know the extent to which the volume of imports would increase or the effect on U.S. prices for ethanol if the tariff is not renewed beyond its current expiration date in January 2009. Any changes in the tariff or exemption from the tariff could make it difficult for us to generate revenues and operate profitably thereby harming the value of your investment.

Changes in environmental regulations or violations of the regulations could be expensive and reduce our profit and the value of your investment.

We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plants. Moreover, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require. If for any reason, any of these permits are not granted, construction costs for the plants may increase, or the plants may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. The cost of compliance could be significant enough to reduce our profit and the value of your investment.

Risks Related to Tax Issues

EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.

IRS classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.

We are a Delaware limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35 percent for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS - Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute to our Unit holders.

The IRS may classify your investment as passive activity income, resulting in your inability to deduct losses associated with your investment.

If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.

Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.

Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.

An IRS audit could result in adjustments to our allocations of income, gain, loss and deduction causing additional tax liability to our members.

The IRS may audit our income tax returns and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.

Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors to determine how ownership of our units will affect your personal investment, legal, and tax situation.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own research, internal surveys and studies conducted by our management consultants, C. Thompson & Associates, third parties, independent industry associations or general publications and other publicly available information. In particular, we have based much of our discussion of the ethanol industry, including government regulation relevant to the industry and forecasted growth in demand, on information published by the Renewable Fuels Association, the national trade association for the U.S. ethanol industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

FORWARD LOOKING STATEMENTS

Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS,” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. Actual results may differ from projected results due to, but not limited to, unforeseen developments, including developments relating to the following:

—	The availability and adequacy of debt financing to complete capitalization of the project;

—	The availability and adequacy of our cash flow to meet its requirements, including payment of loans;

—	Economic, competitive, demographic, business and other conditions in our local and regional markets;

—	Changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

—	Actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

—	Overcapacity and competition in the ethanol industry;

—	Availability and costs of products and raw materials, particularly corn and natural gas;

—	Fluctuations in petroleum and ethanol prices;

—	Changes and advances in ethanol production technology;

—	The loss of licenses or permits;

—	The loss of our plants due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

—	Changes in our business strategy, capital improvements or development plans;

—	The availability of additional capital to support capital improvements and development; and

—	Other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.

You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and Securities and Exchange Commission (“SEC”) rules and regulations, we will not update forward-looking statements even though our situation may change in the future.

DETERMINATION OF OFFERING PRICE

There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios generally acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement exchange offering to our seed capital investors where units were priced at an average price of $5,000 per unit, in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

DILUTION

If you invest in our units, your interest will be diluted to the extent of the difference between the public offering price per unit of our member units and the as adjusted net tangible book value per share of our member units after this offering. For purposes of the dilution computation and the following tables, we have allocated the full purchase price unit to the share of member units included in the unit. Our net tangible book value as of September 30, 2007 was $7,982,760, or a positive of $3,661.82 per unit, without giving effect to any changes in the net tangible book value after September 30, 2007 other than the sale of 39,455 units in this offering at the assumed initial public offering price of $15,000 per unit. Our pro forma net tangible book value as of September 30, 2007 was $595,799,179, or $14,311.22 per unit of outstanding units. Dilution in net tangible book value per unit represents the difference between the amount per unit paid by the purchasers of our units in this offering and the net tangible book value per unit of our member units immediately afterwards. This represents an immediate increase of $10,648.24 per unit to existing members and an immediate dilution of $688.78 per unit to the new investors who purchase units in this offering. The following table illustrates this per unit dilution:

Assumed initial public offering price		$15,000.00
Net tangible book value per unit before this offering	$3,661.82
Increase in net tangible book value per unit attributable to new investors	$10,649.41
As adjusted net tangible book value per unit after this offering		$14,311.22
Dilution in net tangible book value per unit to new investors		$688.78

The following table summarizes as of September 30, 2007 the differences between the existing members and the new investors with respect to the number of member units purchased, the total consideration paid, and the average price per unit paid:
	Units Purchased		Total Consideration		Average Price per
	Number	Percent	Amount	Percent	Unit
Existing members	2,180	5.24%	$8,603,662	1.43%	$3,946.63
New investors	39,455	94.76%	591,825,000	98.57%	15,000.00
Total	41,635	100.00%	$600,428,662	100.00%	$14,421.25

We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2006 derived from our audited consolidated financial statements found elsewhere in this prospectus. The table also sets forth our capitalization as of September 30, 2007 derived from our unaudited financial statements found elsewhere in this prospectus on an actual basis and on a pro forma as adjusted basis giving effect to the sale of a maximum of 39,455 units in this offering at an assumed initial public offering price of $15,000 per unit net of the underwriting discount and expenses of the offering.

This table should be considered in conjunction with our financial statements included in this prospectus.

	September 30, 2007		December 31, 2006
	Actual	Pro Forma as adjusted	Actual
MEMBERS' DEFICIT
Member units, 2,180 units actual authorized, issued, and outstanding and 39,455 pro forma units as adjusted September 30, 2007; 158 units actual, issued, and outstanding and 0 pro forma units as adjusted December 31, 2006.	$8,603,662	$596,468,662	$780,000
Member subscriptions receivable	-	-	-
Accumulated deficit	(620,902)	(620,902)	(162,835)
Total capitalization	$7,982,760	$595,847,760	$617,165

The units we issued as part of the merger were exempt from registration as a private placement and the consideration received in exchange for the issuance of the units has been and will continue to be applied to our working capital and other development and organizational purposes.

With respect to the exemption from registration of issuance of our units claimed under Rule 506 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment. Each purchaser represented in writing that the purchaser was an accredited investor or, if the purchaser was not an accredited investor, led us to reasonably believe that he or she, either alone or with his or her purchaser representative, had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser’s own account. Each purchaser also agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser further agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.

DISTRIBUTION POLICY

We have not declared or paid any distributions on the units. We do not expect to generate revenues until the proposed ethanol plants are operational, which is expected to occur approximately 24 to 28 months after construction commences. After operation of the proposed ethanol plants begin, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders that we will distribute “net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the board of directors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders, including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.

SELECTED FINANCIAL DATA

For financial reporting purposes, one of the predecessor entities involved in the merger, Palmetto Agri-Fuels, LLC, is treated as the acquirer of the other three entities, Atlantic Ethanol, LLC, Florida Ethanol, LLC and Mid-Atlantic Ethanol, LLC. Therefore, East Coast Ethanol, LLC is previously known as Palmetto Agri-Fuels, LLC, for financial reporting purposes. As such, the financial statements of East Coast Ethanol, LLC reflect the operations of Palmetto Agri-Fuels, LLC from its inception (August 4, 2006) to date and the operations of the acquired entities from September 6, 2007 to date. The following tables summarize important financial information from our December 31, 2006 audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

Income Statement Data	From Inception (August 4, 2006) to December 31, 2006
Revenues	$—
Operating Expenses
Organizational Expenses	42, 743
Start-Up Expenses	126,409
General and administrative Expenses	142
Total Operating Loss	$169,294
Other Income
Interest Income	6,459
Net Loss	$162,835
Net Loss Per Unit	$1,266

Balance Sheet Data	December 31, 2006
Assets:
Cash	639,355
Total Current Assets	$639,355
Other Assets	—
Total Assets	$639,355

Liabilities and members’ equity:
Current Liabilities
Accounts Payable and Accrued Expenses	22,190
Total Current liabilities	$22,190
Members’ Equity
Members’ Equity	780,000
Loss accumulated during Development Stage	162,835
Total Members’ Equity	$617,165
Total Liabilities and Members’ Equity	$639,355

The following tables summarize important financial information from our September 30, 2007 unaudited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

Income Statement Data	For the nine months ended September 30, 2007
Revenues	$—
Operating Expenses
Organizational Expenses	139,723
Start-Up Expenses	281,890
General and Administrative Expenses	97,548
Total Operating Loss	$519,161
Other Income
Interest Income	61,133
Less Interest Expense	39
Net Loss	$458,067
Net Loss Per Unit	$924

Balance Sheet Data	September 30, 2007
Assets:
Cash	7,552,695
Total Current Assets	$7,552,695
Property and Equipment
Office furniture and equipment	16,989
Less Accumulated Depreciation	472
Deferred Offering Costs	$48,581
Other Assets	$610,599
Total Assets	$8,228,392

Liabilities and members’ equity:
Current Liabilities
Accounts Payable and Accrued Expenses	245,632
Total Current liabilities	$245,632
Members’ Equity
Members’ Equity	8,603,662
Loss Accumulated during Development Stage	620,902
Total Members’ Equity	$7,982,760
Total Liabilities and Members’ Equity	$8,228,392

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to the risk factors described in this prospectus.

We are a development stage Delaware limited liability company formed on July 27, 2007, for the purpose of developing and constructing four 110 million gallon per year ethanol plants expected to be located in Southeast United States. We were formed to facilitate the merger of four limited liability companies, Atlantic Ethanol, LLC; Mid-Atlantic Ethanol, LLC; Palmetto-Agri Fuels LLC and Florida Ethanol LLC, each of which was developing an ethanol plant with a nameplate production capacity of 110 million gallons per year. Based upon engineering specifications produced by Fagen, Inc., we expect the plants in the aggregate to annually consume approximately 176 million bushels of corn each year and annually produce approximately 480 million gallons of fuel grade ethanol and approximately 1,540,000 tons of distiller grains. We currently estimate that it will take approximately 24 to 28 months after construction commences to complete construction of the four plants.

We do not expect to generate any revenue until the plants are completely constructed and operational. For more information about our potential plant sites, please refer to “DESCRIPTION OF BUSINESS.” Our board of directors reserves the right to change the location of the plant sites and our capitalization and construction strategy in their sole discretion, for any reason. Thus, our board may decide to finance and construct each plant individually rather than all four plants simultaneously.

 OUR FINANCING PLAN

We estimate the total project to build all four plants will cost approximately $845,430,000. We expect that the design and construction of the plants will cost approximately $670,580,000, with additional start-up and development costs of approximately $174,850,000. This is a preliminary estimate based primarily upon the experience of our anticipated general contractor, Fagen, Inc. with other plants it has built. We expect our estimate to change as we continue to develop the project. We expect to capitalize our project using a combination of equity and debt to supplement our seed capital proceeds. We raised $9,800,000 of seed capital equity to fund our development, organizational and offering expenses. We intend to raise a minimum of $338,175,000 and a maximum of $591,825,000 of additional equity through this offering.

Depending on the level of equity raised in this offering, we will need to obtain debt financing ranging from approximately $243,805,000 to $497,455,000 in order to supplement our seed capital proceeds of $9,800,000 and fully capitalize the project. We do not currently have a debt commitment from any financial institution or other lender for our debt financing. We have started identifying and interviewing potential lenders; however, we have not signed any commitment for debt financing. For the anticipated use of our equity and debt proceeds, please see “ESTIMATED USE OF PROCEEDS.”

PLAN OF OPERATIONS UNTIL START-UP OF ETHANOL PLANTS

We expect to spend at least the next 12 months focused on three primary activities:

—	project capitalization;

—	site acquisition and development; and

—	plant construction.

Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training.

PROJECT CAPITALIZATION

We will not close the offering until we have raised the minimum offering amount of $338,175,000. We have until _________________ to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to _________________, we may decide to continue selling units until we sell the maximum number of units or _________________, whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by _________________, we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $338,175,000 or more and we secure a written debt financing commitment for debt financing ranging from a minimum of $243,805,000 to a maximum of $497,455,000 depending on the level of equity raised in this offering and any grant funding we may receive. We estimated the range of debt financing we will need by subtracting the minimum and maximum amount of equity in this offering and the $9,800,000 contributed by our founders and seed capital investors from the estimated total project cost of $845,430,000.

We have not yet obtained any commitments for equity or debt financing. We have started identifying and interviewing potential lenders; however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:

—	commence construction of the plants using all or a part of the equity funds raised while we seek another debt financing source;

—	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

—
return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plants before we return the funds.

While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that Fagen, Inc. will not begin any substantial plant construction and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. However, in the unlikely event that the loan commitment and Fagen, Inc. permit us to spend equity proceeds prior to closing the loan and obtaining loan proceeds, we may decide to spend equity proceeds on project development expenses, such as securing critical operating contracts or paying construction costs such as site development expenses. If we decide to proceed in that manner, we expect the minimum aggregate offering amount would satisfy our cash requirements for approximately three to four months and the maximum aggregate offering amount would satisfy our cash requirements for approximately six to seven months. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminte operations. As a result, you could lose all or part of your investment.

SITE ACQUISITION AND DEVELOPMENT

During and after the offering, we expect to continue working principally on the preliminary design and development of our proposed ethanol plants, the acquisition and development of plant sites in Wayne County, Georgia; Jackson County, Florida; Chester County, South Carolina; and North Carolina; obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating the corn supply, ethanol and co-product marketing, utility and other contracts. We plan to fund these activities and initiatives using the $9,800,000 of seed capital we raised. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to delay or abandon operations.

PLANT CONSTRUCTION AND START-UP OF PLANT OPERATIONS

We expect to complete construction of the proposed plants and commence operations approximately 24 to 28 months after construction commences. Our work will include completion of the final design and development of the plants. We also plan to negotiate and execute finalized contracts concerning the construction of the plants, provision of necessary electricity, natural gas and other power sources, grain origination agreements and marketing agreements for ethanol and co-products. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plants operational.

Letters of Intent with Fagen, Inc.

We have entered into three substantially similar letters of intent, and anticipate entering into three definitive design-build agreements with Fagen, Inc. (“Fagen”) in connection with the design, construction and operation of three of our proposed plants. Since we have not determined a location for our fourth plant, we do not have a letter of intent with Fagen, Inc. for it. Fagen was co-founded by Ron Fagen, CEO and President, and originally began in 1972, as Fagen-Pulsifer Building, Inc. It became Fagen in 1988. Fagen has more than 25 years experience in the ethanol industry. Fagen continues to design and construct ethanol plants around the country. Fagen also has knowledge and support to assist our management team in executing a successful start-up. Fagen is a meaningful project participant because of its anticipated obligation to facilitate our project’s successful transition from start-up to day-to-day profitable operation.

Based on the letters of intent for our three facilities, we expect to pay Fagen $146,200,000 for the construction of each of our three plants, which we believe is reasonable in light of Fagen’s expertise in the design and construction of ethanol production facilities and the level of current demand for its services. We anticipate being responsible for certain site improvements, infrastructure, utilities, permitting and maintenance and power equipment costs. In addition to constructing the plants, we expect that Fagen will provide us with assistance in obtaining the requisite permits and licenses. All of the letters of intent terminate on February 1, 2009 at either our or Fagen’s option if the design-build agreements have not been executed by such time. Fagen will utilize certain proprietary property and information of ICM, Inc. in constructing the plants. ICM, Inc. is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas. We expect to enter into a license agreement with ICM, Inc. which will be attached an exhibit to our design-build agreements with Fagen.

FUTURE PLANS TO DEVELOP OR PARTICIPATE IN OTHER ETHANOL MANUFACTURING FACILITIES OR ETHANOL MARKETING VENTURES

In the future, we may pursue opportunities to develop or invest in other ethanol manufacturing facilities or pursue ethanol marketing activities. We do not have any agreement or arrangement concerning any other ethanol manufacturing project or ethanol marketing venture at this time. We will continue to monitor and evaluate these opportunities as they present themselves to determine if participation in any other ethanol manufacturing project or ethanol marketing venture is in our best interest.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have issued 2,180 membership units to our seed capital investors as part of the merger of Florida Ethanol, LLC, Atlantic Ethanol, LLC, Mid Atlantic Ethanol, LLC and Palmetto Agri-Fuels, LLC. The members of these companies exchanged their membership units in their respective companies for East Coast Ethanol units at an exchange price of $5,000 per East Coast Ethanol unit. We received total consideration of $10,900,000 in the merger including $9,800,000 in equity proceeds. We expect these proceeds to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project through the end of this offering and close of debt financing. All of the proceeds received in the merger constituted immediate at-risk capital at the time of the merger.

As of the latest date for which we have audited financial statements, December 31, 2006, we had total assets of $639,355, consisting primarily of cash. As of December 31, 2006, we had current liabilities of $22,190 consisting primarily of accounts payable. Total members’ equity as of December 31, 2006, was $617,165 taking into account the accumulated deficit. As of the latest date for which we have unaudited financial statements, September 30, 2007, we had total assets of $8,228,392 consisting primarily of cash. As of September 30, 2007 we had current liabilities of $245,632 consisting primarily of accounts payable. Total members’ equity as of September 30, 2007 was $7,982,760 taking into account the accumulated deficit. Since our inception, we have generated no revenue from operations. From our inception through September 30, 2007, we have incurred an accumulated net loss of $620,902.

Capitalization Plan

Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $845,430,000. Our capitalization plan consists of a combination of equity, including our previous seed capital, debt financing, bond financing and government grants.

Equity Financing

We are seeking to raise a minimum of $338,175,000 and a maximum of $591,825,000 of equity in this offering. Depending on the level of equity raised in this offering, the amount of any grants awarded to us, and the amount of bond financing able to be procured, we expect to require debt financing ranging from approximately a minimum of $245,805,000 to a maximum of $497,455,000.

Debt and Bond Financing

We hope to attract senior debt financing from a major bank (with participating loans from other banks) and/or bond financing to construct the proposed ethanol plants. We expect the senior debt financing will be secured by all of our real and personal property, including receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender; however, there is no assurance that we will be able to obtain the senior debt financing or that adequate debt financing will be available on the terms we currently anticipate. Our senior debt financing may also include bond financing issued through a governmental entity or bonds guaranteed by a governmental agency. We do not have any contracts or commitments with any governmental entity or underwriter for bond financing and there is no assurance that we will be able to secure bond financing as part of the senior debt financing for the project. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which would increase the cost of debt and could require us to issue warrants. The increased cost of the subordinated debt financing could reduce the value of our units.

We do not have contracts or commitments with any bank, lender, underwriter, governmental entity or financial institution for debt financing. We have started identifying and interviewing potential lenders; however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.

Grants and Government Programs

We plan to apply for grants from the United States Department of Agriculture and other sources. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.

CRITICAL ACCOUNTING ESTIMATES

Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term.

ESTIMATED SOURCES OF FUNDS

The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including because of any grant monies that we may receive and those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

Sources of Funds	Minimum 22,545 Units Sold	Percent of Total
Unit Proceeds	$338,175,000	40.00%
Seed Capital Proceeds	9,800,000	1.16%
Senior Debt Financing	497,455,000	58.84%
Total Sources of Funds	$845,430,000	100.00%

Sources of Funds	If 31,000 Units Sold	Percent of Total
Unit Proceeds	$465,000,000	55.00%
Seed Capital Proceeds	9,800,000	1.16%
Senior Debt Financing	370,630,000	43.84%
Total Sources of Funds	$845,430,000	100.00%

Sources of Funds	Maximum 39,455 Units Sold	Percent of Total
Unit Proceeds	$591,825,000	70.00%
Seed Capital Proceeds	9,800,000	1.16%
Senior Debt Financing	243,805,000	28.84%
Total Sources of Funds	$845,430,000	100.00%

ESTIMATED USE OF PROCEEDS

The gross proceeds from this offering, before deducting offering expenses, will be $338,175,000 if the minimum number of units offered is sold and $591,825,000 if the maximum number of units offered is sold. We estimate the offering expenses to be approximately $550,000. Therefore, we estimate the net proceeds of the offering to be $337,625,000 if the minimum amount of units offered is sold, and $591,275,000 if the maximum number of units offered is sold. The chart below provides an itemized break-up of our offering expenses:

Nature of Offering Expense	Cost
Securities and Exchange Commission registration fee	$23,258.72
Legal fees and expenses	200,000.00
Accounting fees	125,000.00
Blue Sky filing fees	10,000.00
Printing expenses	75,000.00
Advertising	50,000.00
Miscellaneous expenses	66,741.28
Total	$550,000.00

The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. In addition, depending on the level of equity raised, we may decide to implement technical or design upgrades or improvements to our plants.

Use of Proceeds	Amount	Percentage of Total
Plant Design-build Contracts	$587,200,000	69.45%
Capitalized Interest	12,000,000	1.42%
Construction Contingencies	8,600,000	1.02%
Administration Buildings	2,600,000	0.31%
Construction Performance Bonds	2,000,000	0.24%
Construction Insurance-builders Risk	1,000,000	0.12%
Computers, Software and Network	700,000	0.08%
Office Equipment	400,000	0.05%
Start up costs
Inventory - Working Capital	76,492,264	9.04%
Site Costs	32,000,490	3.79%
Fire Protection / Water Supply	25,380,000	3.00%
Railroad	20,000,000	2.37%
Debt Service Reserve	59,257,246	7.01%
Financing Costs	4,000,000	0.47%
Organizational Costs	540,000	0.06%
Costs of Raising Capital	3,960,000	0.47%
Operating Costs	3,500,000	0.41%
Pre-production Period Costs	3,800,000	0.45%
Rolling Stock	2,000,000	0.24%
Total	$845,430,000	100.00%

ETHANOL INDUSTRY OVERVIEW

Over the past twenty years the U.S. fuel ethanol industry has grown from almost nothing to over 7.5 billion gallons of ethanol production per year. According to the RFA, as of January 4, 2008, there are 136 ethanol production facilities producing ethanol throughout the United States with 71 new ethanol plants in various stages of completion and/or expansion. Most of these facilities are based in the Midwest because of the nearby access to the corn and grain feedstocks necessary to produce ethanol.

GENERAL ETHANOL DEMAND AND SUPPLY

According to the latest figures available from the RFA, demand for fuel ethanol in the United States reached a new high in 2006 at nearly five billion gallons. In its report titled, “Ethanol Industry Outlook 2007,” the RFA anticipated demand for ethanol to remain strong as a result of the national renewable fuels standard contained in the Energy Policy Act of 2005, rising gasoline and oil prices and increased state legislation banning the use of MTBE or requiring the use of renewable fuels. The RFA also noted that interest in E85, a blend of 85% ethanol and 15% gasoline, has been invigorated due to continued efforts to stretch United States gasoline supplies.

The Energy Policy Act of 2005 provided a renewable fuels standard that began at 4.0 billion gallons in 2006, increased to 4.7 billion gallons in 2007, and will increase to 5.4 billion gallons in 2008, and is set to reach 7.5 billion gallons by 2012. However, 2006 ethanol production of nearly 5 billion gallons exceeded the 2006 RFS; we expect the ethanol production of the upcoming years to exceed the RFS of those years as well. The newly enacted Energy Independence and Security Act of 2007 has increased the RFS to 20.5 billion gallons in 2015 and 36 billion gallons in 2022, however a substantial part of the RFS can be met only through the use of advanced biofuels such as cellulosic ethanol. Since we expect to produce our ethanol from corn, we do not anticipate the increase in the RFS to significantly increase the demand for our ethanol. The RFS is a national flexible program that does not require any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. This legislation has led to significant new investment in ethanol plants across the country. The increase in the number of new plants has brought about a dramatic increase in the supply of ethanol. This increase in the supply of ethanol has placed downward pressure on the price of ethanol as demand has struggled to keep pace with the increase in supply. While ethanol prices have increased in the second half of 2007, over supply in the ethanol market will likely have a negative impact on our earnings.

While we believe that the nationally mandated usage of renewable fuels is largely driving current demand, we believe that an increase in voluntary usage will be necessary for the industry to continue its growth trend. While the Energy Independence and Security Act has increased the RFS, a substantial amount of this increase must come from advanced biofuels such as cellulosic ethanol and ethanol derived from waste materials such as crop residue and animal waste. Thus, our ethanol which we expect will be produced from corn, will be ineligible for meeting a substantial portion of the increased RFS requirements. Further, we expect that voluntary usage by blenders will occur only if the price of ethanol makes increased blending economical. In addition, we believe that heightened consumer awareness and consumer demand for ethanol-blended gasoline may play an important role in growing overall ethanol demand and voluntary usage by blenders. If blenders do not voluntarily increase the amount of ethanol blended into gasoline and consumer awareness does not increase, it is possible that additional ethanol supply will outpace demand and depress ethanol prices.

The following table shows U.S. ethanol production capacity (including current capacity and under construction/expansion) by state as of October 2007:

Rank	State	Ethanol Production Capacity (Million Gallons Per Year)
1	Iowa	3,357.5
2	Nebraska	1,745.5
3	Illinois	1,172.0
4	Minnesota	1,102.1
5	South Dakota	985.0
6	Indiana	848.0
7	Ohio	529.0
8	Kansas	507.5
9	Wisconsin	498.0
10	Texas	355.0
11	North Dakota	333.0
12	Michigan	264.0
13	California	218.0
14	Tennessee	205.0
15	Missouri	186.0
16	New York	164.0
17	Oregon	143.0
18	Colorado	125.0
19	Georgia	100.4
20	Idaho	74.0
21	Arizona	55.0
22	Washington	55.0
23	Kentucky	35.4
24	New Mexico	30.0
25	Wyoming	5.0

Source: Renewable Fuels Association

FEDERAL AND STATE ETHANOL SUPPORTS AND INCENTIVES

The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal and state ethanol supports and tax incentives. The ethanol industry and our business depend upon continuation of the federal and state ethanol supports and incentives discussed below. These government incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the government incentives may be continued at lower levels than those at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely harm our ability to operate profitably thereby reducing the value of your investment.

The Renewable Fuels Standard

The most recent ethanol supports are contained in the Energy Independence and Security Act of 2007, which was signed into law on December 19, 2007 and is expected to impact the ethanol industry by enhancing both the production and use of ethanol. This legislation modifies the provisions of the Energy Policy Act of 2005 which created a Renewable Fuels Standard, known as the RFS. The RFS is a national program that imposes requirements with respect to the amount of renewable fuel produced and used. RFS will apply to refineries, blenders, distributors and importers, but will not restrict the geographic areas in which renewable fuels may be used. This should allow refiners, blenders, distributors and importers to use renewable fuel blends in those areas where it is most cost effective. The RFS requires that 9 billion gallons be sold or dispensed in 2008, increasing to 36 billion gallons by 2022. According to the RFA, RFS is expected to lead to new investment in ethanol plants across the country. An increase in the number of new plants will increase the supply of ethanol.

The Clean Air Act and Oxygenated Gasoline Program

Historically, ethanol sales have been favorably affected by the Clean Air Act amendments of 1990, particularly the Oxygented Gasoline Program, which became effective November 1, 1992. The Oxygenated Gasoline Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has also increased as the result of a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995 and requires the sale of reformulated gasoline in numerous areas to reduce pollutants, specifically those that contribute to ground level ozone, better known as smog. Reformulated gasoline that meets the performance criteria set by the Clean Air Act can be reformulated in a number of ways, including the addition of oxygenates to the gasoline. The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol. MTBE has been linked to groundwater contamination and has been banned from use in many states. Although the Energy Policy Act of 2005 did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE is expected to result in refiners and blenders using ethanol rather than MTBE. Prior to the passage of the Energy Policy Act of 2005, the reformulated gasoline program included a requirement that reformulated gasoline contain 2% oxygenate. The Energy Policy Act of 2005 repealed that requirement immediately in California and 270 days after enactment elsewhere. Although the repeal of the oxygenate requirement may have some impact, the EPA’s analysis of the elimination of the 2% oxygenate requirement indicated that ethanol will continue to be used in reformulated gasoline after the repeal of the oxygenate requirement. The EPA’s assessment was based on past analyses of ethanol in reformulated gasoline despite removal of the oxygenate requirement, current gasoline prices and the tightness in the gasoline market, the favorable economics of ethanol blending, a continuing concern over MTBE use by refiners, the emission performance standards still in place for reformulated gasoline and the upcoming renewable fuels mandate.

The Volumetric Ethanol Excise Tax Credit

The use of ethanol as an alternative fuel source has been aided by federal tax policy also. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit, known as VEETC, and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This is expected to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill created a new volumetric ethanol excise tax credit of $0.51 per gallon of ethanol blended at 10%. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether, known as ETBE, including ethanol in E85 (an 85% ethanol fuel blend) and E20 (a 20% ethanol fuel blend) in Minnesota. The VEETC is scheduled to expire on December 31, 2010.

Small Ethanol Producer Tax Credit

The Energy Policy Act of 2005 expanded who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. The credit can be taken on the first 15 million gallons of production. The tax credit is capped at $1.5 million per year per producer. We anticipate that our annual production will exceed production limits of 60 million gallons per year and that we will be ineligible for this credit.

Clean-Fuel Vehicle Refueling Equipment Tax Credit

In addition, the Energy Policy Act of 2005 created a new tax credit that permits taxpayers to claim a 30% credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuels at least 85% of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas and hydrogen and any mixture of diesel fuel and biodiesel containing at least 20% biodiesel. The provision is effective for equipment placed in service following December 31, 2005 and before January 1, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.

Imported Ethanol Tariffs and Quotas

Currently, there is a $0.54 per gallon tariff on imported ethanol, which is scheduled to expire in January 2009. Ethanol imports from 24 countries in Central America and the Caribbean region are exempted from the tariff under the Caribbean Basin Initiative or CBI, which provides that specified nations may export an aggregate of 7.0% of U.S. ethanol production per year into the U.S., with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7.0% limit. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the U.S. Ethanol imported from Caribbean basin countries may be a less expensive alternative to domestically produced ethanol. According to the RFA, the U.S. International Trade Commission set the 2007 CBI import quota at approximately 350 million gallons, up from 268.1 million gallons in 2006. In the past, legislation was introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year; however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed. We expect that enactment of the legislation would decrease the total supply of ethanol in the U.S. market relative to demand and increase domestic prices.

State Legislation Banning or Limiting MTBE Use

As of February 2007, 25 states, including California and New York, have banned or significantly limited the use of MTBE due to environmental and public health concerns. Ethanol has served as a replacement for much of the discontinued volumes of MTBE and is expected to continue to replace future volumes of MTBE that are removed from the fuel supply. However, there is a limited amount of MTBE to be replaced, and we do not expect this to have a significant impact on our business.

OUR PRIMARY COMPETITION

We will be in direct competition with numerous other ethanol producers, some of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price, and to a lesser extent, delivery service. The ethanol industry has grown to 136 production facilities in the United States with another 63 under construction and another 8 under expansion. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation. Only Archer Daniels Midland, POET, VeraSun Energy Corporation and US BioEnergy Corp. will produce more ethanol than we expect to produce.

The following table identifies most of the ethanol producers in the United States and their production capacities.

U.S. FUEL ETHANOL INDUSTRY BIOREFINERIES AND PRODUCTION CAPACITY
million gallons per year (mgy)

Company	Location	Feedstock	Current Capacity (mgy)	Under Construction/ Expansions (mgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
	Ravenna, NE		88
Aberdeen Energy*	Mina, SD	Corn		100
Absolute Energy, LLC*	St. Ansgar, IA	Corn		100
ACE Ethanol, LLC	Stanley, WI	Corn	41
Adkins Energy, LLC*	Lena, IL	Corn	40
Advanced Bioenergy	Fairmont, NE	Corn	100
AGP*	Hastings, NE	Corn	52
Agri-Energy, LLC*	Luverne, MN	Corn	21
Al-Corn Clean Fuel*	Claremont, MN	Corn	35	15
Amaizing Energy, LLC*	Denison, IA	Corn	48
	Atlantic, IA	Corn		110
Archer Daniels Midland	Decatur, IL	Corn	1,070	550
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn

	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
Arkalon Energy, LLC	Liberal, KS	Corn	110
Aventine Renewable Energy, LLC	Pekin, IL	Corn	207	226
	Aurora, NE	Corn
	Mt. Vernon, IN	Corn
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	52
BioFuel Energy - Pioneer Trail Energy, LLC	Wood River, NE	Corn		115
BioFuel Energy - Buffalo Lake Energy, LLC	Fairmont, MN	Corn		115
Blue Flint Ethanol	Underwood, ND	Corn	50
Bonanza Energy, LLC	Garden City, KS	Corn/milo	55
Bushmills Ethanol, Inc.*	Atwater, MN	Corn	40
Cardinal Ethanol	Harrisville, IN	Corn		100
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Cascade Grain	Clatskanie, OR	Corn		108
Castle Rock Renewable Fuels, LLC	Necedah, WI	Corn		50
Celunol	Jennings, LA	Sugar cane bagasse		1.5
Center Ethanol Company	Sauget, IL	Corn		54
Central Indiana Ethanol, LLC	Marion, IN	Corn	40
Central Illinois Energy, LLC	Canton, IL	Corn		37
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Cilion Ethanol	Keyes, CA	Corn		50
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	33
Corn, LP*	Goldfield, IA	Corn	50
Cornhusker Energy Lexington, LLC	Lexington, NE	Corn	40
Corn Plus, LLP*	Winnebago, MN	Corn	44
Coshoctan Ethanol, OH	Coshoctan, OH	Corn		60
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC	Morris, MN	Corn	21.5
E Energy Adams, LLC	Adams, NE	Corn	50
E Caruso (Goodland Energy Center)	Goodland, KS	Corn		20
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35

Elkhorn Valley Ethanol, LLC	Norfolk, NE	Corn	40
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol Grain Processors, LLC	Obion, TN	Corn		100
First United Ethanol, LLC (FUEL)	Mitchell Co., GA	Corn		100
Front Range Energy, LLC	Windsor, CO	Corn	40
Gateway Ethanol	Pratt, KS	Corn	55
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	100
Global Ethanol/Midwest Grain Processors	Lakota, IA	Corn	95
	Riga, MI	Corn	57
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy, LLC*	Mason City, IA	Corn	110	50
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grand River Distribution	Cambria, WI	Corn		40
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC*	Granite Falls, MN	Corn	52
Greater Ohio Ethanol, LLC	Lima, OH	Corn		54
Green Plains Renewable Energy	Shenandoah, IA	Corn	50
	Superior, IA	Corn		50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	105
	Fairbank, IA	Corn	115
	Menlo, IA	Corn		100
	Shell Rock, IA	Corn		110
Heartland Corn Products*	Winthrop, MN	Corn	100
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Holt County Ethanol	O'Neill, NE	Corn		100
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Idaho Ethanol Processing	Caldwell, ID	Potato Waste	4
Illinois River Energy, LLC	Rochelle, IL	Corn	50
Indiana Bio-Energy	Bluffton, IN	Corn		101
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn	40
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Kansas Ethanol, LLC	Lyons, KS	Corn		55
Land O' Lakes*	Melrose, MN	Cheese whey	2.6
Levelland/Hockley County Ethanol, LLC	Levelland, TX	Corn		40
Lifeline Foods, LLC	St. Joseph, MO	Corn	40
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn	50
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52

Marquis Energy, LLC	Hennepin, IL	Corn		100
Marysville Ethanol, LLC	Marysville, MI	Corn		50
Merrick & Company	Golden, CO	Waste beer	3
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Mid America Agri Products/Wheatland	Madrid, NE	Corn		44
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	25
Minnesota Energy*	Buffalo Lake, MN	Corn	18
NEDAK Ethanol	Atkinson, NE	Corn		44
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Biofuels	Volney, NY	Corn		114
Northwest Renewable, LLC	Longview, WA	Corn		55
Otter Tail Ag Enterprises	Fergus Falls, MN	Corn		57.5
Pacific Ethanol	Madera, CA	Corn	40
	Boardman, OR	Corn	40
	Burley, ID	Corn		50
	Stockton, CA	Corn		50
Panda Ethanol	Hereford, TX	Corn/milo		115
Parallel Products	Louisville, KY	Beverage waste	5.4
	R. Cucamonga, CA
Patriot Renewable Fuels, LLC	Annawan, IL	Corn		100
Penford Products	Cedar Rapids, IA	Corn		45
Phoenix Biofuels	Goshen, CA	Corn	25
Pinal Energy, LLC	Maricopa, AZ	Corn	55
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Plainview BioEnergy, LLC	Plainview, TX	Corn		100
Platinum Ethanol, LLC*	Arthur, IA	Corn		110
Plymouth Ethanol, LLC*	Merrill, IA	Corn		50
POET	Sioux Falls, SD		1,110	375
	Alexandria, IN	Corn		#
	Ashton, IA	Corn
	Big Stone, SD	Corn
	Bingham Lake, MN Corn
	Caro, MI	Corn
	Chancellor, SD	Corn
	Coon Rapids, IA	Corn
	Corning, IA	Corn

	Emmetsburg, IA	Corn
	Fostoria, OH	Corn		#
	Glenville, MN	Corn
	Gowrie, IA	Corn
	Groton, SD	Corn
	Hanlontown, IA	Corn
	Hudson, SD	Corn
	Jewell, IA	Corn
	Laddonia, MO	Corn
	Lake Crystal, MN	Corn
	Leipsic, OH	Corn		#
	Macon, MO	Corn
	Marion, OH	Corn		#
	Mitchell, SD	Corn
	North Manchester, IN	Corn		#
	Portland, IN	Corn
	Preston, MN	Corn
	Scotland, SD	Corn
Prairie Horizon Agri-Energy, LLC	Phillipsburg, KS	Corn	40
Quad-County Corn Processors*	Galva, IA	Corn	27
Range Fuels	Soperton, GA	Wood waste		20
Red Trail Energy, LLC	Richardton, ND	Corn	50
Redfield Energy, LLC *	Redfield, SD	Corn	50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Renew Energy	Jefferson Junction, WI	Corn		130
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	25	35
Siouxland Ethanol, LLC	Jackson, NE	Corn	50
Southwest Iowa Renewable Energy, LLC *	Council Bluffs, IA	Corn		110
Sterling Ethanol, LLC	Sterling, CO	Corn	42
Tate & Lyle	Loudon, TN	Corn	67	38
	Ft. Dodge, IA	Corn		105
The Andersons Albion Ethanol LLC	Albion, MI	Corn	55
The Andersons Clymers Ethanol, LLC	Clymers, IN	Corn	110
The Andersons Marathon Ethanol, LLC	Greenville, OH	Corn		110
Tharaldson Ethanol	Casselton, ND	Corn		110
Trenton Agri Products, LLC	Trenton, NE	Corn	40
United Ethanol	Milton, WI	Corn	52
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US BioEnergy Corp.	Albert City, IA	Corn	310	440

	Woodbury, MI	Corn
	Hankinson, ND	Corn		#
	Central City , NE	Corn		#
	Ord, NE	Corn
	Dyersville, IA	Corn		#
	Janesville, MN	Corn		#
	Marion, SD	Corn
U.S. Energy Partners, LLC (White Energy)	Russell, KS	Milo/wheat starch	48
Utica Energy, LLC	Oshkosh, WI	Corn	48
VeraSun Energy Corporation	Aurora, SD	Corn	560	330
	Ft. Dodge, IA	Corn
	Albion, NE	Corn
	Charles City, IA	Corn
	Linden, IN	Corn
	Welcome, MN	Corn		#
	Hartely, IA	Corn		#
	Bloomingburg, OH	Corn		#
Western New York Energy, LLC	Shelby, NY	Corn	50
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable Energy, LLC*	Boyceville, WI	Corn	40
White Energy	Hereford, TX	Corn/Milo		100
Wind Gap Farms	Baconton, GA	Brewery waste	0.4
Renova Energy	Torrington, WY	Corn	5
	Hayburn, ID	Corn		20
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5
Yuma Ethanol	Yuma, CO	Corn	40
Total Current Capacity at ~136 ethanol biorefineries			7,525.4
Total Under Construction (63)/Expansions (8)				5,787.0
Total Capacity			13,312.4

* locally-owned
# plant under construction
Updated:  January 4, 2008

COMPETITION FROM ALTERNATIVE FUELS

Alternative fuels and ethanol production methods are continually under development by ethanol and oil companies with far greater resources than us. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business. We anticipate that the Energy Independence and Security Act of 2007 will provide a substantial stimulus for the development of ethanol from sources such as cellulose and waste materials such as crop residue and animal waste and we expect to have to compete with such ethanol in the future.

DESCRIPTION OF BUSINESS

We are a development stage Delaware limited liability company formed on July 27, 2007 created to facilitate the merger of four entities - Mid Atlantic Ethanol, LLC, Palmetto Agri-Fuels, LLC, Atlantic Ethanol, LLC, and Florida Ethanol, LLC. We are raising capital to develop, construct, own and operate four 110 million gallon dry mill corn-based ethanol plants in the Southeast United States. Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains. According to the RFA, approximately 85 percent of ethanol in the United States today is produced from corn, and approximately 90 percent of ethanol is produced from a corn and other input mix. We expect to produce ethanol manufactured from corn. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. The RFA estimates domestic ethanol production at approximately 7.53 billion gallons as of January 4, 2008.

An ethanol plant is essentially a fermentation plant. Ground corn and water are mixed with enzymes and yeast to produce a substance called “beer,” which contains about 10% alcohol and 90% water. The “beer” is boiled to separate the water, resulting in ethyl alcohol, which is then dehydrated to increase the alcohol content. This product is then mixed with a certified denaturant to make the product unfit for human consumption and commercially saleable.

Ethanol can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide emissions; and (iii) a non-petroleum-based gasoline substitute. Approximately 95% of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions in large metropolitan areas. The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. The principal markets for our ethanol are petroleum terminals in the continental United States.

The following diagram from Fagen, Inc. depicts each of the 110 million gallon per year ethanol plants we anticipate building:

DESCRIPTION OF DRY MILL PROCESS

Our plants are expected to produce ethanol by processing corn and possibly other raw grains such as grain sorghum or milo. The corn and other grains will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be converted to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system, where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and five percent denaturant constitute ethanol.

Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.

The following flow chart illustrates the dry mill process:

Source: Renewable Fuels Association, report entitled “How Ethanol is Made,” current as of June 20, 2006, available at www.ethanolrfa.org.

We expect that the ethanol production technology we will use in our plants will be supplied by Fagen, Inc. and/or ICM, Inc. and that they will either own the technology or have obtained any license necessary to utilize the technology.

PRIMARY PRODUCT - ETHANOL

Our business will be that of the production and marketing of ethanol and its co-products. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plants, or if we are not able to market ethanol and its co-products. We anticipate entering into an agreement with a company to market our ethanol; however, we have not yet negotiated or discussed the terms of an ethanol marketing agreement with any ethanol marketing company.

ETHANOL MARKETS

The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. The principal markets for our ethanol are petroleum terminals in the continental United States. We intend to access local and regional markets by truck, which would produce significant transportation costs savings relative to Midwest-based ethanol plants. We may also try and access national markets by rail. Because ethanol use results in less air pollution than regular gasoline, regional and national markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas. We expect to reach these markets by delivering ethanol to terminals which will then blend the ethanol into E10 and E85 gasoline and transport the blended gasoline to retail outlets in these markets.

We believe that regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially during the first few years of operation.

ETHANOL PRICING

The following charts provide a comparison of the average price of ethanol in various parts of the United States over the past 10 years, but does not necessarily approximate the price at which our ethanol will be sold:

Fuel Ethanol Terminal Market Price - 10 Year History
Cents/Gallon
405.0
390.0
375.0
360.0
345.0
330.0
315.0
300.0
285.0
270.0
255.0
240.0
225.0
210.0
195.0
180.0
165.0
150.0
135.0
120.0
105.0
90.0
5/7/97
2/6/98
11/8/98
8/10/99
5/11/00
2/10/01
11/12/01
8/14/02
5/16/03
2/15/04
11/16/04
8/18/05
5/20/06
2/19/07
Chicago,IL
Pekin,IL
Los Angeles,CA
San Francisco,CA
Gulf Coast Export
Data Source: OXY-FUEL News Price Report. 1995-2005 Hart Publications, Inc.

Fuel Ethanol Terminal Market Price - 18-Month History
Cents/Gallon
400.0
390.0
380.0
370.0
360.0
350.0
340.0
330.0
320.0
310.0
300.0
290.0
280.0
270.0
260.0
250.0
240.0
230.0
220.0
210.0
200.0
190.0
180.0
170.0
160.0
150.0
140.0
130.0
120.0
110.0
11/6/05
12/18/05
1/29/06
3/12/06
4/23/06
6/4/06
7/16/06
8/27/06
10/8/06
11/19/06
12/31/06
2/11/07
3/25/07
5/6/07
Chicago, IL
Pekin, IL
Los Angeles, CA
San Francisco, CA
Data Source: OXY-FUEL News Price Report. 1995-2005 Hart Publications, Inc.

As the charts indicate, ethanol prices peaked in spring and summer 2006 and then trended downward. Additionally, ethanol prices declined further in the first half of 2007, but have rebounded since. To address the potential volatility of the ethanol market and the growing demand for a hedging instrument for domestically produced ethanol, on March 23, 2005, the Chicago Board of Trade (CBOT) launched the CBOT Denatured Fuel Ethanol futures contract. Since we expect to employ a third party marketing firm to sell all of our ethanol we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we employ may use the new ethanol futures contracts to manage ethanol price volatility.

CO-PRODUCTS

The principal co-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy, beef and poultry industry. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. Bypass proteins are more easily digestible by animals, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains are processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains is distillers wet grains that has been dried to approximately 50% moisture. It has a longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains is distillers wet grains that has been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.

The plants are expected to produce a combined total of 1,540,000 tons per year of distillers grains. The distillers grains market is less volatile than the ethanol market and even though the prices of corn and distillers grain do not track exactly, they do tend to follow each other. Typically, distillers grains sell from 85% to 100% the price of corn. However, distillers grains prices are also affected by soy meal markets, dairy and cattle markets, and seasonal changes due to summer pasturing. It is expected that distillers grains produced by the plants will be sold through a marketer. The marketer cost is assumed to be approximately 1% percent freight on board fee based on the price of the distillers grains. Therefore, the marketer’s fee will vary depending on the price of the distillers grains. In addition, it is likely that a marketer may require a significant payment to become a member of the marketing group. We do not currently have an agreement with a marketer and we may not be able to enter into such an agreement on favorable terms or at all. We intend to market our distillers grains to the swine, dairy and beef cattle primarily to markets existing in the states where our plants are expected to be located. We may also try and export our ethanol using the ports located near our proposed plants.

DISTILLERS GRAINS MARKETS

The primary consumers of distillers grains are dairy and beef cattle, according to the Renewable Fuels Association's Ethanol Industry Outlook (2007). In recent years, an increasing amount of distillers grains has been used in the swine and poultry markets. With the advancement of research into the feeding rations of poultry and swine, we expect these markets to expand and create additional demand for distillers grains; however, no assurance can be given that these markets will in fact expand, or if they do, that we will benefit from it. The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents.

DISTILLERS GRAINS PRICING

Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production. The chart below provides a comparison of the recent prices of corn and distillers grains. Although it is likely that prices for distillers grains will continue to correspond to corn prices, it is also possible that prices for distillers grains could be impacted by the availability of other substitute feed products.

RAW MATERIALS - CRITICAL INPUTS

CORN FEEDSTOCK SUPPLY

Southeast United States, where we expect our operations to be based, is a corn-deficit region as demonstrated by the table below. We anticipate that our plants will need approximately 176 million bushels of grain per year for our dry milling process which represents almost 85% of the Southeast’s total projected corn production. We expect to have to rail in the majority of our corn from the Eastern corn-belt. As an illustration, in order to meet 25% of our plants’ corn needs, the Southeast will have to increase production by at least 252 million bushels, which can be done by converting 200,000 irrigated acres currently used for other crops to corn. Since 200,000 irrigated acres represents only 6.7% of the region’s 3 million irrigated acres, we believe this is feasible but we can provide no assurance or guarantee that the conversion will occur to this extent or at all.

  Projected Southeast Corn Production, 2007-08

STATE	Annual Corn Production (million bushels)	Annual Corn Deficit (million bushels)	Irrigated Acres (millions)
Alabama	16	-178.871
Georgia	55	-140	1.815
Florida	3	-21.095
North Carolina	97	-268.203
South Carolina	37	-40.109
TOTALS	208	-647	3.09

We expect that our rail partners will be Norfolk Southern Corporation, CSX Corporation, Bayline Railroad and Lancaster & Chester Railway. Although we currently do not have any agreements with these railroads, we anticipate securing agreements prior to commencing operations. A chief part of our strategy has been to select plant sites that will enable our plants to share railcars. Thus, we expect to be able to consolidate and manage a deck of trains for our four plants rather than a set of trains for each of the plants.

We will be significantly dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. There is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought or other production problems; although we hope to diminish the impact of these potential problems as much as possible through a contractual agreement with a professional grain marketing firm. Current corn prices are substantially higher than the ten-year average price of corn. Higher corn prices will reduce our profitability. In addition, new corn demand within a market can have varying impacts on the corn price.

Grain prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. Historical grain pricing information indicates that the price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plants’ profitability will be negatively impacted during periods of high corn prices. The following charts present recent data on corn prices and the usage of corn by ethanol plants:

CHICAGO BOARD OF TRADE NEARBY CORN PRICES 2006 - 2007
(Dollars per Bushel)

The chart below shows average corn prices from 2001 through 2007 and reflects recent increases in the per bushel price of corn:

Source: C. Thompson & Associates

NATURAL GAS

Natural gas prices have historically fluctuated dramatically, which could significantly affect the profitability of our operations. Natural gas prices increased sharply when Hurricanes Katrina and Rita devastated operations and impacted infrastructure on the Gulf Coast. Our natural gas costs could be prohibitively high if current price levels significantly increase. The following table shows the spot price in the Chicago market at the beginning of each month for the 2001-2007 time period as reported by the Energy Information Administration.

United States Natural Gas Industrial Price 2001-2007 (Dollars per Thousand Cubic Feet)
Month	2007	2006	2005	2004	2003	2002	2001
JAN	7.35	10.84	7.06	6.72	5.65	4.05	8.84
FEB	8.25	9.35	7.15	6.52	6.40	3.70	7.21
MAR	8.42	8.23	7.12	5.97	8.27	3.78	6.30
APR	8.15	7.91	7.71	6.06	5.96	3.64	6.08
MAY	8.12	7.62	7.19	6.34	5.78	4.07	5.46
JUN	7.99	6.90	6.91	6.82	6.59	3.86	4.75
JUL	7.55	6.77	7.40	6.41	5.69	3.80	4.10
AUG	6.58	7.35	7.98	6.36	5.28	3.62	3.99
SEP	6.12	7.20	10.18	5.68	5.32	3.89	3.50
OCT	8.88	5.62	12.06	6.03	4.93	4.18	3.18
NOV		7.74	12.11	7.64	5.19	4.72	3.88
DEC		8.23	11.17	7.54	5.90	4.92	3.69

WATER SUPPLY

We will require a significant supply of water. While much of the water used in an ethanol plant is recycled back into the process, there are certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent discharge facilities. We anticipate our plant design will incorporate an ICM/Phoenix Bio-Methanator wastewater treatment process. The ICM/Phoenix Bio-Methanator is expected to result in a zero discharge of plant process water. Permits will be required for all water usage. We expect to engage ICM, Inc. to assist us in applying for the necessary permits; however, there is no assurance that we will be able to obtain the requisite permits to use the water we need to operate the plant. In the event we are unable to locate a sufficient supply of water at our proposed sites, we would have to either locate an alternative plant location or abandon the project.

PLANT SITE INFORMATION

We anticipate building our plants in Wayne County, Georgia; Jackson County, Florida; Chester County, South Carolina and North Carolina. We have yet to choose a location for our plant site expected to be located in North Carolina and we may choose not to construct a plant in North Carolina altogether. We reserve the right, in the sole discretion of our board of directors, to select different locations for the plants. All of our potential ethanol plant sites are expected to be conveniently located near major highways, railroads and ports. Furthermore, we have carefully investigated potential sources of electricity, natural gas and water for each plant site, and these are detailed below. As of the present time, we have not entered into any agreement with any energy or water providers. While we anticipate entering into definitive agreements with the providers listed below, we may enter into contracts with other entities if their terms are more favorable.

The map below demonstrates the approximate locations where we currently expect to build our ethanol plants (FLEL refers to our Florida site; AEL refers to our Georgia site; PAF refers to our South Carolina site; and MAEL refers to our North Carolina site):

GEORGIA PLANT SITE

Location

We expect to locate the plant in Wayne County, Georgia approximately 14 miles southeast of Jesup on U.S. Highway 341/25. The property consists of 350 acres located in a proposed 890 acre industrial park owned by the Wayne County Industrial Development Authority (IDA). We are currently negotiating with Wayne County IDA for the conveyance of the real property at no charge after a ten year property tax abatement period; however no agreement has yet been executed. A Memorandum of Understanding detailing this agreement is being negotiated with the IDA. The land is currently agricultural timberland but Wayne County does not require zoning for property uses. Mr. Mike Deal, the current Wayne County Administrator, has provided a letter confirming that the construction of an ethanol plant fits the Wayne County land use plan for this property.

Regional Map of Jessup, Georgia Identifying Major Roads and Ports

Railroad Infrastructure

The site has approximately one mile of rail frontage along the Norfolk Southern (NS) main line running from Brunswick to Macon, Georgia. In response to this project, Norfolk Southern is adding a $4 million rail siding approximately 16 miles north of the plant site. Norfolk Southern provided the initial rail conceptual design for this project and Transystems is currently developing a final rail design for the plant.

Fuel Terminals

Multiple fuel terminal facilities are located within trucking distance of the plant site. The table below details distance to all terminals within 125 miles of the site and their liquid fuel capacities (data taken from the 2007 Petroleum Terminal Encyclopedia, OPIS/Stalsby.) In addition, the nearby ports of Savannah and Jacksonville will give us the opportunity to ship ethanol to markets in South Florida via tanker.

Terminals Within 125 Mile Radius of Jesup, Georgia.

Location	Distance (miles)	Terminals	Total Capacity (MM gal)
Savannah, GA	65	2	150.0
Jacksonville, FL	95	6	136.0
Macon, GA	125	6	39.5
N. Augusta, SC	125	5	49.5
Ft. Lauderdale, FL*	375	11	118.5
TOTAL		30	493.5

*Terminals in Ft. Lauderdale, FL can be accessed via tanker ship through the ports of Savannah or Jacksonville.

Road Infrastructure

The plant site is located on U.S. Highway 341, a four-lane, divided access highway that provides excellent access to Interstate 95, the primary transportation corridor along the east coast. The Georgia Department of Transportation (GDOT) has indicated that the northbound deceleration lane on Highway 341 will need to be extended and that the grade crossing onto the property will need to be upgraded. We anticipate that the Georgia Department of Community Affairs will provide approximately $450,000 in incentives to the IDA to be used for these upgrades.

Utilities

The energy specifications for the plant include 9.5 megawatts of electricity annually and 480 MM Btu’s of natural gas per hour at 60 psi. Georgia Power can service the electrical needs of the plant from a substation located 1 mile to the southwest of the plant. Okefenokee EMC will be asked to provide a bid for this service as well. Natural gas is available from an Atlanta Gas Light main line running parallel to the northeast boundary of the property. Estimated capital costs for gas, including metering station and pipeline, are $500,000.

In addition, the plant will require 1.5 million gallons of water per day and discharge up to 375,000 gallons of process water per day. Two 12-inch industrial wells and one 4-inch potable well will be installed at the site. All well permits have been applied for and are currently in the review process. Process water will be discharged into an intermittent stream on site.

Port Facilities

The plant site provides easy access to the port of Brunswick, Georgia (45 miles), the port of Savannah, Georgia (65 miles), and the port of Jacksonville, Florida (95 miles). Easy access to ports will allow us to ship ethanol anywhere on the east coast. It is also expected that these three ports will open significant export opportunities for dried distillers grains into the Caribbean, Mexican, and Latin American markets.

Design Build Agreement

We have entered into a letter of intent for the negotiation and execution of a design-build agreement with Fagen, Inc. Please see “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION - Plant Construction and Start-Up of Plant Operations - Letters of Intent with Fagen, Inc.”

FLORIDA PLANT SITE

Location

We expect to locate the plant in Jackson County, Florida approximately two miles southeast of Campbellton on Highway 273 just west of U.S. Highway 231. The property consists of 296 acres and is currently being used as farmland (primarily row crops). Jackson County does not require zoning for property uses. We have an option contract with the seller of this property that was assigned to us by the Jackson County Development Council. The total purchase price for the property will be $2,072,000 at $7,000 per acre. The option contract affords us an appreciable period of time to conduct due diligence on this site, and we are currently doing so.

Regional Map of Campbellton, Florida Identifying Major Roads and Ports

Railroad Infrastructure

The site is on an abandoned rail spur (formerly known as the Graceville Line) approximately 1/4 mile west of the Bayline Railroad’s main line. The Bayline Railroad (owned by Genesee & Wyoming) is a short line that runs north-south from Dothan, Alabama to Panama City, Florida with connections to both Norfolk Southern and CSX in Dothan. We expect this dual rail access may give us significant leverage when negotiating grain delivery contracts for this plant.

Bayline owns the right of way along the abandoned spur to the plant site. We are negotiating with Genesee & Wyoming to provide us with funds for rail infrastructure and improvements at the plant site. Transystems is currently producing a rail conceptual design.

Fuel Terminals

Multiple fuel terminal facilities are located within trucking distance of the plant site. The table below details distance to all terminals within 125 miles of the site and their liquid fuel capacities (data taken from the 2007 Petroleum Terminal Encyclopedia, OPIS/Stalsby.) In addition, the port of Panama City will give us the opportunity to ship ethanol to terminals in Tampa via tanker.

Terminals Within 125 Mile Radius of Campbellton, Florida

Location	Distance (miles)	Terminals	Total Capacity (MM gal)
Bainbridge, GA	40	2	18.0
Panama City, FL	60	1	7.5
Freeport, FL	60	1	4.0
Niceville, FL	60	1	5.5
Albany, GA	80	3	20.0
Americus, GA	100	1	3.5
Columbus, GA	100	3	1.5
Montgomery, AL	110	6	34.0
Pensacola, FL	125	2	8.0
Tampa, FL*	275	12	242.0
TOTAL		32	344.0

* The Tampa terminals can be accessed via tanker ship through the port of Panama City.

Road Infrastructure

The plant site is located on Highway 273, a two lane county road about 1 mile west of U.S. Highway 231. Highway 231 is a four-lane divided access highway that provides access to Interstate 10 about 10 miles south of the plant site. I-10 is the major east-west transportation corridor through the panhandle of Florida over to Jacksonville.

Utilities

The energy specifications for the plant include 9.5 megawatts of electricity annually and 480 MM Btu’s of natural gas per hour at 60 psi. West Florida EMC can service the plant’s electrical needs from a substation located two miles to the northeast of the property. Natural gas is located approximately four miles north of the site at the Alabama state line. We expect that Florida Gas Transmission, Southeast Alabama Gas, and the city of Marianna will bid for service to the plant. Jackson County, Florida is designated by the state as an Area of Economic Concern, which may enable the Jackson County Development Council (“JCDC”) to receive both federal and state grants related to this project.

In addition, the plant will require approximately 1.2 million gallons of water per day and discharge up to 200,000 gallons of process water per day. Two industrial wells and one potable well will be installed at the site. We are exploring several options for discharging the plant process water. These include spray field irrigation, ground injection, and an on-site detention pond. Jackson County has also committed to upgrade the water and sewer systems for the city of Campbellton due to the presence of the ethanol plant.

Port Facilities

We believe port access is vital to the success of this plant. The port of Panama City is located 60 miles south of the plant site. Port access will allow ethanol to be shipped by tanker to markets in Tampa and South Florida. In addition, we expect that dried distillers grains from the plant will be exported to markets in Mexico and Latin America.

Design Build Agreement

We have entered into a letter of intent for the negotiation and execution of a design-build agreement with Fagen, Inc. Please see “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION - Plant Construction and Start-Up of Plant Operations - Letters of Intent with Fagen, Inc.”

NORTH CAROLINA PLANT SITE

Location

We are currently evaluating potential plant sites in North Carolina but are yet to decide upon a particular location. In evaluating plant sites, we examine a number of factors to ensure that the property is satisfactory for the construction and operation of an ethanol plant. It is possible that we may decide not to construct a plant in North Carolina altogether and instead construct it in another Southeastern state including one of the states where we currently expect to construct plants - Georgia, Florida or South Carolina.

SOUTH CAROLINA PLANT SITE

Location

We expect to locate the plant in Chester County, South Carolina just southeast of the city of Chester on Beltline Road. We have an option on an approximately 319 acre property in this area. The total purchase price of the property is approximately $2,475,000 at $7,500 per acre. We are currently conducting due diligence on this property to ensure that it is satisfactory for the construction of an ethanol plant. Engineers at Fagen, Inc., have indicated that the results of our seismic tests at this plant site may require additional engineering and materials costs; however, their evaluation is ongoing and no firm estimate of the additional cost has yet been provided. The property has been appropriately zoned to allow construction of an ethanol plant.

Regional Map of Chester, South Carolina Identifying Major Roads and Ports

Railroad Infrastructure

The site is on the Lancaster & Chester Railroad, a short line with connections to Norfolk Southern in both Lancaster, South Carolina and Chester, South Carolina and a connection with CSX in East Chester, SC. Like the Florida plant, this dual rail access may prove advantageous when negotiating rail transportation contracts with CSX and Norfolk Southern.

Fuel Terminals

Multiple fuel terminal facilities are located within trucking distance of the plant site. The table below details distance to all terminals within 125 miles of the site and their liquid fuel capacities (data taken from the 2007 Petroleum Terminal Encyclopedia, OPIS/Stalsby.)

Terminals Within 125 Mile Radius of Chester, SC

Location	Distance (miles)	Terminals	Total Capacity (MM gal)
Spartanburg, SC	55	7	58.2
Charlotte, NC	50	11	97.3
Belton, SC	90	3	29.2
N. Augusta, SC	120	5	49.4
TOTAL		26	234.1

Our South Carolina plant is located on the Lancaster & Chester Railroad. A rail conceptual design for this plant is currently under consideration. Fuel terminals with an aggregate capacity of over 230 million gallons are located within 125 miles of the plant site.

Road Infrastructure

The plant site is located on Beltline Road, a two-lane county road with quick access to South Carolina Highway 9. Since several residential homes are located just south of the plant site, we are working with Transystems to secure a plant entrance with immediate access to Highway 9. Trucks from the plant will travel approximately 8 miles east on Highway 9 to Interstate 77. I-77 runs north to Charlotte, NC and south to Columbia, SC.

Utilities

Natural gas can be provided at the required capacity (480 MM Btus per hour at 60 psi)) by the Chester County Natural Gas Authority (“CCNGA”). CCNGA plans to upgrade and lengthen three existing natural gas lines to a single point on the property. We expect that all infrastructure upgrades would be completed by CCGNA at no cost to us. Duke Energy currently has overhead transmission lines that bisect the property. They have indicated that these lines could be relocated at no cost to us (should they interfere with the site layout) and that they can meet the electricity needs (9.5 megawatts annually plus an additional 5.5 megawatts for an over-the-fence carbon dioxide partner) of the plant.

We plan to obtain permits for on-site wells to meet the estimated 1.2 million gallons per day water needs of the plant. An application will be made for an NPDES permit to discharge the estimated 200,000 gallons per day of process water. Local municipal water and sewer capacities are available through the Chester Metropolitan District/Chester Sewer District in the event these permits cannot be obtained. The Chester County Sewer District Wastewater Treatment Plant is located immediately east of the plant site.

Port Facilities

The port of Charleston is located approximately 160 miles southeast of the plant site.

Design-Build Agreement

We have entered into a letter of intent for the negotiation and execution of a design-build agreement with Fagen, Inc. Please see “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION - Plant Construction and Start-Up of Plant Operations - Letters of Intent with Fagen, Inc.”

THERMAL OXIDIZER

Ethanol plants such as ours may produce odors in the production of ethanol and its co-products, which some people may find unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidizers. Based upon materials and information from ICM, Inc., we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plants to reduce, but not entirely eliminate, the risk of possible nuisance claims and any related negative public reaction against us.

EMPLOYEES

Prior to completion of plant construction and commencement of operations, we intend to hire approximately 42 full-time employees per plant for a total of 168 full-time employees. We expect that approximately six of our employees will be involved primarily in management and administration and the remainder will be involved primarily in plant operations. The following table represents some of the anticipated positions within each of our plants and the approximate number of individuals we expect will be full-time personnel at each plant:

Position	# Full-Time Personnel/Plant
Plant Manager	1
Office/Administrative	1
Production Supervisors	4
Operating Workers	12
Maintenance & Repair Workers	4
Licensed Boiler Operators	2
Welders, Cutters, Solders, Brazers	2
Electrician/Electrical Engineering	1
Laboratory Manager	1
Laboratory Assistants	2
Truck Attendants/Entry Level Floaters	6
Grain Sampling and Records	2
Rail Attendants	2
Technician	1
Utilities, Maintenance & Safety Manager	1
TOTAL	42

The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position. We intend to enter into written confidentiality and assignment agreements with our key officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.

Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers and other personnel. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants and your investment may lose value.

MANAGEMENT CONSULTANTS - C. THOMPSON & ASSOCIATES

We have contracted with a management consulting firm, C. Thompson & Associates (“Thompson”), to assist us with all aspects of our project. More specifically, we expect Thompson to assist us in contracting with raw material providers and water and energy suppliers, obtaining the permits required before we can commence construction of the ethanol plants, identifying potential lenders and identifying and recruiting personnel for our plants. We will pay Thompson $100 per hour for services rendered and $750,000 for each plant site for which we secure funding for. Finally we will pay Thompson 2.0% of net income of each of our facilities every year for the first 10 years that they are operational. Thompson will remain an independent contractor during the time we are associated with it.

INDEPENDENT CONSULTANT - LAMAR DeLOACH

We have contracted with Lamar DeLoach (“DeLoach”) to assist us in completing our project by providing developmental and consulting services. More specifically, DeLoach will have primary responsibility for public relations relating to our communications concerning our business activities, apprising our Board of Directors of the status of our projects and generally assisting us in the development and construction of our facilities. We will pay DeLoach $120,000 per year. DeLoach will remain an independent contractor during the time we are associated with him.

REGULATORY PERMITS

All of our ethanol plants will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plants. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. While we do not anticipate any difficulties in obtaining the required permits, if we are unable to obtain the required permits, construction costs for the plant may increase, or the plant may not be constructed at all.

Construction, Operation and Title V Air Permits

There will be a number of emission sources at our plants that are expected to require permits. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and bag houses. The types of regulated pollutants that are expected to be emitted from our plants include particulate matter (“PM10”), carbon monoxide (“CO”), nitrous oxides (“NOx”) and volatile organic compounds (“VOCs”). If the limitations contained in these permits are exceeded, we could be subjected to expensive fines, penalties, injunctive relief, and civil or criminal law enforcement actions.

It is also possible that in order to comply with applicable air regulations that we would have to install additional air pollution control equipment such as additional or different scrubbers or thermal oxidizers. We anticipate submitting an application for these permits approximately 120 days prior to the beginning of construction for each plant. We may, however, begin preliminary dirt moving and site excavation at our own risk before we have obtained such permits. However, we may not begin concrete work until we have received the permits. Once we have formally applied for these permits, we expect that we will obtain the construction permit within six months. If granted, the permits will be valid until the plant is modified or there is a process change that changes air emission estimates, at which time an appropriate modification will be applied for. Although we currently do not anticipate any significant problems, there can be no assurance that the applicable governmental agencies will grant us these permits.

New Source Performance Standards

We anticipate that the plants will also be subject to the New Source Performance Standards (“NSPS”) for both the plants’ distillation processes and the storage of VOCs used in the denaturing process. The NSPS are national standards of performance that are set by the EPA for categories of new or modified stationary sources. The purpose of the NSPS is to prevent deterioration of air quality from the construction of new sources and reduce control costs by building pollution controls into the initial design of plants. The standards are based on the emission rate that can be achieved through the use of the best adequately demonstrated technology. However, factors such as cost and environmental effect are also taken into account. Duties imposed by the NSPS include initial notification, emission limits, compliance and monitoring requirements and recordkeeping requirements.

Maximum Achievable Control Technology Limits

On February 26, 2004 the EPA Administrator signed the final Maximum Achievable Control Technology ("MACT") Standards for Industrial, Commercial, and Institutional Boilers and Process Heaters (40 CFR § 63 Subpart DDDDD). The regulation applies to any boiler or process heater that is located at or is part of a major source of Hazardous Air Pollutants (“HAP(s)”), which by definition annually emits more than 10 tons of a single HAP or more than 25 tons of total combined HAPs. We anticipate that each plant will individually not emit more than 10 tons of a single HAP or more than 25 tons of total combined HAPs. If our plants exceeds those limits, then in addition to meeting Title V permitting requirements, the plants will be subject to particulate matter or total selected metals, hydrogen chloride, mercury, and/or carbon monoxide limits.

Waste Water Discharge Permit

Our engineers expect that our plants will not discharge process wastewater. We expect that we will use water to cool our closed circuit systems in the plant. In order to maintain a high quality of water for the cooling system, the water will be continuously replaced with make-up water. As a result, this plant will discharge clean, non-contact cooling water from boilers and the cooling towers. Several discharge options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, subsurface infiltration, irrigation and other options are under consideration by our consulting engineers and us. Each of these options will require an appropriate NPDES permit. Until all of these options have been fully investigated, there remains a risk that no single option will result in a solution that does not require unanticipated additional treatment expense. We anticipate applying for a waste water discharge permit for the Georgia plant within the next 30 days and for our remaining plants shortly thereafter.

Industrial Well and Portable Well Withdrawal Permits

Each of our proposed plant sites will require industrial well withdrawal and potable well withdrawal permits. These permits for our proposed Georgia facility will be applied for within the next 30 days and we expect to submit permit applications for our other proposed plant sites shortly thereafter.

Storm Water Discharge Permit and Storm Water Pollution Prevention Plan (SWPPP Permits)

Each of our proposed sites will require permits for any storm water runoff generated from site grading and preparation. While we have not applied for any permits in this regard, we expect to do so shortly.

Spill Prevention, Control and Countermeasures Plan

Before we can begin operations, we must prepare a Spill Prevention Control and Countermeasure (“SPCC”) plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.

High Capacity Well Permit

Once we assess our water needs and available supply, we will need to drill new high capacity wells to meet the plants’ water needs. We will need to apply for various permits from the states where we propose to construct our ethanol plants. We expect to apply for such permits shortly.

Risk Management Plan

Pursuant to the Clean Air Act, stationary sources, such as our plants with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a risk management plan (“RMP”). We will use either anhydrous ammonia or aqua ammonia in our production process. If we use anhydrous ammonia, we must establish a prevention program to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of ammonia into the surrounding area. The same requirement may also be true for the denaturant we blend with the ethanol produced at the plants. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazard assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. However, if aqua ammonia is used, no RMP will be needed, except for the possibility of that required for denaturant as discussed above. Any necessary RMP must be filed before the use of a regulated substance.

In addition, it is likely that we will have to comply with the prevention requirements under Occupational Safety and Health Management's ("OSHA") Process Safety Management Standard. These requirements are similar to the RMP requirements.

Zoning/Land Use Permit

Our proposed Florida site will need to be annexed by the city of Campbelltown; we are currently preparing an application in this regard.

Wetland Permit

All of our four proposed plant sites will impact wetlands to varying degrees and consequently we will need to obtain permits from the Army Corps of Engineers. A permit application for the Georgia site is currently being prepared and we expect to submit it in the next 30 days. We anticipate on applying for the wetland permits for our South Carolina and Florida plant sites shortly thereafter.

Environmental Protection Agency

Even if we obtain all the environmental permits required by the states where are plants will be constructed, we will also be subject to EPA rules and regulations. There is always a risk that the EPA may enforce certain rules and regulations differently than state environmental administrators. Recent cases have upheld the EPA’s right to conduct oversight of state air programs. The rules of the various states and the EPA are subject to change, and any such changes could result in greater regulatory burdens.

NUISANCE

Ethanol production has been known to produce an odor to which surrounding residents could object, and may also increase dust in the area due to our operations and the transportation of grain to the plants and ethanol and distillers dried grains from the plants. Such activities could subject us to nuisance, trespass or similar claims by employees or property owners or residents in the vicinity of the plants. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its byproducts, we intend to install a thermal oxidizer in the plants. See “DESCRIPTION OF BUSINESS - Thermal Oxidizer” for additional information. Nonetheless, any such claims, or increased costs to address complaints, may reduce our cash flows and have a negative impact on our financial performance. Further, we may install a dust collection system to limit the emission of dust. We are not currently involved in any litigation involving nuisance claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our operating agreement provides that our permanent board of directors will be comprised of no fewer than 7 and no more than 13 members. We have 17 directors on our initial board of directors. The initial board of directors will serve until the first annual or special meeting of the members following the date on which substantial operations of the ethanol plants commence. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement, which could be difficult to accomplish.

Directors shall be elected by a plurality vote of the members and shall serve staggered terms. Upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and at that point, roughly one-third of the total number of directors will be elected by the members each year. Prior to expiration of the initial directors’ terms, the initial directors shall identify the director positions to be elected and so classify each Group I (serving one year), Group II (serving two years), or Group III (serving three years). Because these directors will serve on the board for staggered terms, it will be difficult for our members to replace such directors. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement, which could be difficult to accomplish

Our board is comprised of a majority of independent directors as defined by the National Association of Securities Dealers Automated Quotations ("NASDAQ") corporate governance rules. Accordingly, any contracts or agreements we enter into will be approved by independent directors.

Identification of Directors, Executive Officers and Significant Employees

The following table shows the directors and officers of East Coast Ethanol, LLC as of the date of this prospectus:

Board Member/Officer	Position with the Company
Randall Hudson	Chairman/CEO & Director
Dennie K. Parrish	Vice Chairman/Vice President & Director
John F. Long	Treasurer/Chief Financial Officer & Director
Julius P. Thompson III	Secretary & Director
Roy Laurence Smith III	Director
Leon Dupree Hatch, Jr.	Director
Kenneth Dasher	Director
Carlie McLamb, Jr.	Director
Linda Kunert	Director
Brian Howell	Director
Oscar N. Harris	Director
Larry Sampson	Director
Jerry Barnes	Director
Theodore Henderson	Director
Randolph Gillespie Rogers	Director
Johnny Shelley	Director
Jeffrey Glenn Lanier	Director

Business Experience of Directors and Officers

The following is a brief description of the business experience and background of our directors and officers.

Randall Dean Hudson, Chairman/CEO & Director, Age 55, 528 VoTech Drive, Georgia 31774

Dr. Hudson received a Bachelors in Sciences, Master in Soils and Fertility and a PhD in Entomology all from the University of Georgia. He is a Professor Emeritus with the University of Georgia, College of Agriculture and has been involved with value-added agriculture for 8 years. He served as Director for the Center for Emerging Crops and Technologies at the University of Georgia. He has been involved with his family owned business of pecan production and sales since 1980.

Dennie K. Parrish, Vice Chairman/Vice President & Director, Age 57, 1326 County Line Road, Benson, North Carolina 27504

Mr. Parrish received an Associates Degree in Agriculture from North Carolina State University.  He has been the CEO of the National Tobacco Growers Association since 1998 and a member of the Flu-Cured Tobacco Farmers Coop. He has farmed tobacco and row crops since 1976.

John F. Long, Treasurer/Chief Financial Officer & Director, Age 60, 331 Kirkstone Road, Irmo, South Carolina 29063

Mr. Long received both his Bachelors in Sciences and his Masters in Agricultural Engineering from Clemson University. He has been running a family farming operation involving row crops cattle and timber totaling 2400 acres since 1980. He is a former President of the American Soybean Association, in which capacity he testified before the U.S. Congress and aided in the passage of the 1995 Farm Bill.

Julius P. Thompson III, Secretary & Director, Age 34, 2073 Camden Road, Holly Hill, South Carolina 29059

Mr. Thompson received a Bachelors in Science in agronomy from Clemson University. He has been the owner and operator of Thompson Farms since 1996.

Roy Laurence Smith III, Director, Age 44, 674 Chippers Road, Portal, Georgia 30450

Mr. Smith received a Bachelors of Science in Technology from Georgia Southern University. He has been the owner and operator of Smith and Smith Farm for the past 25 years and of Smith and Smith Turf farm for 5 years. His operations have included farming tobacco, cotton, soybeans and peanuts.

Brian Howell, Director, Age 35, 6284 East Pulaski Highway, Register, Georgia 30452

Mr. Howell attended Georgia Southern College for 2 years. He has been the General Manager of DeFair Farms since 1998 and is the owner of Soggy Bottom Farms and Soggy Bottom Trucking.

Leon Dupree Hatch, Jr., Director, Age 53, 6519 U.S. Highway 275, P.O.Box 314, Branford, Florida 32008

Mr. Hatch graduated from the University of Florida School of Business with a degree in Business Administration. He is President of Hatch Brothers Farms, Inc., Suwannee Lime Company and Bradford Sales, Inc. His business activities since 1978 include raising beef cattle, producing fertilizing eggs from breeder-layer houses and growing peanuts, corn, hay, grass and pine trees and mining.

Carlie McLamb, Jr., Director, Age 43, 101 Canterbury Drive Dunn, North Carolina 28334

Mr. McLamb has been the buying and procurement manager for his family-owned grocery business since 1994. He is also currently serving as the president of the largest Independent Grocers Alliance chain in North Carolina.

Linda Marie Kunert, Director, Age 52, 5395 NW 72 Pl, Johnston, Iowa 50131

Ms. Kunert is a graduate of the American Institute of Business. She has worked as a broker for Equity Dynamics, a venture capital firm for 9 years, for Boatmans Bank for 4 years and for Wells Fargo, where is she currently employed, for the past 15 years.

Oscar N. Harris, Director, Age 67, 1009 Merry Street, Duun, North Carolina 28334

Mr. Harris graduated from Campbell University with Bachelors in Business Administration. He has been a Certified Public Account since 1967 and has been working for Oscar N. Harris & Associates P.A. Certified Public Accountants since 1979. He was a North Carolina State Senator from 1998 to 2002 and is currently serving as the Mayor of Dunn, North Carolina, a position he also previously held from 1987 to 1995

Larry Sampson, Director, Age 54, 5218 Highway 130 East, Rowland, North Carolina, 28383

Mr. Sampson is the President of the National Tobacco Growers Association and an advisory member of the North Carolina Farm Bureau in Roberson County, North Carolina. He is the former President of the North Carolina Tobacco Growers Association. He has been a self-employed farmer for the past 33 years.

Jerry Lee Barnes, Director, Age 56, 24271 Highway 247, O’Brien, Florida 32071
Mr. Barnes is the President of Barnes Pine Straw, Inc. which is a family owned and operated hay business. He has been working for his family business since its formation in 1981.

Theodore D. Henderson, Director, Age 53, 16540 68th Place, Live Oak, Florida 32060

  Mr. Henderson is the Vice President of Shenandoah Dairy, a 5000+ head dairy operation located in Live Oak. In addition to dairy cows, Shenandoah Dairy farms corn, sorghum, ryegrass and oats on approximately 1600 acres. He has been involved with Shenandoah Dairy since its formation in 1987.

Randolph Gillespie Rogers, Director, Age 59, 1901 East Carolina Avenue, Hartsville, South Carolina 29550

  Mr. Rogers is the co-owner of Rogers Brothers Farm, which currently manages 7,500 acres of row-crop wheat, cotton, corn, peanuts and soybeans. He has been farming independently since 1970. He is a delegate to the Southern Cotton Growers and National Cotton Council and serves on the Board of the South Carolina Peanut Growers Association.

Johnny Shelley, Director, Director, Age 59, 7150 Hwy 917, Nichols, South Carolina 29581

Mr. Shelley received a Bachelor’s degree from Campbell University. He has been operating a tobacco and row crop farm and a tobacco warehouse for flu-cured stabilization since 1977. He is a steering committee member of the Alliance for Health and Agriculture Development which is based in Washington D.C.

Kenneth Dasher, Director, Age 52, 8763 CR 252, Live Oak, Florida 32060

Mr. Dasher received an Associates in Arts degree from the Lake City Community College and then attended the University of Florida School of Forestry. He is a director for Flue-Cured Tobacco and a member of the Farmer’s Co-op of Live Oak, Florida. He served on the Tobacco Associates’ Board of Directors from 1989 to 1993 and was named Florida Farm Bureau’s Outstanding Young Farmer. He has been a farmer since 1976.

Jeffrey Glenn Lanier, Director, Age 45, 440 Brannen Drive, Statesboro, Georgia 30458

Mr. Lanier graduated from the Georgia Southern University with a Bachelor’s in Business Administration with an Emphasis in Insurance and Real Estate. He has been working full-time since 1988 in insurance and has trained agents about the different policies and types of coverages available and adjusters about different loss adjustment procedures during this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

There are no individuals or entities that own more than five percent of the outstanding units of East Coast Ethanol.

The following table provides information on units beneficially owned by our directors and officers:

UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS*

Title of Class	Name of Beneficial Owner	Approximate Number of Units Owned	Approximate Percentage of Ownership Prior to Offering
Membership Units	Randall Dean Hudson	54.87	2.52%
Membership Units	Dennie K. Parrish	50.00	2.30%
Membership Units	John F. Long	10.15	0.47%
Membership Units	Julius P. Thompson III(1)	30.45	1.40%
Membership Units	Roy Smith III	19.46	0.89%
Membership Units	Leon Hatch, Jr.	41.84	1.92%
Membership Units	Kenneth Dasher	88.98	4.08%
Membership Units	Carlie McLamb, Jr.(2)	21.12	0.97%
Membership Units	Linda Kunert	19.46	0.89%
Membership Units	Brian Howell	44.72	2.05%
Membership Units	Oscar N. Harris(3)	21.12	0.97%
Membership Units	Larry Sampson	30.02	1.38%
Membership Units	Jerry Barnes	48.62	2.23%
Membership Units	Theodore Henderson(4)	16.96	0.78%
Membership Units	Randolph Gillespie Rogers	20.30	0.93%
Membership Units	Johnny Shelley	32.97	1.51%
Membership Units	Jeffrey Glenn Lanier	19.46	0.89%

*	Assumes that the directors will not purchase any units this offering.

(1)	Julius P. Thompson III owns these units through an entity that he partially owns, St. Matthews Grain & Rail, LLC

(2)	Carlie McLamb, Jr. owns these units through an entity that he partially owns, MM&L Associates.

(3)	Oscar N. Harris owns these units through an entity that he partially owns, HMB Investment Properties, LLC.

(4)	Theodore Henderson owns these units through an entity that he partially owns, Shenandoah Diary.

EXECUTIVE COMPENSATION

Randall Dean Hudson is currently serving as our Chairman/CEO, Dennie K. Parrish as our Vice Chairman/Vice President, John F. Long as our CFO/Treasurer and Julius P. Thompson III is currently serving as our Secretary.

CONSULTING AGREEMENTS WITH DIRECTORS

We have consulting agreements with Randall Hudson our Chairman/CEO, Dennie K. Parrish our Vice Chairman/Vice President, John F. Long our CFO/Treasurer and Leon Dupree Hatch, Jr., one of our directors; each of these agreements became effective on September 1, 2007. Each of these individuals is compensated as an independent contractor for the purposes of providing project development and consulting services to the Company relating to its development and construction of the ethanol plants. Each of these agreements is for a one year term but may be terminated earlier most notably by mutual assent or resignation of the officer/director or his termination by the board of directors. Randall Dean Hudson’s annual compensation is $150,000 and Dennie K. Parrish, John F. Long and Leon Dupree Hatch, Jr. each receive annual compensation of $120,000. All of the above-mentioned individuals will also be reimbursed for all reasonable and ordinary expenses incurred by them in performance of their duties and we will provide them with support services such as office space and secretarial support.

REIMBURSEMENT OF EXPENSES

We compensate our directors for their service as directors on our board and for service on the executive committee of our board. Each director who serves on the executive committee of our board who is not a project leader or officer receives a stipend of $3,000 per month and reimbursement for travel expenses. Each director on our board who is not a member of the executive committee receives a per diem meeting fee of $1,250 and receives reimbursement for travel expenses.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our operating agreement provides that none of our directors or officers will be personally liable to us or our members for monetary damages for a breach of their fiduciary duty, except as Delaware law otherwise requires. This could prevent both us and our unit holders from bringing an action against any director or officer for monetary damages arising out of a breach of that director’s or officer’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other remedies to enforce a director’s or officer’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the director or officer derived an improper financial benefit or a wrongful distribution in violation of Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of East Coast Ethanol pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

No member, director or officer will be liable for any of our debts, obligations or liabilities solely because he or she is a member, director or officer. In addition, Delaware law permits, and our operating agreement contains, extensive indemnification provisions which require us to indemnify any officer or director who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our director or officer. We will also indemnify against expenses, including attorneys' fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings brought against them relating to any liability or damage incurred by any person by reason of any act performed or omitted to be performed by our directors and officers, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any relationships or transactions with related parties.

PLAN OF DISTRIBUTION

Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our operating agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our operating agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any portion or all of the subscription agreement.

THE OFFERING

We anticipate structuring our offering as a direct primary offering. We will sell a maximum of 39,455 units and a minimum of 22,545 units at a purchase price of $15,000 per unit. You must purchase a minimum of one unit to participate in the offering. Our board of directors determined the offering price for the units arbitrarily, without any consultation with third parties. While we anticipate that our directors will sell our units in this offering without the use of an underwriter, except in North Carolina, we may contract with underwriters to assist us in selling our securities in other states as well. We will not pay commissions to our directors for these sales. These directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. We are exempt from broker-dealer registration with the NASD. We will not pay commissions to our directors and officers for these services.

Our minimum offering amount is $338,175,000 and our maximum offering amount is $591,825,000. We expect to incur offering expenses in the amount of approximately $550,000 to complete this offering. The offering will end no later than _____________________. If we sell the maximum number of units prior to _____________________, the offering will end on or about the date the maximum number of units is sold. We may choose to end the offering any time prior to ____________, after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by _____________________, we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 41,635 units issued and outstanding if we sell the maximum number of units offered in this offering and 24,725 units issued and outstanding if we sell the minimum number of units offered in this offering. Both of these include 2,180 units issued to our founders and seed capital investors in a previous private placement.

Our directors and officers will be allowed to purchase the units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals will be subject to the same restrictions regarding transferability as described in this prospectus and our operating agreement, and will, therefore, be purchased for investment rather than resale. Investors should not assume that we will sell the $338,175,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to them than to other investors.

We currently plan to register the offering in the states of Florida, Maryland, New York, South Carolina, North Carolina, Georgia and Tennessee. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Florida, Maryland, New York, South Carolina, North Carolina, Georgia and Tennessee. This limitation may result in the offering being unsuccessful.

SUITABILITY OF INVESTORS

Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. Persons cannot invest in this offering unless they meet one of the following suitability tests:

—	Persons who have annual income from whatever source of at least $45,000 and have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or

—	Persons who have a net worth of at least $150,000 exclusive of home, furnishings and automobiles.

For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.

Even if investors represent that they meet the suitability standards set forth above, the board of directors reserves the right to reject any portion or all of a subscription for any reason, including if the board determines that the units are not a suitable investment for the investor. The board may assess investor suitability on the basis of information it obtains from prospective investors which may include the investor’s age, investment objectives, investment experience, income, net worth, financial situation, and other investments made by the prospective investor along with any other pertinent factors.

Investors must make certain written representations in the subscription agreement, including that they:

—	have received a copy of our prospectus and the exhibits thereto;

—
understand that our units are sold in reliance upon a federal securities registration; proposed registrations in Florida, Maryland, New York, South Carolina, North Carolina, Georgia and Tennessee; and exemptions from securities registrations in various other states, and that investors understand that our units can only be sold to a person meeting requirements of suitability;

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understand that the securities purchased will not be registered under the securities laws of any state other than the states of Florida, Maryland, New York, South Carolina, North Carolina, Georgia and Tennessee, and that we are relying in part upon investors’ representations;

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understand that the securities subscribed for have not been approved or disapproved by the Florida, Maryland, New York, South Carolina, North Carolina, Georgia and Tennessee securities departments or any other regulatory authority;

—	intend to purchase the units for investment and not for resale;

—	understand that there is no present market for our units and that there are significant restrictions on the transferability of our units;

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have been encouraged to seek the advice of their legal counsel and accountants or other financial advisers with respect to investor-specific tax and/or other considerations relating to the purchase and ownership of our units;

—	have received a copy of our operating agreement and understand that upon closing escrow, they and their membership units will be bound by the operating agreement;

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understand that our units are subject to substantial restrictions on transfer and that in order to sell the units an investor must sell or distribute them pursuant to the terms of the operating agreement, and the requirements of the Securities Act of 1933, as amended, and applicable state securities laws;

—	meet the suitability test outlined in the subscription agreement;

—	are capable of bearing the economic risk of the investment, including the possible total loss of the investment;

—	understand that we will place a restrictive legend on any certificate representing any unit;

—	understand that we may place a stop transfer order with its registrar and stock transfer agent (if any) covering all certificates representing any of the membership units;

—	may not transfer or assign the subscription agreement, or any of their interest therein;

—	have written their correct taxpayer identification number on the subscription agreement;

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are not subject to back up withholding either because they have not been notified by the Internal Revenue Service (“IRS”) that they are subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified them that they are no longer subject to backup; and

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understand that execution of the attached promissory note and security agreement will allow us to pursue the obligor for payment of the amount due thereon by any legal means, including, but not limited to, acquisition of a judgment against the obligor in the event that the subscriber defaults.

We will rely on these representations and others in determining whether prospective investors understand and have knowledge of the material terms and nature of the investment, so that we can determine whether the investment is suitable for them. If we accept investors’ subscription, we will use the information given to us in the subscription agreement for company purposes, such as tax reporting. We will use the representations regarding taxpayer information to defend ourselves if questioned by the IRS about investors’ taxes. Also, if investors do not fulfill their obligations under the promissory note and security agreement, we will use the applicable representations from their subscription agreement against them to show that they understood that we can take legal action for payment under the promissory note and security agreement. Finally, if investors seek legal action to attempt to force us to allow an action prohibited by our operating agreement, we will use the applicable representation in their subscription agreements as evidence that they understood that they would be bound by the restrictions and provisions of the operating agreement, including the restrictions on transfers of our units.

SUMMARY OF PROMOTIONAL AND SALES MATERIALS

In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochures, internet websites, question-and-answer booklets, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.

DESCRIPTION OF MEMBERSHIP UNITS

We are offering one class of securities. If we accept investors’ subscription agreements, investors will be both a holder of units and a member of the limited liability company. As a unit holder, they will be entitled to certain economic rights, such as the right to the distributions that accompany the units. As a member of the limited liability company, they will be entitled to certain other rights, such as the right to vote at our member meetings. If their membership in the company is terminated or if they transfer their units without the company’s approval, the role of unit holder may be separated from the role of member. The separation of such roles may include the loss of certain rights, such as voting rights. See “Separable Interests” below for greater detail about the loss of membership.

Membership Units

Ownership rights in us are evidenced by units. There is one class of membership units in East Coast Ethanol. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the operating agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.

Restrictive Legend on Membership Certificate

We will place restrictive legends on investors’ membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:

THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS DOCUMENT IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, THE TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.

THE UNITS REPRESENTED BY THIS DOCUMENT MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

Voting Limitations

Each member is entitled to one vote per unit owned. Members may vote units in person, by proxy or by mail at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights.

Separable Interests

Although we are managed by our directors, our operating agreement provides that certain transactions, such as amending our operating agreement or dissolving the company, require member approval. Each member has the following rights:

—	To receive a share of our profits and losses;

—	To receive distributions of our assets, if and when declared by our directors;

—	To participate in the distribution of our assets in the event we are dissolved or liquidated;

—	To access information concerning our business and affairs at our place of business; and

—	To vote on matters coming before a vote of the members.

Our operating agreement provides that if your membership is terminated, regardless of whether you transfer your units or we admit a substitute member, you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our operating agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.

If you are an individual, you will cease to be a member upon your death or if you have been declared incompetent by a court of law. If you are a corporation, trust, limited liability company, or partnership, you will cease to be a member at the time your existence is terminated. If you are an estate, then your membership will terminate when the fiduciary of the estate distributes all of your units. Accordingly, it is possible to be a unit holder of East Coast Ethanol, LLC, but not a member.

If you transfer your units, and the transfer is permitted by the operating agreement, or has been approved by the board of directors, then the transferee will be admitted as a new member of East Coast Ethanol, LLC only if the transferee:

—	Agrees to be bound by our operating agreement;

—	Pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

—	Delivers, upon our request, any evidence of the authority such person or entity has to become a member of East Coast Ethanol; and

—	Delivers, upon our request, any other materials needed to complete transferee’s transfer.

The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements.

DISTRIBUTIONS

Distributions are payable at the discretion of our board of directors, subject to the provisions of the Delaware Limited Liability Company Act, our operating agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units. Delaware law prohibits us from making distributions to our members if the fair market value of our assets would be less than our liabilities after the distribution or if we would not be able to pay our debts as they become due in the usual course of business.

Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources); however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.

We do not expect to generate revenues until the proposed plants are operational. After operation of the proposed plants begins, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our operating agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plants, debt retirement and possible plant expansion or other business expansion opportunities.

We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plants are operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including but not limited to:

—	Successful and timely completion of construction since we will not generate any revenue until our plants are constructed and operational;

—	Making required payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

—	Ability to operate our plants at full capacity which directly impacts our revenues;

—	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

—	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.

CAPITAL ACCOUNTS AND CONTRIBUTIONS

The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our operating agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.

ALLOCATION OF PROFITS AND LOSSES

Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.

Special Allocation Rules

The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.

Restrictions on Transfers of Units

The units will be subject to certain restrictions on transfers pursuant to our operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.

We have restricted the ability to transfer units to ensure that the Internal Revenue Service does not deem East Coast Ethanol to be a “publicly traded partnership” which results in corporate taxation. Under our operating agreement, no transfer may occur without the approval of the board of directors. Further, the board of directors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:

—	Transfers by gift to the member’s spouse and/or descendants;

—	Transfers upon the death of a member;

—	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units; and

—	Transfers through a Qualified Matching Service.

Transfers made through a Qualified Matching Service are limited to no more than 10% of the total outstanding units during a tax year. The 10% limit does not include private transfers, which are not limited in number, but does include certain other transfers subject to a 2% limit.

Any transfer in violation of the publicly traded partnership requirements or our operating agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.

The units are unsecured equity interests of East Coast Ethanol and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.

SUMMARY OF OUR OPERATING AGREEMENT

Binding Nature of the Agreement

We will be governed primarily according to the provisions of our operating agreement and the Delaware Limited Liability Company Act. Among other items, our operating agreement contains provisions relating to the election of directors, restrictions on transfers, member voting, and other company governance matters. If you invest in East Coast Ethanol, you will be bound by the terms of this agreement. Its provisions may not be amended without the approval of the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.

Management

The number of initial directors of East Coast Ethanol shall be 17. Information about our current directors, their business experience, and their terms are set out in further detail in “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.” See “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS” for information regarding the election and appointment of our directors beginning with the first annual or special meeting after the plants are substantially operational.

Our elected directors are elected by plurality vote of the members which means that the nominees receiving the greatest number of votes relative to all other nominees are elected as directors. Nominations for directors may be made by the nominating committee of the board of directors or by the board of directors as a whole. Members may also nominate candidates for our board by giving advance written notice to East Coast Ethanol with information about the nominee and the nominating member. The board of directors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of directors until after the plants become substantially operational.

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Our operating agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.

The directors must elect a chairman who will preside over any meeting of the board of directors, and a vice-chairman who shall assume the chairman’s duties in the event the chairman is unable to act. According to our operating agreement, the directors may not take certain actions without the consent of the members. See “SUMMARY OF OUR OPERATING AGREEMENT - Members’ Meetings and Other Members’ Rights.”

Replacement of Directors

See “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS” for a description of the staggering of the terms of our elected directors beginning with the first member meeting following substantial completion of the plants. Replacement directors may be nominated either by the board of directors or by the members provided that the members also meet other requirements, all of which are described in our operating agreement. In order for a petition to be considered timely, it must be delivered to our secretary not more than 90 days, nor less than 60 days prior to the first day of the month corresponding to the previous year’s annual meeting.

Members’ Meetings and Other Members’ Rights

There will be an annual meeting of members at which the board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of thirty percent (30%) of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of directors may also call a special meeting of members at any time.

Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than 20 days in advance of such meetings.

In order to take action at a meeting, members holding at least 25 percent of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our operating agreement or by the Delaware Limited Liability Company Act. Our operating agreement requires the vote of a greater number of units on the following matters:

—	the affirmative vote of a 75 percent majority in interest is necessary to dissolve, wind up and liquidate East Coast Ethanol;

—	a proposed amendment to the operating agreement requires the affirmative vote of a majority of the membership voting interests constituting the quorum;

—	no amendment to the operating agreement shall be approved without the consent of each member adversely affected if such amendment would modify the limited liability of a member.

There are no other instances where the vote of a greater or lesser proportion or number is otherwise required by the Delaware Limited Liability Company Act. Additionally, according to our operating agreement, the directors may not take the following actions without the unanimous consent of the members:

—	cause or permit East Coast Ethanol to engage in any activity that is inconsistent with our purposes;

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knowingly act in contravention of the operating agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the operating agreement;

—	possess our property or assign rights in specific company property other than for our purpose; or

—	cause us to voluntarily take any action that would cause our bankruptcy.

In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause the company to:

—	merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

—	confess a judgment against the company in an amount in excess of $5,000,000;

—	issue units at a purchase price that is less than 30% of the purchase price offered to investors in this offering;

—	issue an aggregate of more than 125% of the maximum number of units to be offered to investors in this offering; or

—	cause us to acquire any equity or debt securities of any directors or any of its affiliates, or otherwise make loans to any director or any of its affiliates.

For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.

Members do not have dissenter’s rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units. We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.

Unit Transfer Restrictions

A unit holder’s ability to transfer units is restricted under the operating agreement. Unit holders may not transfer their units prior to the time that our ethanol plants are substantially operational unless such transfer is:

—	To the investor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

—	Made without consideration to or in trust for the investor’s descendants or spouse.

Once we begin substantial operations of the proposed ethanol plants, investors may transfer their units to any person or organization only if the transfer meets certain conditions imposed by our operating agreement and the transfer:

—	has been approved by our directors in writing; or

—	is made to any other member or to any affiliate or related party of another member or the transferring member; or

—	is made to any affiliate or related party of the transferor.

Our operating agreement imposes the following conditions on transfers, all of which must be met prior to the board’s approval of a transfer:

—	The transferring member and the proposed recipient of the units must execute and deliver the necessary paperwork and documents to us;

—	The transferring member and the proposed recipient must pay all reasonable costs and expenses incurred by us in connection with the transfer;

—	The proposed recipient must provide us with his/her/its taxpayer identification number and other information reasonably required to permit us to file tax statements and returns;

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The transferring member or proposed recipient must provide us with a legal opinion letter stating that the units are either registered under the Securities Act of 1933, or exempt from registration; and

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The transferring member or proposed recipient must provide us with a legal opinion letter stating that the transfer will not cause us to be an investment company under the Investment Company Act of 1940.

To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our operating agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. Please see DESCRIPTIONS OF MEMBERSHIP UNITS - Restrictions on Unit Transfers” for a description of the safe harbors. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.

Amendments

Our operating agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment shall be adopted that modifies the limited liability of a member, or alters the membership economic interest of a member, without the adversely affected member’s consent.

Dissolution

Our operating agreement provides that a voluntary dissolution of East Coast Ethanol may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS

This section of the prospectus describes the material federal income tax risks and consequences of your participation in East Coast Ethanol. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in East Coast Ethanol may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in East Coast Ethanol. Although we will furnish unit holders with such information regarding East Coast Ethanol as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.

The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect East Coast Ethanol and a unit holder’s investment in East Coast Ethanol. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.

The tax opinion contained in this section and the opinion attached as exhibit 8.1 to the registration statement constitute the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes and our taxation of investors on their allocable share of the Company’s income, gains, losses and deductions recognized by the Company without regard to cash distributions.. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

The statements and legal conclusions contained in this section regarding federal income tax consequences of owning our units as a result of our partnership tax classification are the opinions of our tax counsel. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. Our tax counsel’s opinion is that we will be treated as a partnership for federal income tax purposes, and this section is an expression of our tax counsel’s professional judgment regarding the federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS - Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.

Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be constructed as a substitute for careful tax planning.

Partnership Status

Under Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation. Accordingly, it is the opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. that we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income.

We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35 percent. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.

Publicly Traded Partnership Rules

To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:

—	Traded on an established securities market; or

—	Readily tradable on a secondary market or the substantial equivalent.

Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership. We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting the transferee as a partner.

We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

—	In “private” transfers, which include among other

—	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

—	Transfers at death, including transfers from an estate or testamentary trust;

—	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

—	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; or

—	Pursuant to a qualified matching service; or

—	In limited amounts that satisfy a 2 percent test.

“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty-calendar-day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits. Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

—	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

—	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

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The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

—	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

—
The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

—	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

—	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.

Moreover, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.

After we commence operations, we may decide to implement a qualified matching service in order to provide a mechanism for our members to transfer limited quantities of our membership units. A qualified matching service typically involves the use of a computerized or printed listing system that lists customers’ bids and/or asks prices to match members who want to dispose of their membership interests with persons who want to buy such interests. If we decide to do so, in addition to the tax laws described above, we must also comply with securities laws and rules regarding exemption from registration as a broker-dealer. Alternatively, we may determine to use an alternative trading service to handle qualified matching service matters for us. If we manage a qualified matching service ourselves, we will not undertake activities that are allowed by the tax laws, if such activities would disqualify us for exemption from registration as a broker-dealer. For example, while the tax rules allow interested buyers and interested sellers to locate each other via a qualified matching service, we could not directly participate in the match making without registering as a broker-dealer. We have no intention of registering as a broker-dealer. Therefore, among other restrictions, we must not have any involvement in matching interested buyers with interested sellers. This may make it difficult for our members to find buyers for their units.

Tax Treatment of Our Operation; Flow-Through Taxable Income and Loss; Use of Calendar Year

We will pay no federal income tax. Instead, as unit holders, investors will be required to report on their income tax return their allocable share of the income, gains, losses and deductions we have recognized without regard to whether they receive cash distributions. Because we will be taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50 percent of its interests. In this case, the majority interest taxable year is the calendar year.

Tax Consequences to Our Unit Holders

As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our 2007 taxable income or loss on his or her 2007 income tax return. A unit holder with a September 30 fiscal year will report his share of our 2007 taxable income or loss on his income tax return for the fiscal year ending September 30, 2008. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.

Tax Treatment of Distributions

Distributions made by us to a unit holder will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution, provided the distribution is not treated as a guaranteed payment under Section 707(c), a payment to a unit holder not in his or her capacity as a unit holder under Section 707(a), or a distribution subject to the disguised sale rules of Section 737 of the Internal Revenue Code. Cash distributions in excess of unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

Under Section 722 of the Internal Revenue Code, an investor’s initial basis in the units an investor purchases will be equal to the sum of the amount of money such investor paid for the investor’s units. Here, an investor’s initial basis in each unit will be $15,000. An investor’s initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and qualified non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.

The basis of an investor’s units will be decreased, but not below zero, by:

—	The amount of any cash we distribute to the investors;

—	The basis of any other property distributed to the investor;

—	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

—	Any reduction in the investor’s share of certain items of our debt.

The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

—	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

—	Upon the liquidation or disposition of a member’s interest, or

—	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

Except in the case of a taxable sale of a unit or East Coast Ethanol’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.

Deductibility of Losses; At-Risk and Passive Loss Limitations

A unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:

—
Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of our losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

—
At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

—
Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Passive Activity Income

If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.

Alternative Minimum Tax

Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Alternative minimum taxable income is the taxpayer’s adjusted gross income increased or decreased by the amount of certain adjustments and preference items. We may generate preference items affecting a member’s alternative minimum taxable income. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in East Coast Ethanol on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.

Allocations of Income and Losses

Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our operating agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our operating agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the operating agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706 for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the operating agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.

Tax Consequences Upon Disposition of Units

Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.

Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. However, to the extent the amount realized on the sale or exchange is attributable to unrealized receivables or inventory owned by us, such amount realized will not be treated as realized from the sale of a capital asset and will give rise to ordinary gain or loss. Unrealized receivables are defined under Internal Revenue Code Section 751(c) to include receivables not previously included in income under the company’s method of accounting and certain items of depreciation recapture. We will assist those members that sell units in determining that portion of the amount realized that is attributable to unrealized receivables or inventory of our company.

Effect of Tax Code Section 754 Election on Unit Transfers

The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.

Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.

Our operating agreement provides our members with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not the members choose to make a Section 754 election. If the members decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind

Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plants, it is unlikely that we will make a distribution in kind.

Reporting Requirements

The IRS requires a taxpayer who sells or exchanges a membership unit to notify us in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is more likely than not that a transfer of a unit will constitute a Section 751(a) exchange which requires notification. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Tax Information to Members

We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.

Audit of Income Tax Returns

The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.

Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.

The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a unit holder of the company. Our operating agreement provides for board designation of the Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.

Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20 percent penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

The Internal Revenue Service may impose a 20 percent penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes

In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.

LEGAL MATTERS

The validity of the issuance of the units offered and the validity of the disclosure relating to the material federal income tax consequences of owning and disposing of the units offered will be passed upon for us by BrownWinick PLC, located at 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309.

East Coast Ethanol is not a party to any pending legal proceedings.

EXPERTS

The East Coast Ethanol, LLC, Florida Ethanol, LLC, Mid-Atlantic, LLC and Atlantic Ethanol, LLC financial statements appearing in this Prospectus and Registration Statement have been audited by HEIN & ASSOCIATES LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their reports, which reports express unqualified opinions and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT

We will serve as our own transfer agent and registrar.

ADDITIONAL INFORMATION

As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. We will deliver audited annual financial statements and other financial information to our members pursuant to our operating agreement. Each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.

[Remainder of page intentionally left blank.]

East Coat Ethanol, LLC
Index to Consolidated Financial Statements

East Coast Ethanol, LLC (f/k/a Palmetto Agri Fuels, LLC) Financial Statements - December 31, 2006 Audited and September 30, 2007 unaudited.

Florida Ethanol, LLC Financial Statements - December 31, 2006 Audited and September 5, 2007 Unaudited.

Mid-Atlantic Ethanol, LLC Financial Statements - December 31, 2006 Audited and September 5, 2007 Unaudited.

Atlantic Ethanol, LLC Financial Statements - December 31, 2006 Audited and September 5, 2007 Unaudited.

Pro Forma Financial Statements

Combined Statement of Operations - Inception through December 31, 2006	F-45
Combined Statement of Operations - December 31, 2006 through September 5, 2007	F-46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
East Coast Ethanol, LLC

We have audited the balance sheet of East Coast Ethanol, LLC (formerly known as Palmetto Agri Fuels, LLC) (a development stage company) as of December 31, 2006, and the related statements of operations, members’ equity and cash flows for the period from inception (August 4, 2006) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of East Coast Ethanol, LLC as of December 31, 2006, and the results of its operations and its cash flows for the period from inception (August 4, 2006) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

HEIN & ASSOCIATES LLP

Denver, Colorado
January 28, 2008

EAST COAST ETHANOL, LLC
FORMERLY PALMETTO AGRI-FUELS, LLC FOR FINANCIAL REPORTING PURPOSES
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(unaudited)	(audited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,552,695	$639,355
Total Current Assets	7,552,695	639,355
PROPERTY AND EQUIPMENT
Office furniture & equipment	16,989	-
Less accumulated depreciation	(472)	-
	16,517	-

DEFERRED OFFERING COSTS	48,581	-

OTHER ASSETS	610,599	-

	$8,228,392	$639,355

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$245,632	$22,190
Total current liabilities	245,632	22,190

COMMITMENTS AND CONTINGENCIES (Note 3)

MEMBERS' EQUITY
Membership contributions, 2,180 and 158 units issued and outstanding, respectively	8,603,662	780,000
Deficit accumulated during the development stage	(620,902)	(162,835)
	7,982,760	617,165

	$8,228,392	$639,355

See Accompanying Notes to Financial Statements

EAST COAST ETHANOL, LLC
FORMERLY PALMETTO AGRI-FUELS, LLC FOR FINANCIAL REPORTING PURPOSES
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

	For the nine months ended September 30, 2007	For the period from August 4, 2006 (inception) ending December 31, 2006	For the period from August 4, 2006 (inception) ending September 30, 2007
	(unaudited)	(audited)	(unaudited)
Revenues	$-	$-	$-
Operating expenses
Organizational expenses	139,723	42,743	182,466
Start-up expenses	281,890	126,409	408,299
General and administrative expenses	97,548	142	97,690
Total	519,161	169,294	688,455
Operating loss	(519,161)	(169,294)	(688,455)
Other Income (expense)
Interest income	61,133	6,459	67,592
Interest expense	(39)	-	(39)
	61,094	6,459	67,553

Net loss	$(458,067)	$(162,835)	$(620,902)

Net loss per unit (Basis and Diluted)	$(924)	$(1,266)

Weighted average units outstanding	496	129

See Accompanying Notes to Financial Statements

EAST COAST ETHANOL, LLC
FORMERLY PALMETTO AGRI-FUELS, LLC FOR FINANCIAL REPORTING PURPOSES
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN MEMBERS' EQUITY

	Units	Members Equity
Members' equity at inception, August 4, 2006	-	$-

Contributed capital for 105 units at $4,927 per unit, August 2006	105	520,000
Contributed capital for 37 units at $4,927 per unit, September 2006	37	180,000
Contributed capital for 16 units at $4,927 per unit, October 2006	16	80,000

Net loss for the period ending December 31, 2006		(162,835)

Members' equity at December 31, 2006	158	617,165

Contributed capital for 134 units at $4,927 per unit, Apr 2007	134	660,000
Contributed capital for 188 units at $4,927 per unit, May 2007	188	925,000
Contributed capital for 57 units at $4,927 per unit, June 2007	57	280,000
Contributed capital for 10 units at $4,927 per unit, July 2007	10	50,000
Contributed capital for 10 units at $4,927 per unit, August 2007	10	50,000

Redemption of member's interests of 4 units at $2,956 per unit, January 2007	(4)	(12,000)
Redemption of members' interests of 8 units at $2,956 per unit, March 2007	(8)	(24,000)

Issuance of 545 member units at $3,737 per unit to Florida Ethanol, LLC, September 6, 1007	545	2,036,893

Issuance of 545 member units at $3,955 per unit to Mid Atlantic Ethanol, LLC, September 6, 1007	545	2,155,569

Issuance of 545 member units at $3,121 per unit to Atlantic Ethanol, LLC, September 6, 1007	545	1,702,200

Net loss for the nine months ended September 30, 2007		(458,067)

Members' equity at September 30, 2007	2,180	$7,982,760

See Accompanying Notes to Financial Statements

EAST COAST ETHANOL, LLC
FORMERLY PALMETTO AGRI-FUELS, LLC FOR FINANCIAL REPORTING PURPOSES
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	For the nine months ended September 30, 2007	For the period from August 4, 2006 (inception) ending December 31, 2006	For the period from August 4, 2006 (inception) ending September 30, 2007
	(unaudited)	(audited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(458,067)	$(162,835)	$(620,902)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	472		472
Changes in assets and liabilities:
Increase in other assets	(54,177)	-	(54,177)
Increase in accounts payable and accrued expenses	5,899	22,190	28,089

Net cash used in operating activities	(505,873)	(140,645)	(646,518)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash received on acquisiton of LLC's	5,538,794	-	5,538,794

Net cash used in investing activities	5,538,794	-	5,538,794

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of members equity	1,965,000	780,000	2,745,000
Expenditures for offering costs	(48,581)	-	(48,581)
Redemption of members' interests	(36,000)	-	(36,000)

Net cash provided by financing activities	1,880,419	780,000	2,660,419

Increase in cash and cash equivalents	6,913,340	639,355	7,552,695

Cash and cash equivalents, beginning of period	639,355	-	-

Cash and cash equivalents, end of period	$7,552,695	$639,355	$7,552,695

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Purchase of assets and liabilities of acquired entities for member units	$355,868	$-	$355,868

See Accompanying Notes to Financial Statements

EAST COAST ETHANOL, LLC
FORMERLY PALMETTO AGRI-FUELS, LLC FOR FINANCIAL REPORTING PURPOSES
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
(Information subsequent to December 31, 2006 is unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

EAST COAST ETHANOL, LLC, (a development stage limited liability company) previously known as Palmetto Agri-Fuels, LLC for financial reporting purposes, (the “Company”) is expected to be located at various sites in Georgia, Florida, South Carolina and North Carolina. The Company intends to develop four 110 million gallon corn-based ethanol plants in North Carolina, South Carolina, Georgia, and Florida for distribution within the southeast United States. Although subject to a number of uncertainties, the Company anticipates completing construction of all four plants in 2010. As of September 30, 2007 and December 31, 2006, the Company is in the development stage with its efforts being principally devoted to start-up, organizational, financing, site evaluation and due-diligence activities.

The Company was formally organized as a limited liability company on August 4, 2006.

On September 6, 2007, four limited liability companies were merged into a newly formed entity (East Coast Ethanol, LLC, a Delaware limited liability company). Effective upon the consummation of the merger, the four Limited Liability Companies (Palmetto Agri-Fuels, LLC (acquirer) and the acquired entities including Atlantic Ethanol, LLC, Mid Atlantic Ethanol, LLC, and Florida Ethanol, LLC) were dissolved. Accordingly, each of the membership interests in the predecessor entities was converted into a corresponding membership interest in East Coast Ethanol, LLC. Through membership ownership, ongoing management and board of director composition, Palmetto Agri-Fuels, LLC was deemed to be the acquiring entity for financial reporting purposes. As such, the financial statements of East Coast Ethanol, LLC reflect the operations of Palmetto Agri-Fuels, LLC from its inception (August 4, 2006) to date and the operations of the acquired entities from September 6, 2007 to date. The membership interests in Palmetto Agri-Fuels, LLC have been restated in these financial statements to reflect the membership interest ultimately received in East Coast Ethanol, LLC.

Basis of Presentation

The financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America require that management make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition

To date, no revenue has been earned. If the proposed construction is completed, the Company expects to recognize revenue from the production of ethanol when the revenue cycle is complete and the title transfers to customers, net of any allowance for estimated returns.

Property and Equipment

Property and equipment are stated at cost. Significant additions are capitalized, while expenditures for maintenance, repairs and minor renewals are charged to operations when incurred. Office furniture and equipment is depreciated over the estimated useful life of 3 to 5 years on a straight-line basis.

The Company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market value of the asset to the carrying amount of the asset.

Organization and start-up costs

Organization and start-up costs are expensed as incurred.

Deferred Offering Costs

Costs incurred related to the sale of membership units are recorded as deferred offering costs until the related units are issued or the offering is terminated. Upon issuance of units, these costs will be offset against the proceeds received; or if the equity financing does not occur, they will be expensed. Offering costs include direct and incremental costs related to the offering such as legal fees and related costs associated with the Company’s proposed sale of membership units.

Other Assets

The Company has entered into a retainer agreement for legal counsel with a law firm. As of September 30, 2007, the Company has an unused retainer balance of $44,799, of which $19,799 was refunded subsequent to September 30, 2007.

As of September 30, 2007, the Company has $65,000 of earnest money deposits related to purchase and option purchase contracts for real estate.

The Company has entered into a lease agreement for office space in Benson, North Carolina. As of September 30, 2007, the Company has a refundable lease deposit of $800.

The Company entered into a Letter of Intent with an entity in August 2007 to provide certain engineering and consulting services related to the proposed project near Jesup, Georgia. As of September 30, 2007, the Company has a non-refundable commitment fee (retainer) with this entity of $500,000.

Income Taxes

The Company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the Company’s taxable loss passes through to the members and is taxed at the member level. Accordingly, no income tax provision has been reflected in these financial statements. The differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organizational and start-up costs for tax purposes, where as these costs are expensed for financial statement purposes.

Concentration of Credit Risk

The Company maintains its accounts at one financial institution. At September 30, 2007 and December 31, 2006, the Company’s cash balances exceeded the amount insured by the Federal Deposit Insurance Corporation by approximately $7,367,000 and $539,000, respectively.

Net Loss per Membership Unit

For purposes of calculating basic and diluted net loss per member unit, units subscribed and issued are considered outstanding on the effective date of issue and are weighted by days outstanding. At September 30, 2007 and December 31, 2006, the Company had 2,180 and 158 equity units, respectively outstanding that would be considered unit equivalents for purposes of computing net loss per unit. Through September 30, 2007, the Company has not issued any potentially dilutive securities.

Unaudited Information

The accompanying interim financial information as of September 30, 2007 and the nine months ended September 30, 2007 were taken from the Company’s books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals), which are necessary to properly reflect the financial position of the Company as of September 30, 2007 and the results of operations for the nine months ended September 30, 2007.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which establishes principals and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS 141(R) is effective for our fiscal year commencing May 1, 2009. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS 141(R) on our results of operations and financial condition.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS 157 is intended to increase consistency and comparability among fair value estimates used in financial reporting. As such, SFAS 157 applies to all other accounting pronouncements that require (or permit) fair value measurements, except for the measurement of share-based payments. SFAS 157 does not apply to accounting standards that require (or permit) measurements that are similar to, but not intended to represent, fair value. Fair value, as defined in SFAS 157, is the price to sell an asset or transfer a liability and therefore represents an exit price, not an entry price. The exit price is the price in the principal market in which the reporting entity would transact. Further, that price is not adjusted for transaction costs. SFAS 157 is effective for fiscal years beginning November 15, 2007, and interim periods within those fiscal years. SFAS 157 will be applied prospectively as of the beginning of the fiscal year in which it is initially applied. The Company is currently assessing the impact of adoption of SFAS 157.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB 51. SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of the consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective for our fiscal year commencing May 1, 2009, including interim periods within that fiscal year. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS 160 on our results of operations and financial condition.

In July 2006, the FASB issued Interpretation 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109 (“FIN 48”). This interpretation clarifies the application of SFAS 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective for our fiscal year commencing October 1, 2007. As the Company is organized as a limited liability company, taxed as a partnership, and it earnings pass through to the members, no income tax provision is reflected in the financial statements. The Company does not expect the adoption of FIN 48 to have an impact on its results of operations or financial condition.

In September 2006, the Securities and Exchange Commission issues Staff Accounting Bulletin 108, “Considering Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of materiality assessment. The Company does not believe that the adoption of SAB 108 will have an impact on the financial statements.

NOTE 2. MEMBERSHIP EQUITY

As specified in the Company’s Operating Agreement, voting rights are one vote for each voting unit registered in the name of such Member as shown on the Membership Registration maintained by the Company.

Income and losses of the Company shall be allocated among the Members in proportion to each Member’s respective percentage of Units when compared with the total Units issued. The Company’s cash flow shall first be applied to the payment of the Company’s operating expenses (including debt service) and then to maintenance of adequate cash reserves as determined by the Board of Directors in its sole discretion, shall be distributed from time to time to the Members in proportion to their respective percentage Units. No member has the right to demand and receive any distribution from the Company other than in cash. No distribution shall be made if, as a result thereof, the Company would be in violation of any loan agreement, or if the Company’s total assets would be less than the sum of its total liabilities.

Transfer, disposition or encumbrance of membership units are subject to certain significant restrictions, including a restriction that prohibits disposals without the approval by the Board of Directors.

Initial investors purchased 158 units at $4,927 per unit in August through October 2006, and initial and additional investors purchased 387 units at $4,927 in April through August 2007. On September 6, 2007, East Coast Ethanol, LLC issued 545 units to the members of Atlantic Ethanol, LLC, Mid Atlantic Ethanol, LLC, and Florida Ethanol, LLC for a total of 2,180 units in a merger of the four entities.

NOTE 3. COMMITMENTS, CONTINGENCIES AND RELATED PARTIES

Development Stage Operations and Liquidity

The Company is in the development state and anticipates that the total cost of the organization, start-up, and to construct the four plants to be approximately $845,000,000. The Company’s ability to construct its ethanol plants and commence operations is dependent on raising sufficient debt and equity capital. If and when the plants are completed, its liquidity, results of operations and financial performance will be impacted by many variables, including the market price for commodities such as, but not limited to corn, ethanol and other energy commodities, as well as the market price for any co-products generated by the facilities and the cost of labor and other operating costs. It is also possible that changes to the United States Tax Code could affect the financial results of future operations.

Consulting Agreements and Contracts

The Company entered into a Memorandum of Understanding in 2007 with an entity pursuant to which this entity will assist in contracting negotiations with various service and product providers; assist in the planning of the Company’s equity marketing effort; assist with the securing of debt and equity financing for the commencement of construction of the plants; assist in the education of local lenders; and perform such other reasonably necessary duties as the Company may request for the timely and successful securing of debt and equity financing and commencement of construction of the plants. In exchange for these project development services, the Company has agreed to compensate this entity the following amounts:

•	An amount of $100 per hour plus expenses for services rendered at Company’s request; and

•
For each facility, a one-time payment of $750,000 upon the latter of the Company closing a loan, or otherwise securing funding necessary to complete the construction and operate the proposed facilities through start-up.

•	Within ninety days after the second through tenth full calendar year after startup of each facility, an amount equal to 2% of the net income of each facility.

There is no assurance that this entity will be able to successfully assist the Company in developing the Projects.

The Company has entered into several purchase contracts or option purchase contracts in connection with the purchase of real estate for contemplated ethanol plant construction. The contracts provide for initial and/or future earnest money payments at certain milestone dates. Total earnest money related to these contracts is $65,000 as of September 30, 2007. Subsequent to September 30, 2007, two contracts were terminated and $20,000 of earnest money was returned. Additionally, the Company has committed to pay $130,000 of additional earnest money through of 2009 related to contracts that have not been terminated. The total purchase price of the underlying properties under contract or option is approximately $8,071,000 as of September 30, 2007 on contracts or options that have not been terminated.

In 2007, the Company entered into several independent contractor agreements for an indefinite length of time with certain individuals, who are members, directors and/or officers of the Company. These individuals are to provide project development, management, and independent contractor services to the Company. The Company has agreed to compensate these individuals a monthly management and/or contract labor fees totaling approximately $69,900. During the nine months ended September 30, 2007 eleven individuals who are members, directors and/or officers of the Company have received approximately $139,700 of management and project development or contract labor non-employee compensation.

In February 2007, the Company entered into a lease agreement with an entity for office space and administrative services for $5,000 per month. This entity is owned by two members of the Company, and has received total office lease payments in 2007 of $40,000.

The Company has retained an accounting firm to provide accounting and financial services. This accounting firm is owned by a member, director, and Treasurer of the Company. This accounting firm has received $1,025 in fees in 2007 for accounting and consulting services.

The Company entered into a lease agreement in October 2006 to lease office space for a period of one year commencing November 1, 2006 with a monthly lease payment of $800 and a refundable deposit of $800.

The Company has entered into a continuous services agreement in July 2007 for engineering services with an entity for design, engineering and other professional services. These services are provided on an on-call, as needed basis, and the Agreement may be terminated with 30 days written notice. There is no obligation for payments other than for work performed and invoiced.

The Company has entered into an energy management agreement in July 2007 with an entity for consulting and energy management services for supplies of natural gas and electricity for the proposed project. The Agreement period ends twelve months after the project completion date. The agreement may be terminated with 60 days written notice. There is no obligation for payments other than for work performed and invoiced.

The Company has entered into a consulting agreement with an entity in March 2007 to provide certain geotechnical and environmental services as required. This agreement may be cancelled with written notice. There is no obligation for payments other than for work performed and invoiced.

The Company has entered into a consulting agreement with an entity in July 2007 to provide permitting application, wetlands mitigation and other environmental consulting services as requested. This agreement may be cancelled with written notice. There is no obligation for payments other than for work performed and invoiced.

NOTE 4. SUBSEQUENT EVENTS

The Company has entered into a Purchase and Sale Agreement with The Trust U/W of Normal P. Tuttle by for the purchase of approximately 106 acres of land in Selma, Johnston County, North Carolina with the payment of a refundable earnest money deposit of $10,000 and a non-refundable earnest money deposit of $5,000 subsequent to September 30, 2007. In January 2008, the Company withdrew from this agreement resulting in a forfeiture of the non-refundable earnest money deposit of $5,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Florida Ethanol, LLC

We have audited the balance sheet of Florida Ethanol, LLC (a development stage company) as of December 31, 2006, and the related statements of operations, members’ equity and cash flows for the period from inception (June 6, 2006) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Ethanol, LLC as of December 31, 2006, and the results of its operations and its cash flows for the period from inception (June 6, 2006) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

HEIN & ASSOCIATES LLP

Denver, Colorado
January 28, 2008

FLORIDA ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	September 5, 2007	December 31, 2006
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,053,976	$318,400
Total Current Assets	2,053,976	318,400
PROPERTY AND EQUIPMENT
Office furniture & equipment	11,389	-
Less accumulated depreciation	(1,421)	-
	9,968	-
OTHER ASSETS	23,400	22,550

	$2,087,344	$340,950

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$50,451	$39,291
Total current liabilities	50,451	39,291

COMMITMENTS AND CONTINGENCIES (Note 3)

MEMBERS' EQUITY
Membership contributions, 7,230 and 1,380 units issued and outstanding, respectively	2,415,730	465,730
Deficit accumulated during the development stage	(378,837)	(164,071)
	2,036,893	301,659

	$2,087,344	$340,950

See Accompanying Notes to Financial Statements

FLORIDA ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

	For the period from January 1, 2007 through September 5, 2007	For the period from June 6, 2006 (inception) through December 31, 2006	For the period from June 6, 2006 (inception) through September 5, 2007
	(unaudited)	(audited)	(unaudited)
Revenues	$-	$-	$-
Operating expenses
Organizational expenses	-	12,421	12,421
Start-up expenses	200,776	160,425	361,201
General and administrative expenses	53,417	31	53,448
Total	254,193	172,877	427,070
Operating loss	(254,193)	(172,877)	(427,070)

Other Income (expense)
Interest income	39,427	8,806	48,233
	39,427	8,806	48,233

Net loss	$(214,766)	$(164,071)	$(378,837)

Net loss per unit (Basis and Diluted)	$(48)	$(115)

Weighted average units outstanding	4,492	1,422

See Accompanying Notes to Financial Statements

FLORIDA ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN MEMBERS' EQUITY

	Units	Members Equity
Members' equity at inception, June 6, 2006	-	$-

Contributed capital for 1,440 units at $333 per unit, June 2006	1,440	480,000

Redemption of member's interest of 60 units at $238 per unit, December 2006	(60)	(14,270)

Net loss for the period ending December 31, 2006		(164,071)

Members' equity at December 31, 2006	1,380	301,659

Contributed capital for 765 units at $333 per unit, March 2007	765	255,000
Contributed capital for 3,472 units at $333 per unit, April 2007	3,472	1,157,500
Contributed capital for 1,178 units at $333 per unit, May 2007	1,178	392,500
Contributed capital for 435 units at $333 per unit, June 207	435	145,000

Net loss for the period ending September 5, 2007		(214,766)

Members' equity at September 5, 2007	7,230	$2,036,893

See Accompanying Notes to Financial Statements

FLORIDA ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	For the period from January 1, 2007 through September 5, 2007	For the period from June 6, 2006 (inception) through December 31, 2006	For the period from June 6, 2006 (inception) through September 5, 2007
	(unaudited)	(audited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(214,766)	$(164,071)	$(378,837)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	1,421	-	1,421
Changes in assets and liabilities:			-
Increase in other assets	(850)	(22,550)	(23,400)
Increase in accounts payable and accrued expenses	11,160	39,291	50,451

Net cash used in operating activities	(203,035)	(147,330)	(350,365)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(11,389)	-	(11,389)

Net cash used in investing activities	(11,389)	-	(11,389)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of members equity	1,950,000	480,000	2,430,000

Redemption of member's interest	-	(14,270)	(14,270)

Net cash provided by financing activities	1,950,000	465,730	2,415,730

Increase in cash and cash equivalents	1,735,576	318,400	2,053,976

Cash and cash equivalents, beginning of period	318,400	-	-

Cash and cash equivalents, end of period	$2,053,976	$318,400	$2,053,976

See Accompanying Notes to Financial Statements

FLORIDA ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
(Information subsequent to December 31, 2006 is unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

FLORIDA ETHANOL, LLC, (a development stage limited liability company) (the “Company”) is expected to be located in Jackson County, Florida. The Company intends to construct a 110 million gallon corn-based ethanol plant with distribution within the southeast United States. Although subject to a number of uncertainties, the Company anticipates completing construction during 2010. As of September 5, 2007 and December 31, 2006, the Company is in the development stage with its efforts being principally devoted to organizational, financing, site evaluation and due-diligence, and start-up activities. (See Note 4)

The Company was formally organized as a limited liability company on June 6, 2006.

Basis of Presentation

The financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America require that management make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition

To date no revenue has been earned. If the proposed construction is completed, the Company expects to recognize revenue from the production of ethanol when the revenue cycle is complete and the title transfers to customers, net of any allowance for estimated returns.

Property and Equipment

Property and equipment are stated at cost. Significant additions are capitalized, while expenditures for maintenance, repairs and minor renewals are charged to operations when incurred. Office furniture and equipment is depreciated over the estimated useful life of 3 to 5 years on a straight-line basis.

The Company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market value of the asset to the carrying amount of the asset.

Organization and start-up costs

Organization and start-up costs are expensed as incurred.

Other Assets

The Company has entered into a retainer agreement for legal counsel with a law firm. As of September 5, 2007 and December 31, 2006, the Company has an unused retainer balance of $3,400 and $22,250, respectively.

As of September 5, 2007, the Company has $20,000 of earnest money deposits related to purchase and option purchase contracts for real estate. (See Note 3)

Income Taxes

The Company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the Company’s taxable loss passes through to the members and is taxed at the member level. Accordingly, no income tax provision has been reflected in these financial statements. The differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organizational and start-up costs for tax purposes, where as these costs are expensed for financial statement purposes.

Concentration of Credit Risk

The Company maintains its accounts at one financial institution. At September 5, 2007 and December 31, 2006, the Company’s cash balances exceeded the amount insured by the Federal Deposit Insurance Corporation by approximately $1,954,000 and $218,000, respectively.

Net Loss per Membership Unit

For purposes of calculating basic and diluted net loss per member unit, units subscribed and issued are considered outstanding on the effective date of issue and are weighted by days outstanding. At September 5, 2007 and December 31, 2006, the Company had 7,230 and 1,380 equity units, respectively outstanding that would be considered unit equivalents for purposes of computing net loss per unit.

Unaudited Information

The accompanying interim financial information as of September 5, 2007 and the period from January 1, 2007 through September 5, 2007 were taken from the books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals), which are necessary to properly reflect the financial position of the Company as of September 5, 2007 and the results of operations for the period from January 1, 2007 through September 5, 2007.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which establishes principals and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS 141(R) is effective for our fiscal year commencing May 1, 2009. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS 141(R) on our results of operations and financial condition.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS 157 is intended to increase consistency and comparability among fair value estimates used in financial reporting. As such, SFAS 157 applies to all other accounting pronouncements that require (or permit) fair value measurements, except for the measurement of share-based payments. SFAS 157 does not apply to accounting standards that require (or permit) measurements that are similar to, but not intended to represent, fair value. Fair value, as defined in SFAS 157, is the price to sell an asset or transfer a liability and therefore represents an exit price, not an entry price. The exit price is the price in the principal market in which the reporting entity would transact. Further, that price is not adjusted for transaction costs. SFAS 157 is effective for fiscal years beginning November 15, 2007, and interim periods within those fiscal years. SFAS 157 will be applied prospectively as of the beginning of the fiscal year in which it is initially applied. The Company is currently assessing the impact of adoption of SFAS 157.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB 51. SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of the consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective for our fiscal year commencing May 1, 2009, including interim periods within that fiscal year. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS 160 on our results of operations and financial condition.

In July 2006, the FASB issued Interpretation 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109 (“FIN 48”). This interpretation clarifies the application of SFAS 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective for our fiscal year commencing October 1, 2007. As the Company is organized as a limited liability company, taxed as a partnership, and it earnings pass through to the members, no income tax provision is reflected in the financial statements. The Company does not expect the adoption of FIN 48 to have an impact on its results of operations or financial condition.

In September 2006, the Securities and Exchange Commission issues Staff Accounting Bulletin 108, “Considering Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of materiality assessment. The Company does not believe that the adoption of SAB 108 will have an impact on the financial statements.

NOTE 2. MEMBERSHIP EQUITY

As specified in the Company’s Operating Agreement, voting rights are one vote for each voting unit registered in the name of such Member as shown on the Membership Registration maintained by the Company.

Income and losses of the Company shall be allocated among the Members in proportion to each Member’s respective percentage of Units when compared with the total Units issued. The Company’s cash flow shall first be applied to the payment of the Company’s operating expenses (including debt service) and then to maintenance of adequate cash reserves as determined by the Board of Directors in its sole discretion, shall be distributed from time to time to the Members in proportion to their respective percentage Units. No member has the right to demand and receive any distribution from the Company other than in cash. No distribution shall be made if, as a result thereof, the Company would be in violation of any loan agreement, or if the Company’s total assets would be less than the sum of its total liabilities.

Transfer, disposition or encumbrance of membership units are subject to certain significant restrictions, including a restriction that prohibits disposals without the approval by the Board of Directors.

Initial investors purchased 1,380 units at $333.33 per unit in May through July 2006, and initial and additional investors purchased 5,850 units at $333.33 per unit in March through June 2007.

NOTE 3. COMMITMENTS, CONTINGENCIES AND RELATED PARTIES

Development Stage Operations and Liquidity

The Company is in the development state and anticipates that the total cost of the organization, start-up, and to construct the plant to be approximately $220,000,000. If and when the plant is completed, its liquidity, results of operations and financial performance will be impacted by many variables, including the market price for commodities such as, but not limited to corn, ethanol and other energy commodities, as well as the market price for any co-products generated by the facility and the cost of labor and other operating costs. It is also possible that changes to the United States Tax Code could affect the financial results of future operations.

Consulting Agreements and Contracts

The Company has also entered into a Memorandum of Understanding with an entity pursuant to which this entity will assist in contracting negotiations with various service and product providers; assist the planning of the Company’s equity marketing effort; assist with the securing of debt financing for the commencement of construction of the Project; assist the education of local lenders; and perform such other reasonably necessary duties as the Company may request for the timely and successful securing of debt financing and commencement of construction of the project. In exchange for these project development services, the Company has agreed to pay this entity the following amounts:

•	A one-time non-refundable commitment fee of $50,000 upon execution of this Memorandum of Understanding;

•	A monthly retainer fee of $10,000 plus expenses for eleven consecutive months;

•	After the first anniversary of this Memorandum of Understanding, if still in effect, $100 per hour plus expenses for services rendered; and

•
As a project milestone, a one-time payment of $750,000 upon the latter of the Company closing a loan, or otherwise securing funding necessary to complete the construction and operate the proposed facility through start-up.

There is no assurance that this entity will be able to successfully assist the Company in developing the project.

The Company has entered into two purchase contracts in connection with the purchase of real estate for contemplated ethanol plant construction. The contracts provide for initial and/or future earnest money payments at certain milestone dates. Total earnest money related to these contracts is $20,000 as of September 5, 2007. Subsequent to September 5, 2007, one contract was terminated and $10,000 of earnest money was returned. The purchase contract not terminated requires the payment of $50,000 of additional earnest money through 2008. The total purchase price of the underlying property under the remaining contract is approximately $2,072,000 as of September 5, 2007.

In 2007, the Company entered into consulting agreements for an indefinite period of time with certain individuals who are members and/or directors of the Company. These individuals are to provide project development, management, and administrative services to the Company. The Company has agreed to compensate these individuals a monthly management and/or consulting fee totaling approximately $12,500. Total payments for these services in 2007 and 2006 totaled $60,000 and $0, respectively.

The Company entered into a lease agreement on January 1, 2007 to lease office space for a period of one year with a monthly lease payment of $700

The Company has entered into a continuous services agreement in July 2007 for engineering services with an entity for design, engineering and other professional services. These services are provided on an on-call, as needed basis, and the Agreement may be terminated with 30 days written notice. There is no obligation for payments other than for work performed and invoiced.

The Company has entered into an energy management agreement in July 2007 with an entity for consulting and energy management services for supplies of natural gas and electricity for the proposed project. The agreement period ends twelve months after the project completion date. The agreement may be terminated with 60 days written notice.  There is no obligation for payments other than for work performed and invoiced.

NOTE 4. SUBSEQUENT EVENTS

Effective September 6, 2007, the Board of Directors of the Company agreed to merge the Company and three other development stage ethanol plant-related entities to create a new limited liability company, East Coast Ethanol, LLC, registered in the State of Delaware. The transaction involved the exchange of existing member units in the Company for 545 units of East Coast Ethanol, LLC units distributed in proportion to each member’s share of original units of the Company resulting in a 25% equity ownership percentage of East Coast Ethanol, LLC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Mid-Atlantic Ethanol, LLC

We have audited the balance sheet of Mid-Atlantic Ethanol, LLC (a development stage company) as of December 31, 2006, and the related statements of operations, members’ equity and cash flows for the period from inception (May 17, 2006) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mid-Atlantic Ethanol, LLC as of December 31, 2006, and the results of its operations and its cash flows for the period from inception (May 17, 2006) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

HEIN & ASSOCIATES LLP

Denver, Colorado
January 28, 2008

MID ATLANTIC ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	September 5, 2007	December 31, 2006
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,232,036	$337,689
Accounts receivable	2,441	-
Total Current Assets	2,234,477	337,689
PROPERTY AND EQUIPMENT
Office furniture & equipment	8,946	8,946
Less accumulated depreciation	(1,925)	(214)
	7,021	8,732
OTHER ASSETS	28,022	24,746

	$2,269,520	$371,167

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$113,951	$17,996
Total current liabilities	113,951	17,996

COMMITMENTS AND CONTINGENCIES (Note 3)

MEMBERS' EQUITY
Membership contributions, 7,743 and 1,680 units issued and outstanding, respectively	2,581,000	580,000
Subscribed units, 60 units subscribed, not issued	-	(20,000)
Deficit accumulated during the development stage	(425,431)	(206,829)
	2,155,569	353,171

	$2,269,520	$371,167

See Accompanying Notes to Financial Statements

MID ATLANTIC ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

	For the period from January 1, 2007 through September 5, 2007	For the period from May 17, 2006 (inception) through December 31, 2006	For the period from May 17, 2006 (inception) through September 5, 2007
	(unaudited)	(audited)	(unaudited)
Revenues	$-	$-	$-
Operating expenses
Organizational expenses	-	18,363	18,363
Start-up expenses	136,599	180,901	317,500
General and administrative expenses	128,125	18,074	146,199
Total	264,724	217,338	482,062

Operating loss	(264,724)	(217,338)	(482,062)

Other Income (expense)
Interest income	46,122	10,509	56,631
	46,122	10,509	56,631

Net loss	$(218,602)	$(206,829)	$(425,431)

Net loss per unit (Basis and Diluted)	$(38)	$(139)

Weighted average units outstanding	5,829	1,487

See Accompanying Notes to Financial Statements

MID ATLANTIC ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN MEMBERS' EQUITY

	Units	Members Equity
Members' equity at inception, May 17, 2006	-	$-

Contributed capital for 300 units at $333 per unit, May 2006	300	100,000
Contributed capital for 1,140 units at $333 per unit, June 2006	1,140	380,000
Contributed capital for 300 units at $333 per unit, July 2006	300	100,000
Subscribed units, 60 units subscribed, not issued at $333 per unit, December 2006	(60)	(20,000)

Net loss for the period ending December 31, 2006		(206,829)

Members' equity at December 31, 2006	1,680	$353,171

Contributed capital for 960 units at $333 per unit, January 2007	960	320,000
Contributed capital for 1,410 units at $333 per unit, February 2007	1,410	470,000
Contributed capital for 1,245 units at $333 per unit, March 2007	1,245	415,000
Contributed capital for 801 units at $333 per unit, April 2007	801	267,000
Contributed capital for 1,317 units at $333 per unit, May 2007	1,317	439,000
Contributed capital for 330 units at $333 per unit, June 2007	330	110,000
Contributed capital for 285 units at $333 per unit, August 2007	285	95,000
Redemption of member interest of 285 units at $333 per unit, September 2007	(285)	(95,000)

Net loss for the period ending September 5, 2007		(218,602)

Members' equity at September 5, 2007	7,743	$2,155,569

See Accompanying Notes to Financial Statements

MID ATLANTIC ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	For the period from January 1, 2007 through September 5, 2007	For the period from May 17, 2006 (inception) through December 31, 2006	For the period from May 17, 2006 (inception) through September 5, 2007
	(unaudited)	(audited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(218,602)	$(206,829)	$(425,431)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	1,711	214	1,925
Changes in assets and liabilities:
Increase in accounts receivable	(2,441)		(2,441)
Increase in other assets	(3,276)	(24,746)	(28,022)
Increase in accounts payable and accrued expenses	95,955	17,996	113,951

Net cash used in operating activities	(126,653)	(213,365)	(340,018)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	(8,946)	(8,946)

Net cash used in investing activities	-	(8,946)	(8,946)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of members equity	2,116,000	560,000	2,676,000

Redemption of member interest	(95,000)	-	(95,000)

Net cash provided by financing activities	2,021,000	560,000	2,581,000

Increase in cash and cash equivalents	1,894,347	337,689	2,232,036

Cash and cash equivalents, beginning of period	337,689	-	-

Cash and cash equivalents, end of period	$2,232,036	$337,689	$2,232,036

See Accompanying Notes to Financial Statements

MID ATLANTIC ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
(Information subsequent to December 31, 2006 is unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

MID ATLANTIC ETHANOL, LLC, (a development stage limited liability company) (the “Company”) is expected to be located near Selma, North Carolina. The Company intends to construct a 110 million gallon corn-based ethanol plant with distribution within the southeast United States. Although subject to a number of uncertainties, the Company anticipates completing construction during 2010. As of September 5, 2007 and December 31, 2006, the Company is in the development stage with its efforts being principally devoted to organizational, financing, and start-up activities. (See Note 4)

The Company was formally organized as a limited liability company on May 17, 2006.

Basis of Presentation

The financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America require that management make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition

To date no revenue has been earned. If the proposed construction is completed, the Company expects to recognize revenue from the production of ethanol when the revenue cycle is complete and the title transfers to customers, net of any allowance for estimated returns.

Property and Equipment

Property and equipment are stated at cost. Significant additions are capitalized, while expenditures for maintenance, repairs and minor renewals are charged to operations when incurred. Office furniture and equipment is depreciated over the estimated useful life of 3 to 5 years on a straight-line basis.

The Company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market value of the asset to the carrying amount of the asset.

Organization and start-up costs

Organization and start-up costs are expensed as incurred.

Other Assets

The Company has entered into a retainer agreement for legal counsel with a law firm. As of September 5, 2007 and December 31, 2006, the Company has an unused retainer balance of $2,222 and $18,545, respectively.

The Company has entered into earnest money deposit agreements to establish options to purchase undeveloped land for a site for the proposed ethanol production facility. As of September 5, 2007 and December 31, 2006, the Company has refundable earnest money deposits of $25,000 and $5,000, respectively.

The Company has entered into a lease agreement for office space in Benson, North Carolina. As of September 5, 2007, the Company has a refundable lease deposit of $800.

Income Taxes

The Company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the Company’s taxable loss passes through to the members and is taxed at the member level. Accordingly, no income tax provision has been reflected in these financial statements. The differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organizational and start-up costs for tax purposes, where as these costs are expensed for financial statement purposes.

Concentration of Credit Risk

The Company maintains its accounts at one financial institution. At September 5, 2007 and December 31, 2006, the Company’s cash balances exceeded the amount insured by the Federal Deposit Insurance Corporation by approximately $2,132,000 and $238,000, respectively.

Net Loss per Membership Unit

For purposes of calculating basic and diluted net loss per member unit, units subscribed and issued are considered outstanding on the effective date of issue and are weighted by days outstanding. At September 5, 2007 and December 31, 2006, the Company had 7,743 and 1,680 equity units, respectively outstanding that would be considered unit equivalents for purposes of computing net loss per unit.

Unaudited Information

The accompanying interim financial information as of September 5, 2007 and the period from January 1, 2007 through September 5, 2007 were taken from the books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals), which are necessary to properly reflect the financial position of the Company as of September 5, 2007 and the results of operations for the period from January 1, 2007 through September 5, 2007.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which establishes principals and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS 141(R) is effective for our fiscal year commencing May 1, 2009. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS 141(R) on our results of operations and financial condition.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS 157 is intended to increase consistency and comparability among fair value estimates used in financial reporting. As such, SFAS 157 applies to all other accounting pronouncements that require (or permit) fair value measurements, except for the measurement of share-based payments. SFAS 157 does not apply to accounting standards that require (or permit) measurements that are similar to, but not intended to represent, fair value. Fair value, as defined in SFAS 157, is the price to sell an asset or transfer a liability and therefore represents an exit price, not an entry price. The exit price is the price in the principal market in which the reporting entity would transact. Further, that price is not adjusted for transaction costs. SFAS 157 is effective for fiscal years beginning November 15, 2007, and interim periods within those fiscal years. SFAS 157 will be applied prospectively as of the beginning of the fiscal year in which it is initially applied. The Company is currently assessing the impact of adoption of SFAS 157.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB 51. SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of the consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective for our fiscal year commencing May 1, 2009, including interim periods within that fiscal year. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS 160 on our results of operations and financial condition.

In July 2006, the FASB issued Interpretation 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109 (“FIN 48”). This interpretation clarifies the application of SFAS 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective for our fiscal year commencing October 1, 2007. As the Company is organized as a limited liability company, taxed as a partnership, and it earnings pass through to the members, no income tax provision is reflected in the financial statements. The Company does not expect the adoption of FIN 48 to have an impact on its results of operations or financial condition.

In September 2006, the Securities and Exchange Commission issues Staff Accounting Bulletin 108, “Considering Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of materiality assessment. The Company does not believe that the adoption of SAB 108 will have an impact on the financial statements.

NOTE 2. MEMBERSHIP EQUITY

As specified in the Company’s Operating Agreement, voting rights are one vote for each voting unit registered in the name of such Member as shown on the Membership Registration maintained by the Company.

Income and losses of the Company shall be allocated among the Members in proportion to each Member’s respective percentage of Units when compared with the total Units issued. The Company’s cash flow shall first be applied to the payment of the Company’s operating expenses (including debt service) and then to maintenance of adequate cash reserves as determined by the Board of Directors in its sole discretion, shall be distributed from time to time to the Members in proportion to their respective percentage Units. No member has the right to demand and receive any distribution from the Company other than in cash. No distribution shall be made if, as a result thereof, the Company would be in violation of any loan agreement, or if the Company’s total assets would be less than the sum of its total liabilities.

Transfer, disposition or encumbrance of membership units are subject to certain significant restrictions, including a restriction that prohibits disposals without the approval by the Board of Directors.

Initial investors purchased 1,680 units at $333.33 per unit in May through July 2006, and initial and additional investors purchased 6,063 units at $333.33 per unit in January through June 2007.

NOTE 3. COMMITMENTS, CONTINGENCIES AND RELATED PARTIES

Development Stage Operations and Liquidity

The Company is in the development state and anticipates that the total cost of the organization, start-up, and to construct the plant to be approximately $220,000,000. If and when the plant is completed, its liquidity, results of operations and financial performance will be impacted by many variables, including the market price for commodities such as, but not limited to corn, ethanol and other energy commodities, as well as the market price for any co-products generated by the facility and the cost of labor and other operating costs. It is also possible that changes to the United States Tax Code could affect the financial results of future operations.

Consulting Agreements and Contracts

The Company has also entered into a Memorandum of Understanding in 2006 with an entity pursuant to which this entity will assist in contracting negotiations with various service and product providers; assist the planning of the Company’s equity marketing effort; assist with the securing of debt financing for the commencement of construction of the project; assist the education of local lenders; and perform such other reasonably necessary duties as the Company may request for the timely and successful securing of debt financing and commencement of construction of the project. In exchange for these project development services, the Company has agreed to pay this entity the following amounts:

•	A one-time non-refundable commitment fee of $50,000 upon execution of this Memorandum of Understanding;

•	A monthly retainer fee of $10,000 plus expenses for eleven consecutive months;

•	After the first anniversary of this Memorandum of Understanding, if still in effect, $100 per hour plus expenses for services rendered; and

•
As a project milestone, a one-time payment of $750,000 upon the latter of the Company closing a loan, or otherwise securing funding necessary to complete the construction and operate the proposed facility through start-up.

There is no assurance that this entity will be able to successfully assist the Company in developing the project.

The Company entered into a lease agreement on October 24, 2006 to lease office space for a period of one year commencing November 1, 2006 with a monthly lease payment of $800 and a refundable deposit of $800.

The Company entered into an Independent Contractor Agreement on July 23, 2007 with a member of the Company to provide business development and office management services to the Company. The Agreement provides non-employee compensation of $35,000 annually in monthly installments of $2,917 for a period of twelve months unless otherwise terminated. As of September 5, 2007, the Company has paid this member $4,778 for non-employment contract labor services.

The Company entered into an Independent Contractor Agreement on April 11, 2007 with a member, director, and officer of the Company to provide management services for the Company. The Agreement provides monthly non-employee management compensation of $10,000 for a period of twelve months unless otherwise terminated. As of September 5, 2007, the Company has paid this member, director, and officer $50,000 for non-employee management services.

The Company entered into a Letter of Intent on August 15, 2006 with an entity to purchase land in Selma, Johnston County, North Carolina as a site for the proposed project. An earnest money deposit of $5,000 was paid as part of the Letter of Intent. This deposit was refunded subsequent to September 5, 2007.

The Company entered into a Purchase and Sale Agreement on March 29, 2007 with an entity to purchase property near Linden, Harnett County, North Carolina with an earnest money deposit of $20,000. This earnest money was forfeited subsequent to September 5, 2007 with the expiration of the terms of the Agreement.

The Company has retained an accounting firm to provide accounting and financial services. This accounting firm is owned by a member, director, and Treasurer of the Company. As of September 5, 2007 and December 31, 2006, the Company had paid $18,276 and $8,350, respectively, to this accounting firm.

NOTE 4. SUBSEQUENT EVENTS

Effective September 6, 2007, the Board of Directors of the Company agreed to merge the Company with three other development stage ethanol plant-related entities to form a new limited liability company, East Coast Ethanol, LLC, registered in the State of Delaware. The transaction involved the exchange of existing member units in the Company for 545 units of East Coast Ethanol, LLC units distributed in proportion to each member’s share of original units of the Company resulting in a 25% equity ownership percentage of East Coast Ethanol, LLC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Atlantic Ethanol, LLC

We have audited the balance sheet of Atlantic Ethanol, LLC (a development stage company) as of December 31, 2006, and the related statements of operations, members’ equity and cash flows for the period from inception (May 2, 2006) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Ethanol, LLC as of December 31, 2006, and the results of its operations and its cash flows for the period from inception (May 2, 2006) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

HEIN & ASSOCIATES LLP

Denver, Colorado
January 28, 2008

ATLANTIC ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	September 5, 2007	December 31, 2006
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,252,782	$397,385
Total Current Assets	1,252,782	397,385
OTHER ASSETS	505,000	17,824

	$1,757,782	$415,209

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$55,582	$23,390
Total current liabilities	55,582	23,390

COMMITMENTS AND CONTINGENCIES (Note 3)

MEMBERS' EQUITY
Membership contributions, 6,300 and 1,680 units issued and outstanding, respectively	2,100,000	560,000
Deficit accumulated during the development stage	(397,800)	(168,181)
	1,702,200	391,819

	$1,757,782	$415,209

See Accompanying Notes to Financial Statements

ATLANTIC ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

	For the period from January 1, 2007 through September 5, 2007	For the period from May 2, 2006 (inception) through December 31, 2006	For the period from May 2, 2006 (inception) through September 5, 2007
	(unaudited)	(audited)	(unaudited)
Revenues	$-	$-	$-
Operating expenses
Organizational expenses	-	30,513	30,513
Start-up expenses	262,391	149,451	411,842
General and administrative expenses	17,621	162	17,783
Total	280,012	180,126	460,138

Operating loss	(280,012)	(180,126)	(460,138)

Other Income (expense)
Interest income	50,393	11,945	62,338
	50,393	11,945	62,338

Net loss	$(229,619)	$(168,181)	$(397,800)

Net loss per unit (Basis and Diluted)	$(41)	$(100)

Weighted average units outstanding	5,580	1,677

See Accompanying Notes to Financial Statements

ATLANTIC ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN MEMBERS' EQUITY

	Units	Members Equity
Members' equity at inception, May 2, 2006	-	$-

Contributed capital for 1,680 units at $333 per unit, May 2006	1,680	560,000

Net loss for the period ending December 31, 2006		(168,181)

Members' equity at December 31, 2006	1,680	$391,819

Contributed capital for 4,620 units at $333 per unit, February 2007	4,620	1,540,000

Net loss for the period ending September 5, 2007		(229,619)

Members' equity at September 5, 2007	6,300	$1,702,200

See Accompanying Notes to Financial Statements

ATLANTIC ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	For the period from January 1, 2007 through September 5, 2007	For the period from May 2, 2006 (inception) through December 31, 2006	For the period from May 2, 2006 (inception) through September 5, 2007
	(unaudited)	(audited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(229,619)	$(168,181)	$(397,800)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in assets and liabilities:
Increase in other assets	(487,176)	(17,824)	(505,000)
Increase in accounts payable and accrued expenses	32,192	23,390	55,582

Net cash used in operating activities	(684,603)	(162,615)	(847,218)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of members equity	1,540,000	560,000	2,100,000

Net cash provided by financing activities	1,540,000	560,000	2,100,000

Increase in cash and cash equivalents	855,397	397,385	1,252,782

Cash and cash equivalents, beginning of period	397,385	-	-

Cash and cash equivalents, end of period	$1,252,782	$397,385	$1,252,782

See Accompanying Notes to Financial Statements

ATLANTIC ETHANOL, LLC
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
(Information subsequent to December 31, 2006 is unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

ATLANTIC ETHANOL, LLC, (a development stage limited liability company) (the “Company”) is expected to be located near Jesup, Georgia. The Company intends to construct a 110 million gallon corn-based ethanol with distribution within the southeast United States. Although subject to a number of uncertainties, the Company anticipates completing construction during 2010. As of September 5, 2007 and December 31, 2006, the Company is in the development stage with its efforts being principally devoted to organizational, financing, and start-up activities.

The Company was formally organized as a limited liability company on May 2, 2006

Basis of Presentation

The financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America require that management make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition

To date no revenue has been earned. If the proposed construction is completed, the Company expects to recognize revenue from the production of ethanol when the revenue cycle is complete and the title transfers to customers, net of any allowance for estimated returns.

Property and Equipment

Property and equipment are stated at cost. Significant additions are capitalized, while expenditures for maintenance, repairs and minor renewals are charged to operations when incurred. Office furniture and equipment is depreciated over the estimated useful life of 3 to 5 years on a straight-line basis.

The Company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market value of the asset to the carrying amount of the asset.

Organization and start-up costs

Organization and start-up costs are expensed as incurred.

Other Assets

The Company has entered into a retainer agreement for legal counsel with a law firm. As of September 5, 2007 and December 31, 2006, the Company has an unused retainer balance of $0 and $17,824, respectively.

The Company entered into a Letter of Intent with an entity in August 2007 to provide certain engineering and consulting services related to the proposed project near Jesup, Georgia. As of September 5, 2007, the Company has a non-refundable commitment fee (retainer) with this entity of $500,000.

The Company entered into an Option Agreement in July 2007 with an entity to purchase approximately 180 acres in Wayne County, Georgia. As of September 5, 2007, the Company has an earnest money deposit with the entity of $5,000. As of September 30, 2007, no future earnest money deposits are required nor is any purchase price stated in the Agreement.

Income Taxes

The Company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the Company’s taxable loss passes through to the members and is taxed at the member level. Accordingly, no income tax provision has been reflected in these financial statements. The differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organizational and start-up costs for tax purposes, where as these costs are expensed for financial statement purposes.

Concentration of Credit Risk

The Company maintains its accounts at one financial institution. At September 5, 2007 and December 31, 2006, the Company’s cash balances exceeded the amount insured by the Federal Deposit Insurance Corporation by approximately $1,153,000 and $297,000, respectively.

Net Loss per Membership Unit

For purposes of calculating basic and diluted net loss per member unit, units subscribed and issued are considered outstanding on the effective date of issue and are weighted by days outstanding. At September 5, 2007 and December 31, 2006, the Company had 6,300 and 1,680 equity units, respectively outstanding that would be considered unit equivalents for purposes of computing net loss per unit.

Unaudited Information

The accompanying interim financial information as of September 5, 2007 and the period from January 1, 2007 through September 5, 2007 were taken from the books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals), which are necessary to properly reflect the financial position of the Company as of September 5, 2007 and the results of operations for the period from January 1, 2007 through September 5, 2007.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which establishes principals and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS 141(R) is effective for our fiscal year commencing May 1, 2009. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS 141(R) on our results of operations and financial condition.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS 157 is intended to increase consistency and comparability among fair value estimates used in financial reporting. As such, SFAS 157 applies to all other accounting pronouncements that require (or permit) fair value measurements, except for the measurement of share-based payments. SFAS 157 does not apply to accounting standards that require (or permit) measurements that are similar to, but not intended to represent, fair value. Fair value, as defined in SFAS 157, is the price to sell an asset or transfer a liability and therefore represents an exit price, not an entry price. The exit price is the price in the principal market in which the reporting entity would transact. Further, that price is not adjusted for transaction costs. SFAS 157 is effective for fiscal years beginning November 15, 2007, and interim periods within those fiscal years. SFAS 157 will be applied prospectively as of the beginning of the fiscal year in which it is initially applied. The Company is currently assessing the impact of adoption of SFAS 157.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB 51. SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of the consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective for our fiscal year commencing May 1, 2009, including interim periods within that fiscal year. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS 160 on our results of operations and financial condition.

In July 2006, the FASB issued Interpretation 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109 (“FIN 48”). This interpretation clarifies the application of SFAS 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective for our fiscal year commencing October 1, 2007. As the Company is organized as a limited liability company, taxed as a partnership, and it earnings pass through to the members, no income tax provision is reflected in the financial statements. The Company does not expect the adoption of FIN 48 to have an impact on its results of operations or financial condition.

In September 2006, the Securities and Exchange Commission issues Staff Accounting Bulletin 108, “Considering Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of materiality assessment. The Company does not believe that the adoption of SAB 108 will have an impact on the financial statements.

NOTE 2. MEMBERSHIP EQUITY

As specified in the Company’s Operating Agreement, voting rights are one vote for each voting unit registered in the name of such Member as shown on the Membership Registration maintained by the Company.

Income and losses of the Company shall be allocated among the Members in proportion to each Member’s respective percentage of Units when compared with the total Units issued. The Company’s cash flow shall first be applied to the payment of the Company’s operating expenses (including debt service) and then to maintenance of adequate cash reserves as determined by the Board of Directors in its sole discretion, shall be distributed from time to time to the Members in proportion to their respective percentage Units. No member has the right to demand and receive any distribution from the Company other than in cash. No distribution shall be made if, as a result thereof, the Company would be in violation of any loan agreement, or if the Company’s total assets would be less than the sum of its total liabilities.

Transfer, disposition or encumbrance of membership units are subject to certain significant restrictions, including a restriction that prohibits disposals without the approval by the Board of Directors.

Initial investors purchased 1,680 units at $333.33 per unit in April through May 2006, and purchased 4,620 additional units at $333.33 per unit in February 2007.

NOTE 3. COMMITMENTS, CONTINGENCIES AND RELATED PARTIES

Development Stage Operations and Liquidity

The Company is in the development stage and anticipates that the total cost of the organization, start-up, and to construct the plant to be approximately $210,000,000. If and when the plant is completed, its liquidity, results of operations and financial performance will be impacted by many variables, including the market price for commodities such as, but not limited to corn, ethanol and other energy commodities, as well as the market price for any co-products generated by the facility and the cost of labor and other operating costs. It is also possible that changes to the United States Tax Code could affect the financial results of future operations.

Consulting Agreements and Contracts

The Company has also entered into a Memorandum of Understanding with an entity in May 2006 pursuant to which this entity will assist in contracting negotiations with various service and product providers; assist the planning of the Company’s equity marketing effort; assist with the securing of debt financing for the commencement of construction of the project; assist the education of local lenders; and perform such other reasonably necessary duties as the Company may request for the timely and successful securing of debt financing and commencement of construction of the project. In exchange for these project development services, the Company has agreed to pay this entity the following amounts:

•	A one-time commitment f non-refundable commitment fee of $50,000 upon execution of this Memorandum of Understanding;

•	A monthly retainer fee of $7,500 plus expenses for eleven consecutive months;

•	After the first anniversary of this Memorandum of Understanding, if still in effect, $100 per hour plus expenses for services rendered; and

•
As a project milestone, a one-time payment of $750,000 upon the latter of the Company closing a loan, or otherwise securing funding necessary to complete the construction and operate the proposed facility through start-up.

There is no assurance that this entity will be able to successfully assist the Company in developing the project.

The Company has entered into an Option Agreement with an entity in July 2007 regarding the exclusive option to purchase of approximately 180 acres in Wayne County, Georgia. As of September 5, 2007, the Company has an earnest money deposit with the entity of $5,000. As of September 30, 2007, there is no future earnest money deposits required and no purchase price stated in the Agreement.

The Company has entered into a consulting agreement with an entity in March 2007 to provide certain geotechnical and environmental services as required. This agreement may be cancelled with written notice. There is no obligation for payments other than for work performed and invoiced.

The Company has entered into a consulting agreement with an entity in July 2007 to provide permitting application, wetlands mitigation and other environmental consulting services as requested. This agreement may be cancelled with written notice. There is no obligation for payments other than for work performed and invoiced.

The Company entered into a project development and consulting agreement with a member of the Company in April 2007 to provide project development and management services to the Company. The Company has agreed to compensate this member a monthly non-employee management fee of $10,000 for the period May through August 2007.

NOTE 4. SUBSEQUENT EVENTS

Effective September 6, 2007, the Board of Directors of the Company agreed to merge the Company with three other development stage ethanol plant-related entities to form a new limited liability company, East Coast Ethanol, LLC, registered in the State of Delaware. The transaction involved the exchange of existing member units in the Company for 545 units of East Coast Ethanol, LLC units distributed in proportion to each member’s share of original units of the Company resulting in a 25% equity ownership percentage of East Coast Ethanol, LLC.

EAST COAST ETHANOL, LLC
FORMERLY PALMETTO AGRI-FUELS, LLC FOR FINANCIAL REPORTING PURPOSES
(A DEVELOPMENT STAGE COMPANY)
Pro Forma Combined Financial Statement

On September 6, 2007, four limited liability companies were merged into a newly formed entity (East Coast Ethanol, LLC, a Delaware limited liability company). Effective upon the consummation of the merger, the four Limited Liability Companies (Palmetto Agri-Fuels, LLC (acquirer) and the acquired entities including Atlantic Ethanol, LLC, Mid Atlantic Ethanol, LLC, and Florida Ethanol, LLC) were dissolved. Accordingly, each of the membership interests in the predecessor entities was converted into a corresponding membership interest in East Coast Ethanol, LLC. Each entity received 25% of the membership units distributed by East Coast Ethanol, LLC, which were ultimately distributed to each of the entity’s members based on the member’s proportionate interest in each entity. The merger is considered a recapitalization of development stage companies, and as such, all assets and liabilities of the acquired entities were recorded at their historical costs by East Coast Ethanol, LLC on the date of acquisition. Through membership ownership, ongoing management and board of director composition, Palmetto Agri-Fuels, LLC was deemed to be the acquiring entity for financial reporting purposes.

The unaudited pro forma combined statements of operations have been prepared assuming the acquisition occurred as of the beginning of the periods presented. The accompanying unaudited pro forma combined statements of operations should be read in conjunction with the historical financial statements of East Coast Ethanol, LLC, Atlantic Ethanol, LLC, Mid Atlantic Ethanol, LLC and Florida Ethanol, LLC included elsewhere in this document.

PRO FORMA COMBINED STATEMENTS OF OPERATIONS FOR THE PERIOD FROM INCEPTION ENDING DECEMBER 31, 2006

	Florida Ethanol, LLC For the period from inception ending December 31, 2006		Mid Atlantic Ethanol, LLC For the period from inception ending December 31, 2006		Atlantic Ethanol, LLC For the period from inception ending December 31, 2006		East Coast Ethanol, LLC (formerly Palmetto Agri-Fuels, LLC) For the period from inception ending December 31, 2006	Pro Forma Combined
Revenue	$-		$-		$-		$-	$-
Operating expenses:
Organizational	12,421		18,363		30,513		42,743	104,040
Start-up	160,425		180,901		149,451		126,409	617,186
General and administrative	31		18,074		162		142	18,409
Total	172,877		217,338		180,126		169,294	739,635
Operating loss	(172,877)		(217,338)		(180,126)		(169,294)	(739,635)
Other income (expense):
Interest (expense), net	8,806		10,509		11,945		6,459	37,719
Other income (expense):	-		-		-		-	-
Total	8,806		10,509		11,945		6,459	37,719

Net loss	$(164,071)		$(206,829)		$(168,181)		$(162,835)	$(701,916)
Weighted average member units outstanding:
Basic	107	a	105	a	145	a	129	486
Diluted	107	a	105	a	145	a	129	486
Basic (loss) per member unit	$(1,533.00)		$(1,970.00)		$(1,160.00)		$(1,262.00)	$(1,444.00)

a	Weighted average number of units outstanding has been restated to reflect the new member units issued in the merger as of September 6, 2007

PRO FORMA COMBINED STATEMENTS OF OPERATIONS FOR THE PERIOD FROM JANUARY 1, 2007 THROUGH SEPTEMBER 30, 2007

	Florida Ethanol, LLC For the period from January 1, 2007 through September 5, 2007		Mid Atlantic Ethanol, LLC For the period from Janury 1, 2007 through September 5, 2007		Atlantic Ethanol, LLC For the period from January 1, 2007 through September 5, 2007		East Coast Ethanol, LLC (formerly Palmetto Agri-Fuels, LLC) For the period from January 1, 2007 September 30, 2007	Pro Forma Combined
Revenue	$-		$-		$-		$-	$-
Operating expenses:
Organizational	-		-		-		139,723	139,723
Start-up	200,776		136,599		262,391		281,890	881,656
General and administrative	53,417		128,125		17,621		97,548	296,711
Total	254,193		264,724		280,012		519,161	1,318,090
Operating loss	(254,193)		(264,724)		(280,012)		(519,161)	(1,318,090)
Other income (expense):
Interest (expense), net	39,427		46,122		50,393		61,094	197,036
Other income (expense):	-		-		-		-	-
Total	39,427		46,122		50,393		61,094	197,036

Net loss	$(214,766)		$(218,602)		$(229,619)		$(458,067)	$(1,121,054)
Weighted average member units outstanding:
Basic	339	a	410	a	483	a	496	1,728
Diluted	339	a	410	a	483	a	496	1,728
Basic (loss) per member unit	$(634.00)		$(533.00)		$(475.00)		$(924.00)	$(649.00)

a	Weighted average number of units outstanding has been restated to reflect the new member units issued in the merger as of September 6, 2007

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Directors and officers of East Coast Ethanol, LLC may be entitled to benefit from the indemnification provisions contained in the Company’s operating agreement and the Delaware Limited Liability Company Act. The general effect of these provisions is summarized below.

Our operating agreement provides that to the maximum extent permitted under the Delaware Limited Liability Company Act and any other applicable law, no member, director or officer of East Coast Ethanol, LLC shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member, director, officer or all of the foregoing. No director or officer of the Company shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such director or officer; provided that the provision shall not eliminate or limit the liability of a director or officer for the following: (1) for any breach of the duty of loyalty to the Company or its Members; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) for a transaction from which the director or officer derived an improper personal benefit or a wrongful distribution in violation of the Delaware Limited Liability Company Act. To the maximum extent permitted under the Delaware Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director or officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of the Company. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director or officer, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director or officer, including reasonable attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director or officer shall be indemnified by the Company in contradiction of the Delaware Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.

Generally, under Delaware law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, Delaware law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement provides. Our operating agreement does not impose personal liability on our members.

The principles of law and equity supplement the Delaware Limited Liability Company Act, unless displaced by particular provisions of the Act.

There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Nature of Offering Expense	Cost
Securities and Exchange Commission registration fee	$23,258.72
Legal fees and expenses	200,000.00
Accounting fees	125,000.00
Blue Sky filing fees	10,000.00
Printing expenses	75,000.00
Advertising	50,000.00
Miscellaneous expenses	66,741.28
Total	$550,000.00*

* All of the above items are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the time period beginning with the formation of East Coast Ethanol, LLC on July 27, 2007 and ending on September 6, 2007, we issued and sold 2,180 membership units to our seed capital investors at a purchase price of $5,000 per unit without registering the units with the Securities and Exchange Commission. As part of the merger of Florida Ethanol, LLC, Atlantic Ethanol, LLC, Mid Atlantic Ethanol, LLC and Palmetto Agri-Fuels, LLC, the members of these companies exchanged their membership units in their respective companies for East Coast Ethanol units.

The exchange of membership units was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The acquirers of our membership units made representations to us regarding their status as accredited investors as defined in Regulation D, or as investors with such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the investment (alone or with a purchaser representative), and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All acquirers were provided a private placement memorandum containing all material information concerning our company and the offering. The total amount of consideration for the securities issued by East Coast Ethanol, LLC was $10,900,000.

ITEM 27. EXHIBITS.

3.1	Certificate of Formation.

3.2	Operating Agreement.

4.1	Form of Membership Unit Certificate.

4.2	Form of Subscription Agreement.

4.3	Form of Escrow Agreement.

5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters.

8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters.

10.1	Letter of Intent dated January 28, 2008 between East Coast Ethanol, LLC and Fagen, Inc regarding the Jesup, Georgia ethanol project.

10.2	Letter of Intent dated January 28, 2008 between East Coast Ethanol, LLC and Fagen, Inc regarding the Campbellton, Florida ethanol project.

10.3	Letter of Intent dated January 28, 2008 between East Coast Ethanol, LLC and Fagen, Inc regarding the Chester, South Carolina ethanol project.

10.4	Real Estate Option Contract dated July 3, 2007 between Jackson County Development Council, Inc. and Michael Lister.

10.5	Assignment Agreement dated July 11, 2007 between Jackson County Development Council, Inc. and Florida Ethanol LLC.

10.6	Real Estate Option Contract dated September 12, 2007 between East Coast Ethanol, LLC and L&C Development Corporation.

10.7	Consulting Agreement dated September 1, 2007 between East Coast Ethanol, LLC and Randall Dean Hudson.

10.8	Consulting Agreement dated September 1, 2007 between East Coast Ethanol, LLC and Dennie K. Parrish.

10.9	Consulting Agreement dated September 1, 2007 between East Coast Ethanol, LLC and Leon Dupree Hatch, Jr.

10.10	Consulting Agreement dated September 1, 2007 between East Coast Ethanol, LLC and John F. Long.

23.1	Consent of Hein & Associates, LLP dated January 28, 2008.

23.2	Consent of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. (contained in Exhibit 5.1).

23.2	Consent of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. (contained in Exhibit 8.1).

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

(4) To determine the liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Columbia, State of South Carolina on January 28, 2008.

EAST COAST ETHANOL, LLC

Date: January 28, 2008	/s/ Randall Dean Hudson
Randall Dean Hudson
Chairman and Chief Executive Officer
(Principal Executive Officer)

Date: January 28, 2008	/s/ John F. Long
John F. Long
Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in their capacities and on the dates stated:

Date: January 28, 2008	/s/ Randall Dean Hudson
Randall Dean Hudson
Chairman and Chief Executive Officer
(Principal Executive Officer)

Date: January 28, 2008	/s/ Dennie K. Parish
Dennie K. Parrish
Vice Chairman and Vice President

Date: January 28, 2008	/s/ John F. Long
John F. Long
Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: January 28, 2008	/s/ Julius P. Thompson III
Julius P. Thompson III
Secretary and Director

Date: January 28, 2008	/s/ Roy Laurence Smith III
Roy Laurence Smith III, Director

Date: January 28, 2008	/s/ Leon Dupree Hatch, Jr.
Leon Dupree Hatch, Jr., Director

Date: January 28, 2008	/s/ Kenneth Dasher
Kenneth Dasher, Director

Date: January 28, 2008	/s/ Carlie McLamb, Jr.
Carlie McLamb, Jr., Director

Date: January 28, 2008	/s/ Linda Kunert
Linda Kunert, Director

Date: January 28, 2008	/s/ Brian Howell
Brian Howell, Director

Date: January 28, 2008	/s/ Oscar Harris
Oscar Harris, Director

Date: January 28, 2008	/s/ Larry Sampson
Larry Sampson , Director

Date: January 28, 2008	/s/ Jerry Barnes
Jerry Barnes, Director

Date: January 28, 2008	/s/ Theodore Henderson
Theodore Henderson, Director

Date: January 28, 2008	/s/ Randolph Gillespie
Randolph Gillespie Rogers, Director

Date: January 28, 2008	/s/ Johnny Shelley
Johnny Shelley, Director

Date: January 28, 2008	/s/ Jeffrey Glenn Lanier
Jeffrey Glenn Lanier, Director